                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-67929


                                                           PROSPECTUS SUPPLEMENT

                                         (TO PROSPECTUS DATED DECEMBER 10, 1998)

                                  $100,000,000

                              [LNR PROPERTY LOGO]

                   10 1/2% SENIOR SUBORDINATED NOTES DUE 2009
                           -------------------------
       We are offering $100,000,000 aggregate principal amount of our 10 1/2% Senior Subordinated Notes due 2009. The Notes include the terms set forth below. This prospectus supplement and the related prospectus include additional information on the terms of the Notes, including optional redemption prices and covenants.

       The Notes will mature on January 15, 2009. We will pay interest on the Notes on each January 15 and July 15, beginning on July 15, 1999.

       We may redeem all or some of the Notes beginning on January 15, 2004. We may also redeem up to 35% of the principal amount of the Notes sooner than that with the proceeds from public equity offerings.

       We will use the net proceeds of this offering to repay a portion of our existing debt.

       The Notes are our senior subordinated obligations, subordinated to our senior indebtedness. The Notes have the same payment priority as our 9 3/8% Senior Subordinated Notes due 2008.

       The Notes will not be listed on any securities exchange or included in any quotation system.

       The Notes will be offered on a firm commitment basis.
                           -------------------------
       SEE "RISK FACTORS," WHICH BEGINS ON PAGE S-16, FOR A DISCUSSION OF SOME PARTICULARLY IMPORTANT ITEMS WHICH YOU SHOULD CONSIDER.
                           -------------------------
       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

                                                            PER NOTE       TOTAL
                                                            --------    -----------
Public Offering Price.....................................  98.485%     $98,485,000
Underwriting Discounts and Commissions....................   2.250%     $ 2,250,000
Proceeds to Us (before expenses)..........................  96.235%     $96,235,000

                           -------------------------

       We expect that delivery of the Notes will be made on or about January 25, 1999 through the book entry facilities of The Depository Trust Company.
BT ALEX. BROWN
                   NATIONSBANC MONTGOMERY SECURITIES LLC
                                                       JEFFERIES & COMPANY, INC.
          The date of this prospectus supplement is January 20, 1999.

                          FORWARD-LOOKING INFORMATION

     We make forward-looking statements about our business in this prospectus supplement and in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in our forward-looking statements are reasonable, it is possible they will prove not to have been correct, particularly given the cyclical nature of the commercial real estate market. Among the factors which create uncertainties about our future performance are
(1) changes in interest rates, (2) changes in demand for commercial real estate nationally, in areas in which we own properties, or in areas in which properties securing mortgages we own are located, (3) international, national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (4) the cyclical nature of the commercial real estate business and (5) changes in markets for various types of real estate based securities.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following is a summary of some of the information in this prospectus supplement. It may not include all the information that is important to you. We urge you to read the entire document and our prospectus dated December 10, 1998.

     Lennar Corporation formed our company in June 1997 to separate Lennar's real estate investment and management businesses from its homebuilding business. In October 1997, Lennar distributed our stock to Lennar's stockholders in a tax-free spin-off. Activities that Lennar conducted, as our predecessor, of the type that we currently conduct are treated in this prospectus supplement as our own historical activities.

                            LNR PROPERTY CORPORATION

     We are a real estate investment and management company. We invest in commercial real estate. We also structure and make real estate related investments and, through our expertise in developing and managing properties, seek to enhance the value of those investments. We have been engaged in the development, ownership and management of commercial and multi-family residential properties since 1969. Our Chairman, Chief Executive Officer and President have worked together in our company for more than a decade. During our last five fiscal years, our revenues and EBITDA increased at compound annual growth rates of 27.7% and 30.4%, respectively. Revenues and EBITDA during the first nine months of our current fiscal year were $175.9 million and $122.3 million, respectively.

     Our real estate investment activities primarily consist of

     - developing and managing commercial and multi-family residential properties,

     - acquiring, managing and repositioning commercial and multi-family residential real estate loans and properties,

     - acquiring (often in partnership with financial institutions and real estate funds) and managing portfolios of real estate assets,

     - investing in unrated and non-investment grade rated commercial mortgage-backed securities, known as CMBS, as to which we have the right to be special servicer (i.e., to oversee workouts of underperforming and nonperforming loans) and

     - making high yielding real estate related loans and equity investments.

     We adjust our investment focus from time to time to adapt to changes in markets and phases of the real estate cycle.

     At August 31, 1998, our assets consisted of:

      TYPE OF ASSET          BOOK VALUE               DESCRIPTION/COMMENT
      -------------          ----------               -------------------
                            (IN MILLIONS)
Commercial properties....     $  785.2       Multi-family apartment buildings,
                                             office and industrial buildings,
                                             retail centers, hotels and land.
Real estate loans........        200.0       Primarily mortgage loans. Also
                                             includes loans to developers and
                                             builders, sometimes with profit
                                             participation.
Partnerships.............        196.3       Primarily 15 partnerships which
                                             acquired portfolios of loans and/or
                                             properties, including three
                                             partnerships investing in Japanese
                                             loan portfolios; and 10 partnership
                                             interests from the Affordable Housing
                                             Group acquisition. Also includes
                                             Lennar Land Partners, a land
                                             partnership with Lennar.
CMBS.....................        402.7       Unrated or non-investment grade rated
                                             tranches of CMBS pools acquired at
                                             significant discounts from face value,
                                             as to which we have the right to be
                                             special servicer and can seek to
                                             increase collections of underlying
                                             loans.
Cash and other assets....        224.4       Cash at August 31, 1998 consisted of
                              --------       $57.7 million of unrestricted cash and
                                             $78.0 million of restricted cash, of
                                             which $45.1 million was collateral for
                                             a letter of credit and $18.4 million
                                             was related to the acquisition of the
                                             Affordable Housing Group. Other assets
                                             primarily include tax receivables and
                                             accounts receivable.
          Total..........     $1,808.6
                              ========

                             COMPETITIVE STRENGTHS

     We believe the following competitive strengths contribute to our ability to grow and operate profitably:

REAL ESTATE DEVELOPMENT, MANAGEMENT AND WORKOUT EXPERIENCE

     We have developed, redeveloped, repositioned, owned and managed over 560 commercial and multi-family residential properties since 1969. They have included multi-family apartment buildings, office buildings, retail space, hotels, industrial space and land. We also have, over the past seven years, been responsible for workouts with regard to more than 7,800 real estate loans. Fitch IBCA, Inc., which rates CMBS special servicers on the basis of management team, organizational structure, operating history, workout and asset disposition experience and strategies, information systems, investor reporting capabilities and financial resources, has given us its highest rating. Based on industry sources, the CMBS as to which we had the right to assume the special servicing represented 17.6% and 12.8% of all the CMBS issued in 1996 and 1997. The experience we have gained in developing, owning and managing properties helps us to evaluate potential real estate investments (including asset by asset evaluations of properties underlying CMBS) and maximize proceeds from underperforming or nonperforming assets in which we acquire interests or which underly CMBS in which we invest. We believe our combination of real estate and financial experience gives us an advantage over competing investors who have financial, but not operating, experience.

DISCIPLINED INVESTMENT APPROACH

     We perform extensive due diligence before making investments in order to evaluate investment risks and opportunities and see whether we will be able to use our skills to enhance the value of the investments. For example, before bidding for a CMBS investment, we perform a property-by-property evaluation of the assets underlying the CMBS, including site visits, analyses of rent rolls, vacancy rates and tenant strength, and analyses of the real estate markets in which the properties are located. Our formalized pre-investment procedures allow our senior management to exercise significant control and discipline over all our investment decisions.

EXPERIENCED MANAGEMENT TEAM

     The ten members of our senior management have an average of 17 years of real estate industry experience. Steven J. Saiontz, our Chief Executive Officer, and Jeffrey P. Krasnoff, our President, have 15 and 21 years of real estate industry experience, respectively, and have been with us for 15 years and 12 years, respectively. In addition, Stuart A. Miller, our Chairman of the Board, who devotes approximately 25% of his working time to our company, is the chief executive officer of Lennar, a major homebuilder, and has more than 15 years of real estate industry experience. We use incentive based compensation to retain key members of management, including, in many instances, payment of bonuses over multi-year periods, and vesting of stock options over periods as long as nine years.

SIGNIFICANT EQUITY OWNERSHIP BY LEONARD MILLER

     Leonard Miller, one of the founders of Lennar and a Director of our company, owns, through family partnerships, almost 9.9 million shares of our Class B

Common Stock. He is the father of Stuart A. Miller, our Chairman, and the father-in-law of Steven J. Saiontz, our Chief Executive Officer.

EXTENSIVE ASSET MONITORING

     We have developed an extensive asset monitoring program that includes weekly and monthly reports and meetings at which actual results are compared against budgets on an asset-by-asset basis. This, combined with comprehensive systems, procedures and controls, allows our management to monitor asset performance closely.

SIGNIFICANT STRATEGIC RELATIONSHIPS

     Through partnerships and otherwise, we have developed strategic relationships with affiliates of many of the leading investment banking firms and real estate funds, including Banc One/Orix, Blackrock Group, BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation, Deutsche Bank Securities, First Chicago Capital Corp., Lehman Brothers Inc., Morgan Stanley Dean Witter and Westbrook Partners. These organizations have sought to avail themselves of our ability to evaluate real estate assets rapidly and effectively and to apply our asset management skills to enhance the value of assets once they have been acquired (including overseeing workouts of underperforming and nonperforming assets). The relationships we have developed have, among other things, brought us investment opportunities to which we might not otherwise have had access.

DIVERSE SOURCES OF RECURRING INCOME

     We have significant net rental income, interest income and income from fees earned as special servicer with regard to CMBS and for managing partnerships in which we participate. During 1997 and the nine months ended August 31, 1998, our net revenues from these sources totaled $75.4 million and $80.2 million, respectively. In addition, through our 50% ownership of Lennar Land Partners, we generate earnings from sales of Lennar Land Partners' properties, including sales of properties to Lennar for use in Lennar's homebuilding activities.

TAX CREDITS

     In 1998 we purchased interests (primarily controlling interests) in a group of 42 entities known as the Affordable Housing Group, or AHG. AHG owns approximately 6,100 multi-family and senior housing rental apartments, many of which qualify for low-income housing tax credits under Federal tax laws. These tax credits can be used to increase our after-tax income or may be sold to others. Since the AHG acquisition, we have acquired interests in or committed to develop additional rental apartment properties which will qualify for additional low-income housing tax credits.

NOT A REIT

     In order not to be subject to federal income taxation, a real estate investment trust is limited in what it can do and the types of income it can receive, it must hold assets for minimum periods and it must distribute each year almost all its earnings. In contrast, we can actively manage properties, earn fee income and other types of nonpassive income, dispose of assets without meeting holding period requirements, and retain and reinvest our after-tax earnings.

                               BUSINESS STRATEGY

     Our business strategy consists of four key elements:

USING REAL ESTATE EXPERTISE TO ENHANCE REAL ESTATE INVESTMENTS

     We focus on investments which we believe can benefit from our expertise in real estate development and management, including our expertise regarding workouts of troubled real estate assets. We use this expertise to evaluate the risks and potential rewards from particular real estate related investments and to enhance the value of our investments by overseeing management of underlying properties. For example, we have only invested in CMBS when we have had the right to be special servicer (i.e., to oversee workouts), which enables us to attempt to increase proceeds from underperforming or nonperforming assets. We believe our experience in enhancing assets distinguishes us from many other investors in real estate related financial products.

IDENTIFYING OPPORTUNITIES ATTUNED TO VARIOUS PHASES OF THE REAL ESTATE CYCLE

     During each phase of the real estate cycle, we try to identify investments which will benefit from being made at that point in the cycle. In the weak real estate market of the early 1990's, we acquired portfolios of underperforming or nonperforming real estate loans and subordinate classes of CMBS at substantial discounts from their face value. During the second half of 1997 and the first half of 1998, when real estate markets were relatively strong, we made fewer investments in CMBS because we believed that the pricing of newly issued CMBS had become unattractive. During this period, we emphasized investments in real estate development, redevelopment and repositioning opportunities. We also purchased CMBS in the secondary market and increased our investments in some of the CMBS transactions which we already owned. In addition, we sold commercial properties in our portfolio at prices we believed to be attractive.

     During 1998 we entered the business of owning, developing and syndicating multi-family and senior housing properties which qualify for low-income housing tax credits, by acquiring interests in the AHG entities. Also, during 1998 we invested in portfolios of distressed Japanese real estate loans.

     Beginning in late summer 1998, there was an abrupt downturn in the market for high-yielding debt securities in general, and in the markets for commercial mortgage loans and CMBS in particular. This caused a substantial increase in the yields available for purchasers of these types of instruments. In response, we resumed our interest in purchasing mortgage loans and subordinated CMBS, and we expect to complete some purchases shortly.

USING STRATEGIC RELATIONSHIPS

     We build and maintain strategic relationships with leading investment banking firms and real estate funds which can introduce us to real estate related investment opportunities. Also, by investing in partnership with these firms and funds, we can limit the amount we are required to spend to acquire interests in large real estate asset portfolios or other large real estate related investments.

DIVERSIFYING OUR REAL ESTATE ASSET INVESTMENTS

     Our real estate investments are diversified both in the forms of the investments and in the types of properties to which they relate. Further, our investments relate to properties located throughout the United States and elsewhere, and therefore are to an extent protected against factors which affect only particular geographic areas.

                              RECENT DEVELOPMENTS

     Beginning in late summer 1998, there was a sharp decline in the market prices of real estate related securities. This caused a number of firms to record significant losses, and led at least one major CMBS investor to file under Chapter 11 of the Bankruptcy Code. We were not materially affected by the decline in prices of real estate related securities because:

     - We usually acquire real estate related securities for their long-term yields and to benefit from increases in the values of the underlying assets (both of which have remained strong), not as short-term investments. Therefore, temporary fluctuations in market prices of securities do not affect our net income while we hold the securities.

     - We typically purchase our real estate related securities at substantial discounts from their face amounts. We believe both the high yields they are currently generating as a percentage of their book values and the strong performance of the underlying collateral make it likely that we will collect more than the purchase prices we paid.

     - We do not originate mortgages for securitization, and therefore were not required to sell them at a loss when the securitization market weakened.

     - We had not recognized "gain on sale" non-cash income from retained residuals of securitized asset pools.

     In addition, we are continuing our efforts to (1) replace much of our short-term credit with long-term debt or medium-term credit lines in order to better match the maturities of our assets with our liabilities and (2) diversify our sources of financing in order to ensure the availability of necessary funding. The offering of the Notes is a step in our doing so.

     See "Risk Factors -- Decline in Value of Real Estate Related Securities" and "-- Lender Reluctance to Make Loans to Real Estate Related Companies."
                           -------------------------

     Our principal executive office is located at 760 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 485-2000.

                                  THE OFFERING

     The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus supplement contains a more detailed description of the terms and conditions of the Notes.

Issuer..........................     LNR Property Corporation

Securities Offered..............     $100,000,000 principal amount of 10 1/2%
                                     Senior Subordinated Notes due 2009.

Maturity........................     January 15, 2009.

Interest Rate...................     10 1/2% per year (calculated using a
                                     360-day year).

Interest Payment Dates..........     Each January 15 and July 15, beginning on
                                     July 15, 1999. Interest will accrue from the issue date of the Notes.

Ranking.........................     The Notes will be our unsecured senior
                                     subordinated obligations and will rank
                                     junior to our existing and future Senior
                                     Indebtedness. The Notes have the same
                                     priority as our 9 3/8% Senior Subordinated
                                     Notes due 2008. As of August 31, 1998,
                                     giving pro forma effect to the issuance of the Notes and the assumed use of the estimated net proceeds from the issuance to repay Senior Indebtedness, we would have had $563 million of Senior Indebtedness outstanding, including debt we had guaranteed. The Notes are also in effect subordinate to our subsidiaries' obligations to pay their debts. As of August 31, 1998, giving pro forma effect to the issuance of the Notes and the assumed use of the estimated net proceeds from the issuance to repay Senior Indebtedness, our subsidiaries would have had an additional
                                     $393 million of debt which we had not
                                     guaranteed.

Optional Redemption.............     We cannot redeem the Notes until January
                                     15, 2004. Thereafter, we may redeem some or all of the Notes at the redemption prices set forth in this prospectus supplement, plus accrued interest.

Optional Redemption after Public
Equity Offerings................     At any time (which may be more than once)
                                     on or before January 15, 2002, we can
                                     choose to buy back up to 35% of the
                                     outstanding Notes
                                     with money that we raise in one or more
                                     public equity offerings, as long as:

                                     - we pay 110.750% of the face amount of the
                                       Notes, plus accrued interest;

                                     - we buy the Notes back within 60 days of
                                       completing the public equity offering;
                                       and

                                     - at least 65% of the aggregate principal
                                       amount of the originally issued Notes
                                       remain outstanding.

Change of Control Offer.........     If a change in control of our company
                                     occurs, we must give holders of the Notes the opportunity to sell us their Notes at 101% of their face amount, plus accrued interest.

                                     We might not be able to pay you the
                                     required price for Notes you present to us at the time of a change of control, because:

                                     - we might not have enough funds at that
                                       time; or

                                     - the terms of our senior debt may prevent
                                       us from buying the Notes presented.

Certain Indenture Provisions....     The Indenture governing the Notes will
                                     contain covenants limiting our and our
                                     subsidiaries' ability to:

                                     - incur indebtedness;

                                     - issue preferred stock of subsidiaries;

                                     - pay dividends or make other
                                       distributions;

                                     - repurchase equity interests or
                                       subordinated indebtedness;

                                     - make certain other restricted payments;

                                     - incur indebtedness that is subordinate in
                                       right of payment to any Senior
                                       Indebtedness but senior in right of
                                       payment to the Notes;

                                     - merge or consolidate with another person;
                                       or

                                     - sell, lease or otherwise dispose of all
                                       or substantially all of our assets.

                                     These covenants are subject to a number of important limitations and exceptions. See "Description of the Notes -- Certain Covenants."

Depositary Arrangements.........     The Notes will be represented by one or
                                     more global securities, without coupons, which will be deposited with a custodian for The
                                     Depository Trust Company. DTC will keep
                                     records for the owners of beneficial
                                     interests in the global securities. The
                                     only way to transfer those beneficial
                                     interests will be to have DTC record the transfers. Except under very limited circumstances, we will not issue certificates evidencing the Notes to anyone other than DTC. See "Description of the Notes -- Global Securities" and
                                     "-- Book-Entry System."

Use of Proceeds.................     We will use the net proceeds from the sale
                                     of the Notes to repay a portion of our
                                     existing debt. See "Use of Proceeds."

Risk Factors....................     Investing in the Notes involves substantial
                                     risks. See "Risk Factors" for a description of certain of the risks you should consider before investing in the Notes.

                             SUMMARY FINANCIAL DATA

     The following tables present summary consolidated financial data about us. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements (including the notes to them) which appear later or are incorporated by reference in this prospectus supplement.

     The pro forma information included in the following tables reflects (1) the spin-off of our company from Lennar Corporation, which was effective October 31, 1997, and (2) our acquisition of interests in the 42 Affordable Housing Group companies, as though they had both taken place on December 1, 1996.

                                     NINE MONTHS ENDED
                                         AUGUST 31,                        FOR THE YEARS ENDED NOVEMBER 30,
                                ----------------------------   --------------------------------------------------------
                                  PRO                            PRO
                                 FORMA          ACTUAL          FORMA                        ACTUAL
                                --------   -----------------   -------   ----------------------------------------------
                                  1998      1998      1997      1997      1997      1996      1995      1994      1993
                                --------   -------   -------   -------   -------   -------   -------   -------   ------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
Revenues
  Rental income...............  $ 57,851    49,887    43,578    69,943    56,334    59,215    51,664    45,978   39,381
  Equity in earnings of
    partnerships..............    39,562    40,640    26,452    42,085    30,149    51,862    31,203    20,710    7,046
  Interest income.............    55,137    54,830    30,899    41,898    41,446    28,726    20,475    11,640    8,694
  Gains on sales of:
    Real estate...............    21,439    21,439    13,874    18,076    18,076     3,669    15,776     9,085       --
    Investment securities.....     1,386     1,386     5,359     5,359     5,359     1,735       513        --       --
  Management fees.............     6,898     6,898    10,170    13,385    13,385    18,229    10,274    12,390    6,565
  Other, net..................     1,108       822     2,207     4,352     2,734        --     2,910     2,016    1,387
                                --------   -------   -------   -------   -------   -------   -------   -------   ------
  Total revenues..............   183,381   175,902   132,539   195,098   167,483   163,436   132,815   101,819   63,073
                                --------   -------   -------   -------   -------   -------   -------   -------   ------
Costs and expenses
  Cost of rental operations...    35,923    31,439    28,159    43,464    35,767    38,126    30,890    23,884   18,866
  General and
    administrative............    22,476    20,578    16,897    26,480    26,584    20,756    15,155    14,436    7,806
  Depreciation................    11,610     8,412     4,322    11,417     6,060     5,916     5,671     4,618    4,002
  Minority interests..........       899     1,567       156      (985)       --        --        --        --       --
  Other, net..................        --        --        --        --        --       658        --        --       --
                                --------   -------   -------   -------   -------   -------   -------   -------   ------
  Total costs and expenses....    70,908    61,996    49,534    80,376    68,411    65,456    51,716    42,938   30,674
                                --------   -------   -------   -------   -------   -------   -------   -------   ------
Operating earnings............   112,473   113,906    83,005   114,722    99,072    97,980    81,099    58,881   32,399
Interest expense..............    39,902    34,260    20,722    34,721    26,584    20,513    14,692     5,688    3,378
                                --------   -------   -------   -------   -------   -------   -------   -------   ------
Earnings before income
  taxes.......................    72,571    79,646    62,283    80,001    72,488    77,467    66,407    53,193   29,021
Income taxes..................    17,341    26,974    24,290    19,188    28,270    30,212    25,899    20,695   10,447
                                --------   -------   -------   -------   -------   -------   -------   -------   ------
Net earnings..................  $ 55,230    52,672    37,993    60,813    44,218    47,255    40,508    32,498   18,574
                                ========   =======   =======   =======   =======   =======   =======   =======   ======
Net earnings per share(1)
Basic.........................  $   1.53      1.46      1.05      1.68      1.22
                                ========   =======   =======   =======   =======
Diluted.......................  $   1.51      1.44      1.05      1.68      1.22
                                ========   =======   =======   =======   =======

-------------------------

     (1) Our company was formed in June 1997 and had no outstanding stock before then; therefore, net earnings per share have not been calculated for the fiscal years ended November 30, 1996, 1995, 1994 and 1993.

                              AS OF AND FOR THE NINE
                             MONTHS ENDED AUGUST 31,                AS OF AND FOR THE YEARS ENDED NOVEMBER 30,
                         --------------------------------   -----------------------------------------------------------
                            PRO                               PRO
                           FORMA            ACTUAL           FORMA                         ACTUAL
                         ----------   -------------------   -------   -------------------------------------------------
                            1998        1998       1997      1997       1997       1996      1995      1994      1993
                         ----------   ---------   -------   -------   ---------   -------   -------   -------   -------
                                                 (IN THOUSANDS, EXCEPT RATIOS AND PERCENTAGES)
OTHER DATA
EBITDA(1)..............  $  124,083(2)   122,318   87,327   126,139(2)   105,132  103,896    86,770    63,499    36,401
Adjusted Consolidated
  EBITDA(3)............     136,099     126,881    87,327   138,151     105,132   103,896    86,770    63,499    36,401
Depreciation...........      11,610       8,412     4,322    11,417       6,060     5,916     5,671     4,618     4,002
Ratio of earnings to
  fixed charges(4).....         2.5x        3.0x      3.9x      4.6x        3.6x      4.8x      5.5x     10.4x      9.6x
Ratio of EBITDA to
  average assets(5)....         8.8%        8.6%     11.6%     12.5%       11.8%     14.8%     14.5%     14.8%     14.1%
FINANCIAL POSITION
Total assets...........          (6)  1,808,620   750,661        (6)  1,023,337   752,968   652,400   547,722   310,355
Total mortgage notes
  and other debts
  payable..............          (6)  1,080,491   367,667        (6)    391,171   354,406   252,256   119,935    34,163
Total stockholders'
  equity(7)............          (6)    614,163        --        (6)    569,088        --        --        --        --
Total Parent Company
  investment...........          (6)         --   341,907        (6)         --   367,048   370,903   396,403   266,965
CERTAIN DATA ADJUSTED
  FOR OFFERINGS
Interest expense(8)....  $   44,749          --        --    44,431          --        --        --        --        --
Total mortgage notes
  and other debts
  payable..............   1,082,976          --        --   529,131          --        --        --        --        --
Ratio of EBITDA to
  interest expense.....         2.8x         --        --       2.8x         --        --        --        --        --
Ratio of total mortgage
  notes and other debts
  payable to total
  stockholders'
  equity(9)............         1.8x         --        --       0.9x         --        --        --        --        --

-------------------------

     (1) We use EBITDA (earnings before interest, taxes, depreciation and amortization) in analyzing our operating performance, leverage and liquidity. However, it is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net earnings, an indicator of our operating performance or an alternative to cash flow as a measure of liquidity.

     (2) Pro forma EBITDA information does not reflect the tax benefits to us resulting from the AHG transaction. Our income taxes would have decreased by $16.7 million and $16.8 million for the nine months ended August 31, 1998 and the year ended November 30, 1997, respectively, if we had owned the acquired AHG interests throughout those periods.

     (3) Adjusted Consolidated EBITDA is calculated in accordance with the definition of that term in the Indenture. See "Description of the Notes."

     (4) We guarantee outstanding debt of Lennar Land Partners. See "Description of Certain Indebtedness -- Guarantees of Partnership Debt." The fixed charges associated with that debt are not included in the computation of these ratios.

     (5) Ratio of EBITDA to average assets is calculated by dividing EBITDA by the average of total assets at the beginning and end of each period presented. Pro forma average assets as of August 31, 1998 and as of November 30, 1997 is prepared under the assumption that all 42 AHG properties had been acquired by those dates.

     (6) Pro forma information is not provided.

     (7) In connection with the spin-off, the assets and liabilities of Lennar and its subsidiaries were divided between us and Lennar and its homebuilding subsidiaries so that Lennar and its homebuilding subsidiaries would have a net worth of $200 million (with specified adjustments) and the remaining net worth was transferred to us. See Parent Company investment and stockholders' equity on our consolidated financial statements and the notes to them, which appear later or are incorporated by reference in this prospectus supplement.

     (8) Information for the nine months ended August 31, 1998 gives effect to the assumed repayment of $96 million and $194 million of short-term debt, which had approximate weighted average interest rates of 6.84% and 6.73%, respectively, using the estimated net proceeds from the issuance of the Notes, which have an effective interest rate of 10.75%, and the issuance in March 1998 of our 9 3/8% Senior Subordinated Notes due 2008, which have an effective interest rate of 9.445%. Information for the year ended November 30, 1997 gives effect to the assumed repayment of $96 million and $194 million of short-term debt, which had approximate weighted average interest rates of 6.81% and 6.70%, respectively, using the net proceeds from the issuance of the Notes, which have an effective interest rate of 10.75%, and the issuance of our 9 3/8% Senior Subordinated Notes due 2008, which have an effective interest rate of 9.445%.

     (9) Total mortgage notes and other debts payable excludes $118 million and $119 million of outstanding unconsolidated partnership debt guaranteed by us at August 31, 1998 and November 30, 1997, respectively. The ratio of total mortgage notes and other debts payable plus outstanding unconsolidated partnership debt guaranteed by us to our stockholders' equity, as adjusted for the offering of the Notes and our 9 3/8% Senior Subordinated Notes due 2008, would have been 1.96x at August 31, 1998 and 1.13x at November 30, 1997.

     The following is a summary by business lines of our actual results of operations for the nine months ended August 31, 1998 and 1997 and the years ended November 30, 1997, 1996, 1995, 1994 and 1993 and pro forma results for the year ended November 30, 1997, after allocating among the core business lines certain non-corporate general and administrative expenses. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference in this prospectus supplement.

                                        FOR THE NINE
                                           MONTHS                     FOR THE YEARS ENDED NOVEMBER 30,
                                      ENDED AUGUST 31,    --------------------------------------------------------
                                     ------------------     PRO
                                           ACTUAL          FORMA                        ACTUAL
                                     ------------------   -------   ----------------------------------------------
                                       1998      1997      1997      1997      1996      1995      1994      1993
                                     --------   -------   -------   -------   -------   -------   -------   ------
                                                                    (IN THOUSANDS)
OPERATIONS BY BUSINESS LINE
Revenues
 Real estate operations............  $ 71,326    57,452    88,019    74,410    62,884    67,440    55,063   39,381
 CMBS and loans....................    60,558    39,439    51,519    51,067    33,207    23,202    12,766    8,694
 Partnerships and joint ventures...    43,196    33,441    51,208    39,272    67,345    39,263    31,974   13,611
 Corporate and other...............       822     2,207     4,352     2,734        --     2,910     2,016    1,387
                                     --------   -------   -------   -------   -------   -------   -------   ------
Total revenues.....................   175,902   132,539   195,098   167,483   163,436   132,815   101,819   63,073
                                     --------   -------   -------   -------   -------   -------   -------   ------
Operating expenses
 Real estate operations............    45,278    35,011    59,033    44,663    46,683    38,296    33,243   25,197
 CMBS and loans....................     4,645     2,791     2,547     2,547     1,813       604       555      139
 Partnerships and joint ventures...     3,525     3,933     3,307     3,104     6,113     5,339     4,453    1,670
 Corporate and other...............     8,548     7,799    15,489    18,097    10,847     7,477     4,687    3,668
                                     --------   -------   -------   -------   -------   -------   -------   ------
Total operating expenses...........    61,996    49,534    80,376    68,411    65,456    51,716    42,938   30,674
                                     --------   -------   -------   -------   -------   -------   -------   ------
Operating earnings
 Real estate operations............    26,048    22,441    28,986    29,747    16,201    29,144    21,820   14,184
 CMBS and loans....................    55,913    36,648    48,972    48,520    31,394    22,598    12,211    8,555
 Partnerships and joint ventures...    39,671    29,508    47,901    36,168    61,232    33,924    27,521   11,941
 Corporate and other...............    (7,726)   (5,592)  (11,137)  (15,363)  (10,847)   (4,567)   (2,671)  (2,281)
                                     --------   -------   -------   -------   -------   -------   -------   ------
Total operating earnings...........   113,906    83,005   114,722    99,072    97,980    81,099    58,881   32,399
Interest expense...................    34,260    20,722    34,721    26,584    20,513    14,692     5,688    3,378
Income tax expense.................    26,974    24,290    19,188    28,270    30,212    25,899    20,695   10,447
                                     --------   -------   -------   -------   -------   -------   -------   ------
Net earnings.......................  $ 52,672    37,993    60,813    44,218    47,255    40,508    32,498   18,574
                                     ========   =======   =======   =======   =======   =======   =======   ======

                                  RISK FACTORS

     You should in particular consider the following factors before investing in the Notes.

CYCLICAL NATURE OF THE REAL ESTATE BUSINESS

     Most aspects of the United States real estate markets are cyclical. To some extent, the cycles for different types of real estate assets (such as single family homes and office buildings) are different. However, all aspects of the real estate markets are affected by interest rates, with the value of various types of real estate tending to decline relative to non-real estate assets when interest rates rise. All aspects of the United States real estate markets also may be affected by changes in the economy in general. Because a significant portion of our business involves acquiring mortgages, properties and real estate related securities at discounted prices, periods of low real estate values have in the past provided investment opportunities for us. However, although future periods of poor real estate markets may provide additional acquisition opportunities for us, they also may seriously impair the value of the assets we already hold and our ability to dispose of assets at prices which are acceptable to us.

     In accordance with our strategy of trying to enhance the value of assets we acquire and to sell those assets at a profit, when real estate markets are strong we tend to accelerate the rate at which we sell them. Conversely, when real estate markets are strong, there may be fewer opportunities for us to acquire assets at prices which are likely to generate the combination of yield and appreciation in value which we seek. While we believe there are attractive investment opportunities even when real estate markets are strong (for example, during 1997 and year to date 1998, we made several investments in development or redevelopment projects, which should benefit from a strong real estate market, and we began to seek investment opportunities outside the United States), our rate of asset acquisitions during periods of strong real estate markets may be slower than during periods of weaker real estate markets.

DECLINE IN VALUE OF REAL ESTATE RELATED SECURITIES

     In the late summer of 1998, there was a sharp decline in the market prices of real estate related securities. This caused a number of firms to record significant losses, and led at least one major CMBS investor to file under Chapter 11 of the Bankruptcy Code. We were not materially affected by the decline in prices of real estate related securities. See "Prospectus Supplement Summary -- Recent Developments." Nonetheless, we are not immune to adverse effects of fluctuating markets for real estate assets and real estate securities, and we could be significantly affected by market declines in the future.

SIGNIFICANT INDEBTEDNESS

     At August 31, 1998, our total indebtedness was $1,080 million, representing approximately 64% of our combined total debt and stockholders' equity. See "Capitalization." This included approximately $209 million at August 31, 1998, of AHG's pre-existing property-specific mortgage financing that is non-recourse to us and indebtedness we incurred to finance the acquisition. We also are a guarantor or similarly obligated with regard to up to $244 million of credit facilities of unconsolidated partnerships, under which $118 million was outstanding as of August 31, 1998. See "Description of Certain Indebtedness."

     Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness depends on our future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control. Based upon the current level of operations and anticipated growth, we believe our available cash flow, together with other sources of liquidity, will be adequate to meet our requirements for working capital and capital expenditures and anticipated required payments of principal and interest on our indebtedness, including the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Financial Resources."

     A significant portion of our existing indebtedness bears interest at variable rates. However, most of our investments generate interest or rental income at essentially fixed rates. Therefore, a material increase in the interest rates on our indebtedness could substantially reduce our cash flow.

RANKING OF OUR OBLIGATIONS

     Our obligations under the Notes will be unsecured and will be subordinate to all of our existing and future Senior Indebtedness. At August 31, 1998, giving pro forma effect to the issuance of the Notes and the assumed use of the estimated net proceeds from the issuance to repay Senior Indebtedness, we had $563 million of Senior Indebtedness outstanding, including $292 million of our subsidiaries' debt which we guaranteed. We may incur additional Senior Indebtedness, subject to restrictions contained in the Indenture. In addition, we are a holding company and our principal source of revenues is dividends or other payments from our subsidiaries. A subsidiary cannot make distributions to us, as its stockholder, unless it has paid or is able to pay everything it owes to its creditors. This means that our obligations with regard to the Notes will in effect be subordinated to the liabilities of our subsidiaries, even if we have not guaranteed them. At August 31, 1998, giving pro forma effect to the issuance of the Notes and the assumed use of the estimated net proceeds from the issuance to repay Senior Indebtedness, our subsidiaries' liabilities which we had not guaranteed would have totalled $393 million. See "Description of the Notes."

MATURITY OF 9 3/8% SENIOR SUBORDINATED NOTES

     In March 1998 we issued $200 million aggregate principal amount of 9 3/8% Senior Subordinated Notes, which will mature approximately 10 months before the Notes. It is possible that we will pay the principal of the 9 3/8% Senior Subordinated Notes in full, but will not have sufficient funds to pay the principal of the Notes when they mature.

LENDER RELUCTANCE TO MAKE LOANS TO REAL ESTATE RELATED COMPANIES

     As a result of the decline in the market prices of real estate related securities in the late summer of 1998, many firms which had been making loans to originators or purchasers of mortgage loans or real estate related securities became less willing to make loans to firms of that type. We had $255 million outstanding at August 31, 1998 under repurchase obligation credit lines which matured in

September and October 1998. Those lines were renewed, and now mature in April and December 1999. See "Description of Certain Indebtedness." If the repurchase obligation lines had not been renewed in September and October 1998, we might have been required to sell assets before we would have liked to and at prices which are less than what we believe to be the assets' true long-term value in order to repay the lines. In order to reduce our exposure to situations of that type, we are continuing our efforts to replace much of our short-term credit with long-term debt or medium-term credit lines and to diversify our sources of financing. The offering of the Notes is a step in our doing so. Nonetheless, because we borrow significant sums in connection with our activities, we could be adversely affected by reluctance of lenders to make loans to companies in real estate related businesses. This reluctance could restrict the extent to which we can acquire new real estate related assets. Further, a general lack of mortgage financing in the economy could force owners of properties on which we directly or indirectly hold mortgage loans who had expected to re-finance their mortgage loans when they matured, to default on these mortgage loans. That could make it more difficult for us to meet our obligations when they are due. Also, lender unwillingness to make commercial mortgage loans could affect the ability of buyers of our assets to complete acquisitions.

LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

     Our historical financial information relates primarily to periods when the companies which operate our business were subsidiaries of Lennar. Our operating results during those periods were not necessarily the same as they would have been if we had been a separate, stand-alone group.

LIMITED HISTORY AS A STAND-ALONE GROUP

     Until November 1, 1997, we had never operated as a stand-alone publicly owned group of companies. Therefore, our administrative costs after that date have been higher than those reflected in our historical financial statements. Also, until November 1, 1997, none of our senior executive officers had been engaged in managing a public parent company (except that our Chairman of the Board, who is not a full time employee, has for a number of years been a senior executive officer of Lennar and has since April 1997 been the chief executive officer of Lennar).

RISKS RELATED TO AHG ACQUISITION

     Although we have substantial experience in developing multi-family residential apartments, our senior management has little experience with acquiring, owning and syndicating properties which qualify for low-income tax credits under Section 42 of the Internal Revenue Code.

INVESTMENT IN JAPAN; POSSIBLE FUTURE INVESTMENTS IN FOREIGN MARKETS

     We have formed several partnerships with large financial institutions to acquire portfolios of distressed real estate loans in Japan, where the commercial real estate market has declined substantially in recent years. As of August 31, 1998, our investments in these assets amounted to approximately $20 million. We are considering making additional investments in Japanese real estate and real estate related assets if attractive opportunities arise. We also may seek investment opportunities elsewhere outside the United States.

     When we consider real estate related investments outside the United States, we usually do so in conjunction with experts in real estate or real estate finance where the real estate is located. Nonetheless, until recently, our senior management had no experience in Japan or other markets outside the United States and this lack of experience could adversely affect the senior managers' ability to evaluate types of real estate investments which are available, trends in real estate markets or overall economic trends in particular countries. Also, real estate related transactions in a country normally are conducted in the currency of that country. Investments denominated in currencies other than the U.S. dollar may be adversely affected by a decline in the value of the currencies in which the investments are denominated compared with the value of the U.S. dollar, whether because of factors affecting the non-U.S. currencies or because of a strengthening of the U.S. dollar against currencies generally. We may try to hedge against currency risks by buying or selling currency contracts or options. However, we have very little experience in hedging against currency fluctuations.

INDEMNIFICATION OF LENNAR IN CASE THE SPIN-OFF WAS NOT TAX-FREE

     A Separation and Distribution Agreement we entered into with Lennar at the time of the spin-off provides that if it is ultimately determined that the spin-off did not qualify as a tax free transaction, other than because of actions taken by Lennar after completion of Lennar's merger with Pacific Greystone Corporation (October 31, 1997), and as a result Lennar incurs any liabilities for taxes, interest or penalties which it would not have incurred if the spin-off had been tax free, we will pay Lennar an amount equal to the liabilities incurred for taxes, interest and penalties as a result of the spin-off and all related accounting, legal and professional fees, as well as any costs, expenses or damages Lennar incurs as a result of stockholder litigation or controversies because the spin-off was not tax free. The Internal Revenue Service issued a ruling that the spin-off was tax free. We believe that, because the Internal Revenue Service issued that ruling, it is very unlikely that the Internal Revenue Service would assert that the spin-off was not tax free and would be successful in that assertion. However, if it were determined that the ruling was issued on the basis of an inaccurate statement of facts, or if events occur which Lennar or its principal stockholder had stated to the Internal Revenue Service would not occur, the Internal Revenue Service could ignore the ruling and seek to demonstrate that the spin-off was not tax free. If it were determined that the spin-off was not tax free, Lennar could be taxed on the entire amount by which the fair value of our stock at the time of the spin-off exceeded Lennar's basis in that stock. We might be required to reimburse Lennar for the Federal tax on this amount (probably at a tax rate of 35%), plus interest and any penalties Lennar is required to pay to the Internal Revenue Service, as well as any state or other taxes resulting from the spin-off. This could require us to dispose of substantial portions of our assets, and could substantially impair our subsidiaries' ability to conduct their activities as we currently expect the subsidiaries to conduct those activities.

WE WOULD BE ADVERSELY AFFECTED IF WE WERE SUBJECT TO THE INVESTMENT COMPANY ACT

     We intend to conduct our business at all times so as not to become regulated as an investment company under the Investment Company Act of 1940. Accord-ingly, we do not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act applies to entities which hold themselves out as being involved primarily in investing, reinvesting or trading in securities or which own investment securities having a value exceeding 40% of the value of the entities' total assets (other than government securities or cash) on an unconsolidated basis. The Investment Company Act exempts, among others, entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under the current interpretation of the staff of the Securities and Exchange Commission, to qualify for this exemption, the entity must maintain at least 55% of its assets in ownership of real estate or mortgage loans. Unless CMBS held by an entity constitute 100% of the interests in the mortgage pools to which they relate, the CMBS may be treated as not constituting ownership of the mortgage loans to which the CMBS relate, and therefore not being Qualifying Interests. Analyses of our assets at November 30, 1997 and August 31, 1998 indicated that (a) less than 40% of our assets, other than Government securities or cash, on an unconsolidated basis, were investment securities and (b) more than 55% of our assets were Qualifying Interests. If, however, due to a change in our assets, or a change in the value of particular assets, we were to become an investment company which is not exempt from the Investment Company Act, either we would have to restructure our assets so we would not be subject to the Investment Company Act, or we would have to change materially the way we conduct our activities. Either of these changes could require us to sell substantial portions of our assets at a time we might not otherwise want to do so, and we could incur significant losses as a result. Further, in order to avoid becoming subject to the requirements of the Investment Company Act, we may be required at times to forego investments we would like to make or otherwise to act in a manner other than that which our management believes would maximize our earnings.

LIMITED COVENANTS

     The covenants in the Indenture under which we will issue the Notes are limited. They do not protect the holder against a material decline in our financial condition. If we do not comply with our obligations under the Indenture, there could be a default which would trigger a default under our other debt instruments and cause an acceleration of the underlying debt. If that underlying debt is Senior Indebtedness, the subordination provisions of the Indenture would likely restrict payments to holders of the Notes.

REAL ESTATE INVESTMENT RISKS

     There are risks involved in investing in real property and real estate related assets. Factors which could affect us, either as an owner of real property or as a holder of investments secured by real property (including mortgage loans and CMBS) include:

     - general economic conditions;

     - local real estate conditions (including over-supply of, or a reduction in demand for, space in areas where particular properties are located);

     - costs of complying with government regulations;

     - inability to re-lease space when leases expire on terms as favorable as those of the expired leases, or at all;

     - illiquidity of real estate investments, which may affect our ability to alter our portfolio in response to changes in economic or other conditions;

     - environmental liabilities or the existence of contamination which makes it difficult to sell or lease particular properties;

     - costs of complying with the Americans with Disabilities Act; and

     - the possibility that costs of improving properties to bring them up to market standards will be greater than anticipated, and therefore we will have to increase our investment above what we had contemplated.

RISKS OF INVESTING IN SUBORDINATED CMBS

     To date we have purchased only substantially subordinated classes of CMBS, because they can be purchased at large discounts from their face amounts, and therefore present a potential for significant profits if collections of the underlying loans exceed those anticipated when we bought them. However, if collections are lower than anticipated, the payments to the holders of the most subordinated classes of CMBS, which are the classes in which we invest, will be substantially reduced, and possibly eliminated.

ABSENCE OF EXISTING PUBLIC MARKET; MARKET PRICES

     There is no public market for the Notes and it is possible that there never will be an active trading market for the Notes. A number of factors may affect the future trading price of Notes, including prevailing interest rates and the market for similar securities, as well as our operating results and financial condition. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of debt securities and could similarly affect the Notes.

CONTROLLING STOCKHOLDER

     We have two classes of stock: common stock, which is entitled to one vote per share, and Class B Common Stock, which is entitled to ten votes per share. Leonard Miller owns, through family partnerships, approximately 92.0% of the Class B Common Stock, which entitles him to cast approximately 74.8% of the combined votes which can be cast by the holders of the common stock and the Class B Common Stock. That gives Mr. Miller the power to elect all our directors and to approve most matters which are presented to the stockholders, even if no other stockholders vote in favor of them. Mr. Miller's ownership might discourage someone from making a significant equity investment in us, even if we needed the investment to meet our obligations (including those on the Notes) and to operate our business.

                                USE OF PROCEEDS

     We estimate the net proceeds from the issuance of the Notes to be approximately $96.0 million, after deducting underwriting discounts and commissions and expenses of the offering. We intend to use the net proceeds to repay debt, which may be either short-term debt or borrowings under our unsecured revolving credit facility, or both. An affiliate of NationsBanc Montgomery Securities LLC, one of the Underwriters, is the agent and a lender under our unsecured revolving credit facility and would, in its capacity as lender, receive 25% of any net proceeds used to pay indebtedness under that facility. See "Underwriting." In the future, we are likely to incur additional short-term debt and to re-borrow under our unsecured revolving credit facility.

     At November 30, 1998, our short-term debt had a weighted average interest rate of 6.9%. We incurred this debt to finance the purchase of assets, including CMBS and commercial properties. At November 30, 1998, the interest rate under our unsecured revolving credit facility was 6.9%, and the maturity date is December 31, 2000 (which we have the option to extend for one year).

                                 CAPITALIZATION

     Set forth below is our short-term debt and capitalization at August 31, 1998 and as adjusted to give effect to the issuance of the Notes. We have assumed in the following table that all the net proceeds from the issuance of the Notes will be used to repay short-term debt, although we may use at least part of the proceeds to repay borrowings under our unsecured revolving credit facility. See "Use of Proceeds" and "Underwriting." This table should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus supplement. See also "Description of Certain Indebtedness."

                                                         AT AUGUST 31, 1998
                                                      -------------------------
                                                        ACTUAL      AS ADJUSTED
                                                      ----------    -----------
                                                           (IN THOUSANDS)
DEBT:
Short-term debt, including current portion of
  long-term debt(1).................................  $  567,271       471,271
Unsecured revolving credit facility.................     100,000       100,000
Other long-term debt(2).............................     214,079       214,079
9 3/8% Senior Subordinated Notes due 2008 (net of
  $859 discount)....................................     199,141       199,141
The Notes (net of $1,515 discount)..................          --        98,485
                                                      ----------     ---------
     Total debt.....................................   1,080,491     1,082,976
STOCKHOLDERS' EQUITY:
Common stock, $.10 par value, 150,000 shares
  authorized, 25,046 shares issued and
  outstanding.......................................       2,504         2,504
Class B common stock, $.10 par value, 40,000 shares
  authorized, 10,755 shares issued and
  outstanding.......................................       1,076         1,076
Additional paid-in capital..........................     539,287       539,287
Retained earnings...................................      51,434        51,434
Unrealized gains on available-for-sale securities,
  net...............................................      19,862        19,862
                                                      ----------     ---------
     Total stockholders' equity.....................     614,163       614,163
                                                      ----------     ---------
     Total debt and stockholders' equity............  $1,694,654     1,697,139
                                                      ==========     =========

-------------------------

     (1) Short-term debt consists of $255.4 million of borrowings under repurchase agreements secured by CMBS, $149.0 million of borrowings under a mortgage warehouse facility (secured by mortgage loans), $79.2 million of borrowings under mortgage notes secured by operating properties and land, and $50.0 million of borrowings under revolving credit lines secured by CMBS and mortgage loans. Current portion of long-term debt at August 31, 1998 was $33.7 million.

     (2) Other long-term debt consists of secured mortgage notes on operating properties and land.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

OVERVIEW

     The following is a summary of our actual results of operations for the three and nine month periods ended August 31, 1998 and 1997 and pro forma results for the three and nine month periods ended August 31, 1997, after allocating among the core business lines certain non-corporate general and administrative expenses. The pro forma adjustments to the three and nine month periods ended August 31, 1997 include (i) our 50% interest in Lennar Land Partners ("LLP"), (ii) the addition of incremental administrative costs associated with operating as a stand-alone public company, (iii) reductions in interest expense due to the use of proceeds from funds advanced by Lennar Corporation to repay debt, (iv) removal of costs associated with completing the spin-off of our business to Lennar's stockholders and (v) the estimated income tax effect of the pro forma adjustments at our effective tax rate of 39.0%.

                                        THREE MONTHS ENDED              NINE MONTHS ENDED
                                            AUGUST 31,                     AUGUST 31,
                                   ----------------------------   -----------------------------
                                   ACTUAL    ACTUAL   PRO FORMA   ACTUAL    ACTUAL    PRO FORMA
                                   -------   ------   ---------   -------   -------   ---------
                                    1998      1997      1997       1998      1997       1997
                                   -------   ------   ---------   -------   -------   ---------
                                                          (IN THOUSANDS)
Revenues
  Real estate operations.........  $29,401   21,073    21,073      71,326    57,452     57,452
  CMBS and loans.................   22,152   11,595    11,595      60,558    39,439     39,439
  Partnerships and joint
     ventures....................   17,467    9,878    12,833      43,196    33,441     39,847
  Corporate and other............      143      822       822         822     2,207      2,207
                                   -------   ------    ------     -------   -------    -------
Total revenues...................   69,163   43,368    46,323     175,902   132,539    138,945
                                   -------   ------    ------     -------   -------    -------
Operating expenses
  Real estate operations.........   19,225   12,085    12,085      45,278    35,011     35,011
  CMBS and loans.................    2,034      780       780       4,645     2,791      2,791
  Partnerships and joint
     ventures....................    1,347    1,020     1,020       3,525     3,933      3,933
  Corporate and other............    2,739    2,794     3,521       8,548     7,799      7,727
                                   -------   ------    ------     -------   -------    -------
Total operating expenses.........   25,345   16,679    17,406      61,996    49,534     49,462
                                   -------   ------    ------     -------   -------    -------
Operating earnings
  Real estate operations.........   10,176    8,988     8,988      26,048    22,441     22,441
  CMBS and loans.................   20,118   10,815    10,815      55,913    36,648     36,648
  Partnerships and joint
     ventures....................   16,120    8,858    11,813      39,671    29,508     35,914
  Corporate and other............   (2,596)  (1,972)   (2,699)     (7,726)   (5,592)    (5,520)
                                   -------   ------    ------     -------   -------    -------
Total operating earnings.........   43,818   26,689    28,917     113,906    83,005     89,483
Interest expense.................   17,277    7,521     6,996      34,260    20,722     19,147
Income tax expense...............    7,443    7,475     8,549      26,974    24,290     27,431
                                   -------   ------    ------     -------   -------    -------
Net earnings.....................  $19,098   11,693    13,372      52,672    37,993     42,905
                                   =======   ======    ======     =======   =======    =======

THREE MONTHS AND NINE MONTHS ENDED AUGUST 31, 1998 COMPARED TO THREE MONTHS AND NINE MONTHS ENDED AUGUST 31, 1997

     Net earnings were $19.1 million and $52.7 million, respectively, for the three and nine month periods ended August 31, 1998 compared to $11.7 million and $38.0 million, respectively, for the same periods in 1997. The increases resulted primarily from greater interest income from investment securities, greater earnings from our investments in LLP and greater gains on sales of real estate. Additionally, as a result of tax credits from the Affordable Housing Group acquisition, our effective tax rate was reduced to 28% and 34% for the three and nine month periods ended August 31, 1998 compared to 39% for both periods in 1997.

REAL ESTATE OPERATIONS

                                           THREE MONTHS         NINE MONTHS
                                               ENDED               ENDED
                                            AUGUST 31,           AUGUST 31,
                                         -----------------    ----------------
                                          1998       1997      1998      1997
                                         -------    ------    ------    ------
                                                    (IN THOUSANDS)
Rental income..........................  $20,023    13,600    49,887    43,578
Gains on sales of real estate..........    9,378     7,473    21,439    13,874
                                         -------    ------    ------    ------
  Total revenues.......................   29,401    21,073    71,326    57,452
                                         -------    ------    ------    ------
Cost of rental operations..............   12,619     9,878    31,439    28,159
Other operating expenses...............    2,257       800     5,427     2,530
Depreciation...........................    4,349     1,407     8,412     4,322
                                         -------    ------    ------    ------
  Total operating expenses.............   19,225    12,085    45,278    35,011
                                         -------    ------    ------    ------
  Operating earnings...................  $10,176     8,988    26,048    22,441
                                         =======    ======    ======    ======

     Total revenues from real estate operations include the rental income from operating properties plus gains on sales of those properties. Total operating expenses include the direct costs of operating those properties and the overhead associated with managing them.

THREE MONTHS AND NINE MONTHS ENDED AUGUST 31, 1998 COMPARED TO THREE MONTHS AND NINE MONTHS ENDED AUGUST 31, 1997

     Overall, operating earnings from real estate properties increased to $10.2 million and $26.0 million for the three and nine month periods ended August 31, 1998, respectively, from $9.0 million and $22.4 million, for the same periods in 1997. Earnings were higher primarily due to gains on sales of stabilized operating properties and increases in net rental income.

     The three and nine month periods ended August 31, 1998 include $2.0 million and $2.7 million, respectively, of net rental income from operations on the 36 AHG property investments that closed on May 1, 1998 and the four additional investments that closed during June. Pre-tax operating margins for properties that qualify for Low-Income Housing Tax Credits are generally lower than for market rate rentals. However, we receive our desired yield from these investments after adding in the impact of lower income taxes as a result of these credits and other related tax deductions.

     Although we sold real estate with carrying values of $16.3 million and $37.0 million during the three month and nine month periods ended August 31, 1998, the total book value of operating properties and equipment and land held for investment increased by $217 million and $473 million, respectively, during these same three month and nine month periods primarily as a result of the AHG acquisition and other asset purchases. The AHG acquisition increased operating properties by approximately $15 million and $194 million, respectively, during the three and nine month periods ended August 31, 1998. A majority of the other asset purchases were of operating properties which are being developed or where we believe we can improve net operating earnings and/or ultimate sales value, although there can be no assurance that we will be successful. As of August 31, 1998, approximately 45% of our operating property portfolio, based on book value, had not yet reached stabilized occupancy and the anticipated improvements in our operating earnings will not be recognized until future periods.

     Net rental income increased during the three month and nine month periods of 1998 as compared to the same periods in 1997 as the net rental income increases more than offset the net rental income from the properties sold. The net rental income for the quarter doubled from last year's third quarter. Depreciation expense increased to $4.3 million and $8.4 million for the three and nine month periods ended August 31, 1998 from $1.4 million and $4.3 million for the same periods in 1997. The increase was a direct result of the AHG acquisition and other property acquisitions.

     Other operating expenses, which represent an allocation of salary, professional and other administrative expenses, increased to $2.3 million and $5.4 million, respectively, for the three and nine month periods ended August 31, 1998 from $0.8 million and $2.5 million, for the same periods in 1997, primarily due to increases in personnel and general overhead costs necessary to analyze, acquire and manage new properties and the acquisition of AHG.

     Note: Actual and pro forma results are identical for 1997.

CMBS AND LOANS

                                    THREE MONTHS ENDED      NINE MONTHS ENDED
                                        AUGUST 31,             AUGUST 31,
                                   --------------------    -------------------
                                    1998        1997        1998       1997
                                   -------    ---------    ------    ---------
                                                 (IN THOUSANDS)
Interest income -- CMBS..........  $14,691      6,574      39,475     21,873
Interest income -- loans.........    3,684      3,695      12,020      9,026
Interest income -- other.........    1,696         --       3,335         --
Gains on sales of investment
  securities.....................       --        350       1,386      5,359
Servicing fees...................    2,081        976       4,342      3,181
                                   -------     ------      ------     ------
  Total revenues.................   22,152     11,595      60,558     39,439
Operating expenses...............    2,034        780       4,645      2,791
                                   -------     ------      ------     ------
  Operating earnings.............  $20,118     10,815      55,913     36,648
                                   =======     ======      ======     ======

     Revenues from CMBS and loans include interest income, gains on sales of these assets and fees from acting as special servicer for CMBS transactions. Related operating expenses include the direct costs of investing in and originating CMBS and loans, and servicing the CMBS portfolio.

THREE MONTHS AND NINE MONTHS ENDED AUGUST 31, 1998 COMPARED TO THREE MONTHS AND NINE MONTHS ENDED AUGUST 31, 1997

     Overall, operating earnings from CMBS and loans increased to $20.1 million and $55.9 million for the three month and nine month periods ended August 31, 1998, respectively, from $10.8 million and $36.6 million, for the same periods in 1997. Earnings were higher largely due to the growth of our CMBS and loan portfolios and the greater recognition of earnings due to actual CMBS performance exceeding original expectations. Our CMBS portfolio grew to $403 million at August 31, 1998 from $305 million at November 30, 1997. During the nine month period ended August 31, 1998, we purchased $177 million face amount of securities for approximately $106 million.

     In recording CMBS interest income, we follow generally accepted accounting principles and record interest received plus the amortization of the difference between the carrying value and the face amount of the securities to achieve a level yield. To date, this has resulted in less recognition of interest income than interest received. The excess interest received is applied to reduce our investment. During the three and nine month periods ended August 31, 1998, this excess of cash received over income recorded was $2.0 million and $8.8 million, respectively. It was $5.1 million and $14.2 million, respectively, for the same periods in 1997. Our initial and ongoing estimates of our returns on CMBS investments are based on a number of assumptions that are subject to certain business and economic conditions, the most significant of which is the timing and magnitude of credit losses on the underlying mortgages.

     Actual loss experience to date, particularly for older transactions (3 to 5 years in age) is significantly lower than originally underwritten by us. Therefore, we believe changes to original estimated yields have, and should continue to, result in improved earnings from these transactions. We believe these improvements resulted from (i) our having conservatively underwritten these transactions, (ii) our workout and real estate expertise and (iii) an improving real estate economy. However, the positive experience on these older transactions will not necessarily translate into yield improvements on newer investments.

     Interest income from mortgage loans remained constant over the prior year quarter at $3.7 million during the three month period ended August 31, 1998. During the third quarter of 1998, interest income on new investments was offset by reduced interest earned on loans that paid off. Interest income increased to $12.0 million for the nine months ended August 31, 1998 from $9.0 million for the same period in the prior year. The year to date increase was primarily attributable to new investments in mortgage loans. Investments in loans increased to $200 million at August 31, 1998 from $87 million at November 30, 1997 primarily due to a $105 million participation in a $255 million first mortgage loan collateralized by a hotel portfolio that was acquired late in the quarter ended August 31, 1998. This loan was sold at par subsequent to quarter end.

     Other interest income increased during the three and nine month periods ended August 31, 1998, primarily due to investments made during the fourth quarter of 1997. The first quarter of 1998 also included interest earned from temporary investments made with cash received from Lennar in connection with the spin-off.

     Operating expenses increased to $2.0 million and $4.6 million during the three and nine month periods ended August 31, 1998, respectively, from $0.8 million and $2.8 million for the same periods in 1997, primarily due to increases in personnel and out-of-pocket expenses related to the growth of the CMBS business.

     Note: Actual and pro forma results are identical for 1997.

PARTNERSHIPS AND JOINT VENTURES

                               THREE MONTHS ENDED             NINE MONTHS ENDED
                                   AUGUST 31,                    AUGUST 31,
                           ---------------------------   ---------------------------
                                                PRO                           PRO
                               ACTUAL          FORMA         ACTUAL          FORMA
                           ---------------   ---------   ---------------   ---------
                            1998     1997      1997       1998     1997      1997
                           -------   -----   ---------   ------   ------   ---------
                                                (IN THOUSANDS)
Equity in earnings from
  partnerships
  Portfolios.............  $ 5,004   6,137     6,137     15,903   25,169    25,169
  Lennar Land Partners...    8,529      --     2,955     20,413       --     6,406
  Other..................    3,138     524       524      4,324    1,283     1,283
Management fees..........      796   3,217     3,217      2,556    6,989     6,989
                           -------   -----    ------     ------   ------    ------
  Total revenues.........   17,467   9,878    12,833     43,196   33,441    39,847
Operating expenses.......    1,347   1,020     1,020      3,525    3,933     3,933
                           -------   -----    ------     ------   ------    ------
  Operating earnings.....  $16,120   8,858    11,813     39,671   29,508    35,914
                           =======   =====    ======     ======   ======    ======

THREE MONTHS AND NINE MONTHS ENDED AUGUST 31, 1998 COMPARED TO THREE MONTHS AND NINE MONTHS ENDED AUGUST 31, 1997

     Operating earnings from partnerships and joint ventures increased to $16.1 million and $39.7 million for the three and nine month periods ended August 31, 1998, respectively, from $8.9 million and $29.5 million, for the same periods in 1997. Although our investments in earnings of our older partnerships have decreased, those related earnings have to some extent been replaced with our 50% share of LLP's results, which amounted to $8.5 million and $20.4 million for the three month and nine month periods ended August 31, 1998, respectively. We expect LLP to continue to provide recurring earnings at least over the next several years although the level of LLP's earnings will be dependent upon general economic conditions and housing starts. Other partnership earnings were higher during the third quarter ended August 31, 1998 compared with the same period in 1997 due to the sale of assets in the underlying partnerships.

     Partnership distributions received by us during the three month and nine month periods ended August 31, 1998 were $37.7 million and $54.9 million, respectively, in comparison with $42.5 million and $71.6 million for the same periods in 1997. For the three month and nine month periods ended August 31, 1998, respectively, distributions were $21.0 million and $14.3 million greater than our actual equity in earnings of the partnerships of $16.7 million and $40.6 million, respectively, primarily due to asset sales by the older partnerships and a $13 million distribution from LLP.

     Our overall investments in and advances to partnerships increased to $196 million at August 31, 1998 from $159 million at November 30, 1997. This was primarily due to the portfolio investments in Japan and the AHG acquisition. During the quarter, we completed our fifth portfolio purchase with partners of non-performing commercial mortgage real estate loans in Japan, bringing our total investment at August 31, 1998 to approximately $20 million.

     Management fees decreased to $0.8 million and $2.6 million for the three and nine month periods ended August 31, 1998, respectively, from $3.2 million and $7.0 million, for the same periods in 1997, due to lower disposition fees as there were fewer sales of partnership assets.

     Pro forma operating earnings from partnerships and joint ventures for the three and nine month periods ended August 31, 1997 were $11.8 million and $35.9 million, respectively, compared to $8.9 million and $29.5 million on an actual basis. These differences were due to the inclusion of LLP's pro forma income for the three and nine month periods ended August 31, 1997.

CORPORATE, OTHER, INTEREST, AND INCOME TAX EXPENSES

THREE MONTHS AND NINE MONTHS ENDED AUGUST 31, 1998 COMPARED TO THE THREE MONTHS AND NINE MONTHS ENDED AUGUST 31, 1997

     Corporate and other operating expenses increased to $2.6 million and $7.7 million for the three and nine month periods ended August 31, 1998, respectively, from $2.0 million and $5.6 million for the same periods in 1997, primarily due to higher incremental costs for operating as a stand-alone public company and a lower level of other income (which is netted against corporate, general and administrative expenses for business line reporting). Partially offsetting these increases was the absence of a charge incurred in the first quarter of 1997 for spin-off related expenses.

     Pro forma corporate and other operating expenses for the three and nine month periods ended August 31, 1997 were $2.7 million and $5.5 million, respectively, compared to $2.0 million and $5.6 million on an actual basis. These differences were due to the removal of spin-off related costs incurred in 1997, offset by incremental costs for operating as a stand-alone public company.

     Interest expense increased to $17.3 million and $34.3 million for the three and nine month periods ended August 31, 1998, respectively, from $7.5 million and $20.7 million, for the same periods in 1997. This increase was directly attributable to our mortgage notes and other debts payable increasing to $1,080 million at August 31, 1998 from $368 million at August 31, 1997, as described in further detail below under "Liquidity and Financial Resources."

     Pro forma interest expense for the three and nine month periods ended August 31, 1997 was $7.0 million and $19.1 million, respectively, compared to

$7.5 million and $20.7 million on an actual basis. This difference was due to the pro forma use of proceeds from funds advanced by Lennar on October 31, 1997, to repay debt as if such debt had been repaid on December 1, 1996.

     Income tax expense decreased to $7.4 million for the three months ended August 31, 1998 from $7.5 million for the same period in 1997; and increased to $27.0 million for the nine months ended August 31, 1998 from $24.3 million for the same period in 1997. However, as a result of the AHG tax credits, our effective tax rate was reduced to 28% and 34% for the three and nine month periods ended August 31, 1998 compared to 39% for both respective periods in 1997.

     Pro forma income tax expense for the three and nine month periods ended August 31, 1997 was $8.5 million and $27.4 million, respectively, compared to $7.5 million and $24.3 million on an actual basis. The difference was due to the estimated income tax effect of the pro forma adjustments at our effective tax rate of 39.0%.

LIQUIDITY AND FINANCIAL RESOURCES

     We received $1.0 million of cash from operating activities during the nine months ended August 31, 1998 compared with $32.4 million of cash used for the same period in 1997.

     Increased cash flow from operating activities during 1998 is primarily due to a decrease in restricted cash and an increase in accounts payable and accrued liabilities.

     Cash flows used in investing activities totaled $390.5 million during the nine months ended August 31, 1998 compared with $105.1 million of cash flows provided by investing activities for the same period in 1997. The increase in cash flow used in investing activities during the nine months ended August 31, 1998 is primarily attributable to higher purchases of operating properties and land held for investment, the AHG acquisition and significantly less proceeds from sales of investment securities.

     We received cash from financing activities of $413.2 million during the nine months ended August 31, 1998 compared with $70.7 million of cash used for the same period in 1997. The increase was primarily due to increased borrowings under repurchase agreements, revolving credit lines and mortgage notes and other debts payable, which were utilized to fund the purchase of new operating properties, the construction or improvement costs to existing properties, the purchase of land held for investment and the AHG acquisition.

     During the third quarter, we entered into a $150 million warehouse credit facility which is collateralized by mortgage loans. This line of credit bears interest at LIBOR plus a margin. At August 31, 1998, approximately $149 million was outstanding under this line.

     Beginning in the late summer of 1998, the market prices of real estate related securities began to decrease. We believe these decreases are for the most part due to the reduction in the number of purchasers and the amount of capital available in the market place to buy those securities as well as the recent increase in the supply of those securities. These price decreases did not directly affect our results from operations, because we hold our real estate related securities primarily as long-term investments. We do not believe the decline in market prices represents a permanent impairment of the value of the securities, particularly because there does not appear to have been an impairment of the value of the real estate assets underlying those securities.

     We have financed some of our purchases of real estate related securities under repurchase agreements. At August 31, 1998, we had two such repurchase lines amounting to $310 million of which $255 million was outstanding. Those agreements matured in September and October 1998, but were renewed through April and December 1999, although we reduced the aggregate commitment under the lines to $218 million. See "Description of Certain Indebtedness."

     Our board of directors has approved a stock repurchase plan authorizing us to buy back up to 2,000,000 shares of our own stock. As of the end of the third quarter, we had purchased and retired 350,000 shares under this program at an average price of approximately $16 per share.

YEAR 2000

     We have segregated our systems into two basic types in terms of identifying and assessing Year 2000 issues. These systems are the financial systems and the non-financial systems. The financial systems comprise the general ledger and related subsystems. Non-financial systems are primarily related to our business activities as a lessor of commercial real estate and we are currently assessing the cost to change these systems. The inability to correct any Year 2000 deficiencies in any non-financial systems would not seriously impair our ability to conduct our business.

     As part of the tax free spin-off from Lennar Corporation, we were required to segregate our financial systems from Lennar. We have identified the software and hardware to do this and have already put one system in place and are in the process of installing all other financial systems, all of which are Year 2000 compliant. We currently anticipate that the implementation of the new financial systems will be completed before mid-1999 and the total project costs will be between $3 million and $4 million.

     We are also in the process of assessing the Year 2000 readiness of our key vendors, subcontractors and business partners to determine whether key processes and business activities will be interrupted. We expect to complete this project early in 1999. A failure of our vendors, subcontractors and business partners to address adequately their Year 2000 readiness could affect our business. As part of its contingency planning efforts, we are preparing to identify alternate sources or strategies where necessary if we identify significant exposures.

                                    BUSINESS

REAL ESTATE INVESTMENTS AND RELATED ACTIVITIES

Commercial and Multi-Family Residential Rental Real Estate

     In 1969 Lennar began engaging in the development, ownership and management of commercial and residential multi-family rental real estate. Its initial activities of this type included acquiring an apartment complex, and building and operating small office buildings, local regional shopping centers and other commercial and industrial facilities on properties being developed as part of Lennar's homebuilding operations. Gradually, this was expanded to general development, acquisition and active management of commercial and residential multi-family rental real estate, as well as acquiring land for development and sale or leasing for commercial uses. Among other things, these activities helped offset the cyclical nature of Lennar's homebuilding business. We have developed a staff of in-house real estate professionals to engage in those activities, including on-site management, leasing and maintenance personnel, and accounting and management personnel located at several offices. We also, in some instances, have used outside management companies to perform day-to-day activities. In those instances, our employees have closely supervised the operation of the commercial properties and the activities of the outside management companies. At August 31, 1998, our portfolio included 13 shopping centers with 1.1 million square feet of rentable space, nine office buildings with 2.2 million square feet of rentable space, two industrial properties, 9,866 apartment units, a mobile home park and five hotels.

     The shopping centers we own and operate include seven small regional shopping centers (sometimes referred to as "strip centers") with between 12,000 square feet and 36,400 square feet of store space, as well as parking areas and public areas, and six larger shopping centers, with 72,000 square feet to 462,000 square feet of store space. All the small regional centers are located in Florida. Of the larger shopping centers, four are in Florida and two are in Arizona.

     Our nine office buildings range from one to 36 stories and have an aggregate of 2.2 million square feet of rentable office space. Three of the office buildings are in Florida, one is in Georgia, four are in California and one is in Louisiana. Our industrial properties are located in Florida and California and consist of 80,000 square feet and 382,000 square feet, respectively, of usable floor space. Our 48 apartment properties range in size from 40 to 712 units.

     The apartment properties are geographically located as follows:

                                                           NUMBER OF
STATE                                                      PROPERTIES
-----                                                      ----------
Washington..........................................           12
Florida.............................................            6
Oregon..............................................            5
New Mexico..........................................            3
Arizona.............................................            2
California..........................................            2
Colorado............................................            2
Illinois............................................            2
Montana.............................................            2
Nevada..............................................            2
Pennsylvania........................................            2
Tennessee...........................................            2
Texas...............................................            2
Georgia.............................................            1
Idaho...............................................            1
Maryland............................................            1
Virginia............................................            1
                                                               --
                                                               48
                                                               ==

     The five hotels owned by us have a total of 1,055 rooms. Two of the properties are under development and the other three are managed by a national chain under a management contract which can be terminated by either party on 10 days' notice.

     In addition to our operating properties, we own commercially zoned land,
1.6 million square feet of which is leased under ground leases, and 1,145.5 acres of which is to be used for specific projects or sold.

     We maintain a program of liability, property loss and damage and other insurance which covers all our properties and which we believe is adequate to protect us against all reasonably foreseeable material insurable risks.

     The net book value at August 31, 1998 and the annualized operating results for the nine month period ended on that date with regard to various types of properties owned by us, and related furniture, furnishings and equipment, were as follows:

                                                      ANNUALIZED      ANNUALIZED
                                                     NET OPERATING   NOI AS A % OF
                              NET BOOK   OCCUPANCY      INCOME         NET BOOK
                               VALUE       RATE          (NOI)           VALUE
                              --------   ---------   -------------   -------------
                                       (IN THOUSANDS, EXCEPT PERCENTAGES)
Stabilized operating
  properties
  Commercial................  $116,894      98%         $16,370           14%
  Multi-family..............    26,880      92%           7,607           28%
  AHG multi-family(1).......   158,530      93%           8,878            6%
  Hotel and other...........    45,400      73%           9,200           20%
Under development or
  repositioning
  Commercial................   121,141                    4,168
  Multi-family..............   137,362                    3,214
  Hotel.....................    11,300                       --
                              --------                  -------
Total operating
  properties................   617,507                   49,437
Furniture, fixtures and
  equipment.................     5,640                       --
Land held for investment....   162,008                       --
                              --------                  -------
Total operating properties
  and equipment.............  $785,155                  $49,437
                              ========                  =======

-------------------------

(1) Annualized NOI and annualized NOI as a percentage of net book value excludes the annualized effect of tax credits; if included, annualized NOI and annualized NOI as a percentage of net book value would have been $20,173 and 13%, respectively.

     Our financing strategy with regard to our real estate portfolio is normally to obtain financing secured by specific assets when we acquire them. This type of financing usually is short- or intermediate-term. However, we sometimes seek more permanent financing in cases where the market for an asset makes long-term debt an attractive option and the loan can be assumed or prepaid.

     During 1998 we entered the business of owning, developing and syndicating multi-family and senior housing properties by acquiring interests in AHG. AHG owns approximately 6,100 residential rental apartments, many of which qualify for low-income housing tax credits. Of the apartments, 49% are located in the Northwestern United States, 17% are located in the Southwest, 15% are located in the East, 13% are located in the Far West, and the remainder are located in the Southeast and Midwest. Approximately 82% of the apartments were constructed by AHG or under its supervision. AHG acquired the other apartments after they were completed. At August 31, 1998, our balance sheet included AHG balances as follows: properties of approximately $194 million, investments in partnerships of approximately $14 million and approximately $133 million of pre-existing property-specific mortgage financing that is non-recourse to us. We paid $76 million as of August 31, 1998 to purchase the interests in AHG.

     Since the AHG acquisition, we have committed to develop five additional apartment properties which should qualify for low-income housing tax credits. These new properties will contain approximately 850 rental apartments. We expect to continue acquiring, developing, operating and syndicating residential apartments which qualify for low-income tax credits.

Portfolios of Commercial Mortgage Loans and Owned Real Estate

     In 1992, we began acquiring, directly and through partnerships, portfolios of commercial mortgage loans and related pools of owned real estate assets in the United States. Our first transaction of this type was a partnership with The Morgan Stanley Real Estate Fund, which acquired from Resolution Trust Corporation a portfolio of almost $1 billion face value of assets consisting of more than 1,000 mortgage loans and 65 properties. Since 1992, we have formed 11 additional partnerships with several different investment banking firms and real estate funds to purchase and handle workout activities regarding portfolios of distressed commercial loans and related real estate. Our partners in these additional partnerships included affiliates of Banc One/Orix, Blackrock Group, BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation, Deutsche Bank Securities, First Chicago Capital Corp., Lehman Brothers Inc., Morgan Stanley Dean Witter and Westbrook Partners. Involvement of these partners both gave us access to investment opportunities we might not otherwise have had and reduced the amount we had to invest to acquire interests in large portfolios.

     In each of these partnerships, one of our subsidiaries acts as the managing general partner and conducts the business of the partnership. The partnership portfolio acquisitions in 1993 included a portfolio of real estate assets with a face amount of more than $2 billion, in what we believe is one of the largest real estate portfolio acquisitions ever to take place in the United States. We earn management fees and asset disposition fees from the partnerships and have carried interests in cash flow and sale proceeds once the partners have recovered their capital and achieved specified returns. Our investments ranged from 15% to 50% of the partnerships' capital and totaled $165 million, out of a total of $684 million invested in the partnerships. By August 31, 1998, the partnerships had distributed a total of $1.2 billion to the partners, of which $356 million had been distributed to us. We also received management and asset disposition fees totaling approximately $52.4 million. As the U.S. real estate markets strengthened in 1996 and 1997, substantially fewer large real estate portfolios become available at what we viewed as attractive prices. We have not participated in a partnership which acquired a portfolio of underperforming real estate assets in the United States since August 1996 (although we became part of several partnerships to acquire portfolios of underperforming and nonperforming commercial mortgage loans in Japan). However, we have continued to acquire individual underperforming real estate assets. Currently, the partnerships we formed are engaged primarily in enhancing and disposing of assets in the portfolios they acquired, as well as collecting sums paid with regard to portfolio assets. Since June 1992, we have also acquired directly three portfolios of real estate assets with face amounts of between $21 million and $75 million.

     The portfolio loans consist primarily, but not entirely, of fixed rate first mortgage loans secured by office and industrial buildings, shopping centers and multi-family residential properties. They are not covered by credit insurance.

     Our principal activity with respect to distressed portfolios (whether owned by partnerships or directly owned by us) is to manage the workout of nonperforming loans, including negotiating new or modified financing terms and foreclosing on defaulted loans. The assets generally are held only as long as is required to enhance their value and prepare them for sale. Approximately 20% to 25% of each portfolio is turned over each year. We believe our workout and property rehabilitation skills are the principal reasons financial institutions have sought us as a partner in acquiring portfolios of distressed assets and have given us management control of the partnerships.

     Debt financing for partnerships' acquisitions of real estate related asset portfolios has usually been on a non-recourse basis and with no guaranties by us or any other of the partners. In some cases, the lender must be repaid in full before a partnership can make cash distributions to us and our partners. Our financing strategy with regard to real estate related asset portfolios in which we invest directly is to seek financing which matches the underlying loans. This type of financing usually gives lenders recourse to those of our subsidiaries which acquire particular asset portfolios.

Investments in CMBS

     As a further use of our loan and real estate workout capabilities, we acquire unrated and non-investment grade rated subordinated CMBS and provide "special servicing" for the mortgage pools to which they relate. Fitch IBCA, Inc., which rates special servicers of CMBS on the basis of management team, organizational structure, operating history, workout and asset disposition experience and strategies, information systems, investor reporting capabilities and financial resources, has given us Fitch's highest rating. At August 31, 1998, we were entitled to be the special servicer with regard to 42 securitized commercial mortgage pools and owned unrated junior CMBS related to 38 of those pools. Special servicing is the business of managing and working out the problem assets in a pool of commercial mortgages or other assets. For example, when a mortgage in a securitized pool goes into default, the special servicer negotiates with the borrower on behalf of the pool to resolve the situation. We use as special servicer essentially the same workout skills we apply with regard to our distressed asset portfolios. Because the holders of the unrated CMBS receive everything that is collected after the more senior levels of CMBS have been paid in full, we and other holders of unrated CMBS are the principal beneficiaries of increased collections. Therefore, ownership of the unrated CMBS gives us an opportunity to profit from our special servicing in addition to receiving fees for being special servicer. We have not purchased unrated CMBS unless we have had the right to be the special servicer of the mortgage pools to which they relate.

     We also, in some instances, purchase non-investment grade rated subordinated CMBS relating to commercial mortgage pools as to which we will act as special servicer. We expect to receive a yield on these securities based on the stated interest and amortization of our purchase discount. However, if, as senior CMBS issued with regard to a pool begin to be paid down, and the performance of the pool exceeds initial expectations, then the ratings of the subordinated CMBS are sometimes upgraded by the rating agencies. This increases their market values and gives us an opportunity to achieve gains on sale of the securities, as well as receiving the stated interest while we hold them. Therefore, purchases of non-investment grade rated subordinated securities, like purchases of unrated junior securities, are a means for us to profit from our workout skills.

     Particularly in periods of falling interest rates, there often are prepayments of mortgages underlying CMBS. Because we usually purchase CMBS at significant discounts from their face amounts, prepayments tend to increase our yield as a percentage of our investment.

     We are currently financing our purchases of CMBS through cash flow generated from operations, repurchase obligations and borrowings under medium-term and short-term revolving credit lines.

     The following are the CMBS held by us at August 31, 1998:

                                  WEIGHTED                       WEIGHTED   WEIGHTED
                                  AVERAGE                % OF    AVERAGE    AVERAGE
                         FACE     INTEREST     BOOK      FACE      CASH       BOOK
                        AMOUNT      RATE      VALUE     AMOUNT   YIELD(1)   YIELD(2)
                       --------   --------   --------   ------   --------   --------
                                    (IN THOUSANDS, EXCEPT PERCENTAGES)
BB rated or
  above..............  $121,317     8.38%    $103,228    85.1%      9.9%      13.4%
B rated..............   173,235     7.58%     126,109    72.8%     10.6%      13.1%
Unrated..............   559,854     7.60%     136,667    24.4%     30.4%      23.6%
Unrealized gains on
  securities and
  other..............        --       --       36,715      --        --         --
                       --------              --------
  Total CMBS
     portfolio.......  $854,406     7.89%    $402,719    47.1%     17.8%      17.1%
                       ========              ========

-------------------------

     (1) Cash yield is determined by annualizing the actual cash received during the month ended August 31, 1998, and dividing the result by the book value at August 31, 1998.

     (2) Book yield is determined by annualizing the interest income for the month ended August 31, 1998, and dividing the result by the book value at August 31, 1998.

Commercial Real Estate Lending

     We hold mortgage loans made with regard to commercial properties or properties being developed as residential communities, and loans made to the developers and builders themselves. At August 31, 1998, we held nine mortgage loans with a total outstanding principal balance of $174.6 million and seven loans to developers and builders with a total outstanding principal balance of $35.3 million. The states in which the properties securing our mortgage loans were located were as follows:

                                                       PRINCIPAL AMOUNT
STATE                                                      OF LOANS
-----                                                  ----------------
                                                        (IN THOUSANDS)
Nevada...............................................      $ 51,101
California...........................................        47,639
Texas................................................         3,704
Florida..............................................         2,487
Multiple States(1)...................................       105,000
                                                           --------
  Total..............................................      $209,931
                                                           ========

-------------------------

     (1) This item was a loan participation which was repurchased from us during the fourth quarter of 1998.

     The mortgage loans are primarily first mortgage loans secured by office buildings, shopping centers, hotels or land acquired for development. The mortgage loans on residential communities are usually subordinate to construction loans, and often provide us, in addition to interest income, participation in profits after the developer or builders have achieved specified financial targets. The types of loans held by us at August 31, 1998, were as follows:

                                                       PRINCIPAL AMOUNT
TYPE OF LOAN                                               OF LOANS
------------                                           ----------------
                                                        (IN THOUSANDS)
Mortgage loans
  Hotels.............................................      $105,000(1)
  Convention center..................................        45,000
  Office buildings...................................        17,295
  Shopping center....................................         3,704
  Industrial park....................................         1,707
  Residential land...................................         1,302
  Recreation facility................................           290
  Warehouse..........................................           282
Developer and builder loans..........................        35,351
                                                           --------
  Total..............................................      $209,931
                                                           ========

-------------------------

     (1) This item was a loan participation which was repurchased from us during the fourth quarter of 1998.

     We identify opportunities to make commercial and residential development loans through brokers and relationships with other real estate companies and developers.

     We evaluate possible loans with in-house personnel, who perform site visits and do market, demographic and financial analyses with regard to the collateral for the loans. We apply guidelines, which change from time to time depending on the type of property and market conditions, relating to loan-to-value ratio, debt coverage and other financial ratios. In most instances the guidelines we have applied have been similar to those applied in evaluating commercial mortgages for inclusion in mortgage securitizations (although we have not to date securitized any of the commercial loans we originated for our own account). Sometimes we have made subordinated loans to which we apply other guidelines, but which bear interest at rates which are higher than those on senior commercial mortgage loans, and some of which provide us participations in profits from the underlying properties.

Lennar Land Partners

     Before the spin-off, Lennar and we transferred to LLP, which is 50% owned by us and 50% owned by Lennar, parcels of land or interests in land and other assets which had a total book value on Lennar's books at October 31, 1997 of approximately $372.4 million. This land was acquired by Lennar primarily to be used for residential home development. The parcels of land or interests in land contributed by us had been contributed to us by Lennar so we could contribute them to LLP and receive a 50% interest in LLP. From November 1, 1997 through August 31, 1998, LLP had land sale revenues of $135.4 million, of which $81.3 million was from sales to Lennar. During that period, LLP obtained control of approximately 8,000 additional homesites, primarily through partnership arrangements. At August 31, 1998, LLP's land consisted of approximately 26,175 potential home sites in 32 communities, of which 19 communities with 17,603 potential home sites are in Florida, two communities with 628 potential home sites are in Arizona, five communities with 3,758 potential home sites are in Texas and six communities with 4,186 potential home sites are in California. Approximately 8% of the land was developed and ready to be built upon, 48% of the land was in various stages of development and 44% of the land was totally undeveloped.

     When Lennar contributed that land to us and to LLP, Lennar retained options to purchase up to approximately 22% of the contributed land at prices it established. The remaining land is available for sale to independent homebuilders or to Lennar at prices determined from time to time, which, as is discussed below, we must approve.

     LLP has an agreement with Lennar under which Lennar, for a fee, administers all day-to-day activities of LLP, including overseeing planning and development of properties and overseeing sales of land to Lennar and other builders.

     LLP is governed by an Executive Committee consisting of representatives of Lennar and of us, with Lennar's representatives and our representatives each having in total one vote. This, in effect, gives each of Lennar and us a veto with regard to matters presented to the Executive Committee. Our by-laws require that all significant decisions relating to LLP be approved by a Board of Directors committee consisting entirely of directors who have no relationship with Lennar.

     Lennar may, but will be under no obligation to, offer additional properties to LLP. Lennar is free to acquire properties for itself without any consideration of whether those properties might have been appropriate for LLP. We can, in effect, veto any proposals that LLP acquire properties proposed by Lennar. Arrangements with regard to particular properties might include, (i) options to Lennar to purchase all or portions of properties, (ii) rights of first refusal for Lennar to acquire lots if other builders propose to acquire them, or (iii) buy/sell arrangements under which, if Lennar wanted to purchase lots on which it did not have an option, it would propose a purchase price and we would have the option either to approve the sale to Lennar at that price or to purchase the lots for that price (probably in order to resell them to someone who would be willing to pay a higher price).

     We might seek to acquire commercial portions of properties owned or acquired by LLP or options relating to them. If we did, Lennar could, if it wanted to do so, veto acquisitions by us.

     LLP has a $125 million revolving line of credit, and a $100 million term loan, each of which matures in 2001. If LLP defaults under those credit facilities, the lenders have the right to require us, together with Lennar, to purchase LLP's obligations to the lenders, or a portion of them. However, if the default is failure to meet financial covenants, the lenders must give Lennar and us the opportunity to cure the default. Many of LLP's assets are subject to non-recourse mortgage loans. The revolving line of credit is available to supplement financing which is available with regard to specific properties. As of August 31, 1998, there was $8 million outstanding under the revolving line of credit, and $79 million outstanding under the term loan.

COMPETITION

     In virtually all aspects of our activities, we compete with a variety of real estate development companies, real estate investment trusts, investment firms, investment funds and others. The principal area of competition is for the purchase of real estate assets and securities at prices which we believe will enable us to achieve our desired returns. As the real estate markets improved over most of the past two years, we encountered increased competition in several of the markets in which we compete, including the purchase of certain types of real estate and CMBS, as well as real estate lending. We believe that our access to investment opportunities through our relationships and presence in markets across the country, our ability quickly to underwrite and evaluate those opportunities and our expertise in real estate workout and management helped us to compete effectively in the purchase of those types of assets. In addition, our experience in adding value to real estate and our top rating as a special servicer to CMBS transactions often attracts other investors with attractive investment opportunities but who do not have those skills.

     Competitive conditions relating to shopping centers, office buildings, industrial properties, residential apartment buildings and hotels owned or operated by us vary depending on the locations of particular properties. Most often these facilities compete for tenants or other users based on their locations, the facilities provided and the pricing of the leases or room rates. As general economic conditions improved in 1997 and 1998, occupancies generally increased in many of our markets, which helped to reduce the amount of competition in existing properties and has allowed for, in certain instances, new development.

     We are not a significant national competitor with regard to any of the properties we own or any type of real estate securities, except that industry sources regarding issuances of CMBS indicate that the CMBS as to which we had the right to assume the special servicing represented 17.6% and 12.8% of all the CMBS issued in 1996 and 1997, respectively.

REGULATION

     Commercial properties owned by us or partnerships in which we participate must comply with a variety of state and local regulations relating to, among other things, zoning, treatment of waste, construction materials which must be used and some aspects of building design.

     In our loan workout activities, we are required to comply with a number of Federal and state laws designed to protect debtors against overbearing loan collection techniques. However, in most instances, laws of this type apply to consumer level loans (including home mortgages), but do not apply to commercial loans.

     Our hotels have to be licensed to conduct various aspects of their businesses, including sales of alcoholic beverages.

EMPLOYEES

     At August 31, 1998, we had 401 full time and 48 part time employees, of whom 10 were senior management, 41 were corporate staff, 146 were hotel personnel and 252 were engaged in asset acquisitions, loan workouts and rehabilitation and disposition of properties.

     None of our employees is represented by a union. We believe our relationships with our employees are good.

LEGAL PROCEEDINGS

     We are not subject to any legal proceedings other than suits relating to properties we own which we view as an ordinary part of our business, and most of which are covered by insurance. We believe these suits will not, in aggregate, have a material adverse effect upon us.

PROPERTIES

     We maintain our principal executive offices at 760 N.W. 107th Avenue, Miami, Florida, in a building which we built and is owned by us. Those offices consist of approximately 16,000 square feet. We have additional offices in various office buildings owned by us and we lease offices in two other facilities.

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists our directors, all of whom will serve until the next annual meeting of stockholders, and our executive officers:

NAME                             AGE          PRINCIPAL POSITION
----                             ---          ------------------
Stuart A. Miller...............  41     Chairman of the Board; Director
Steven J. Saiontz..............  40     Chief Executive Officer;
                                        Director
Jeffrey P. Krasnoff............  43     President; Director
Shelly Rubin...................  36     Financial Vice President
Michelle R. Simon..............  35     Secretary and Corporate Counsel
Robert Cherry..................  36     Vice President
Steven I. Engel................  52     Vice President
Mark A. Griffith...............  42     Vice President
David G. Levin.................  43     Vice President
Ronald E. Schrager.............  37     Vice President
David O. Team..................  38     Vice President
Margaret A. Jordan.............  47     Treasurer
John T. McMickle...............  41     Controller
Leonard Miller.................  66     Director
Sue M. Cobb....................  61     Director
Carlos M. de la Cruz...........  57     Director
Brian L. Bilzin................  53     Director

     Stuart A. Miller is our Chairman of the Board. Mr. Miller became our Chairman of the Board when we were formed in June 1997. Mr. Miller has been the President and Chief Executive Officer of Lennar since April 1997. For more than five years prior to April 1997, Mr. Miller was a vice president of Lennar and held various executive positions with Lennar subsidiaries, including being the president of its principal homebuilding subsidiary from December 1991 to April 1997 and the president of its principal real estate investment and management division (the predecessor to a substantial portion of our business) from April 1995 to April 1997.

     Steven J. Saiontz is our Chief Executive Officer. Mr. Saiontz became our Chief Executive Officer and a Director when we were formed in June 1997. For more than five years prior to that, he was the president of Lennar Financial Services, Inc., a wholly owned subsidiary of Lennar. Mr. Saiontz is currently a Director of Lennar. He is the brother-in-law of Stuart A. Miller and the son-in-law of Leonard Miller.

     Jeffrey P. Krasnoff is our President. Mr. Krasnoff became our President when we were formed in June 1997 and became a Director in December 1997. From 1987 until June 1997, he was a vice president of Lennar. From 1990 until he became our President, Mr. Krasnoff was involved almost entirely in Lennar's real estate investment and management division (the predecessor to a substantial portion of our business).

     Shelly Rubin is our Financial Vice President. She became our Financial Vice President when we were formed in June 1997. From May 1994 until June 1997, she was the principal financial officer of Lennar's real estate investment and management division (the predecessor to a substantial portion of our business). From 1991 until May 1994, Ms. Rubin was employed by Burger King Corporation as the controller for its real estate division.

     Michelle R. Simon is our Secretary and Corporate Counsel. She became our Secretary and Corporate Counsel when we were formed in June 1997. From 1994 until June 1997, she was the counsel to Lennar's real estate investment division (the predecessor to a substantial portion of our business). From 1992 to 1994, Ms. Simon was an associate and then a vice president in the investment banking division, special execution group, of Goldman, Sachs & Co.

     Robert Cherry is a Vice President, responsible for sourcing and evaluating new investment opportunities. From March 1995 until October 1997, Mr. Cherry had similar responsibilities for Lennar's real estate investment and management division (the predecessor to a substantial portion of our business). From March 1994 until February 1995, he was a vice president of G. Soros Realty Advisors/Quantum North America Realty Fund. Prior to that he was a senior analyst at Moody's Investor Service. Before joining Moody's, Mr. Cherry was an associate at the law firm of Sullivan & Cromwell.

     Steven I. Engel is a Vice President, directing the special servicing of our CMBS portfolio. From 1992 until 1997, Mr. Engel had similar responsibilities for Lennar's real estate investment and management division (the predecessor to a substantial portion of our business). From 1987 to 1992, Mr. Engel owned and managed his own single family construction company with projects in Broward, Collier and Lee counties in Florida.

     Mark A. Griffith is a Vice President, responsible for managing our Eastern Regional Division. From February 1990 until October 1997, Mr. Griffith had similar responsibilities for Lennar's real estate investment and management division (the predecessor to a substantial portion of our business).

     David G. Levin is a Vice President, responsible for managing Lennar Capital Services, one of our subsidiaries. From February 1992 until early 1997, Mr. Levin was responsible for managing the Miami Division of Lennar's real estate investment and management division (the predecessor to a substantial portion of our business), which was at that time primarily focused on partnerships with the Morgan Stanley Real Estate Fund. Prior to that he had various positions with commercial real estate firms including managing director of Bear Stearns Real Estate Group.

     Ronald E. Schrager is a Vice President, responsible for managing our Miami Division, which is primarily focused on CMBS/special servicing. From September 1992 until early 1997, he held several positions in Lennar's real estate investment and management division (the predecessor to a substantial portion of our business), managing various areas. Prior to that he served as a vice president of Chemical Bank's Real Estate Finance Group.

     David O. Team is a Vice President, responsible for our Western Regional Division. From April 1996 until October 1997, Mr. Team had similar responsibilities for Lennar's real estate investment and management division (the predecessor to a substantial portion of our business). From 1994 to 1996, Mr. Team was the owner and president of Windward Realty Group, a real estate development firm. From 1992 to 1993, he was a senior vice president with American Real Estate Group.

     Margaret A. Jordan is our Treasurer. Ms. Jordan joined us in September 1997. From February 1993 to August 1997, Ms. Jordan worked as an independent contractor and financial consultant to real estate businesses. From June 1987 to January 1993, Ms. Jordan was employed by Atlantic Gulf Communities Corporation, serving as assistant treasurer and then senior vice president and treasurer.

     John T. McMickle is our Controller. Mr. McMickle joined us in July 1997. From 1994 to June 1997, Mr. McMickle was responsible for financial reporting at Ryder System. Prior to that he was employed as a senior manager by Price Waterhouse LLP.

     Leonard Miller is the Chairman of the Board of Lennar. He has been the President or Chairman of the Board, or both, of Lennar since it was founded in 1969. From the time Lennar was founded until April 1997, Mr. Miller was the chief executive officer of Lennar. Leonard Miller is the father of Stuart A. Miller and the father-in-law of Steven J. Saiontz.

     Sue M. Cobb is and for more than five years has been, Managing Director and General Counsel of Cobb Partners, Inc. and affiliated companies, a privately owned group of companies involved in investments, real estate and resort development. She was the founding partner of the Public Finance Department in the law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., with whom she was associated from 1978 until early 1998. From 1993 to 1996, she was also Vice President and General Counsel of Pan American World Airways, Inc. She is currently a Director of Enterprise Florida Capital Development Corp., a public/private development organization in the State of Florida; and a Director of Kirkwood Associates, Inc., a closely held ski and summer resort company headquartered in Kirkwood, California. From 1982 to 1988, she was a member of the Board of Directors of the Federal Reserve Bank of Atlanta, Miami Branch, and served three terms as Chairman of that Board.

     Carlos M. de la Cruz is, and for more than five years has been, the Chairman of the Board of Eagle Brands, Inc. (a beverage wholesaler), Coca-Cola Puerto Rico Bottlers and the Miami Honda, Central Hyundai, Sunshine Ford and Central Kia automobile dealerships.

     Brian L. Bilzin is, and since February 1, 1998 has been, a partner in the law firm of Bilzin Sumberg Dunn Price & Axelrod LLP. For more than five years prior to February 1, 1998, Mr. Bilzin was a partner in Rubin Baum Levin Constant Friedman & Bilzin, a law firm.

     We have an Audit Committee, consisting entirely of directors who are not employees, officers or former officers us or any of our subsidiaries or divisions, are not relatives of any of our principal executive officers, and are not individual members of organizations which act as advisors, consultants or legal counsel to us which receive compensation on a continuing basis from us. The functions of the Audit Committee will be to recommend to the full Board of Directors the engagement of independent auditors, review the scope of non-audit services performed for us or our subsidiaries by the independent auditors, review the independent auditors' recommendations for improvements of internal controls and review the scope of work, findings and conclusions of our Internal Audit Department. The members of this Committee are Ms. Sue M. Cobb and Mr. Carlos M. de la Cruz.

     Our By-Laws require that we have, until 2002, an Independent Directors Committee consisting of three or more directors, none of whom is an officer or employee of us or a subsidiary, and none of whom is a director, officer or employee of Lennar Corporation or a subsidiary of Lennar Corporation. Our By-Laws state that, unless the action has been approved by the Independent Directors Committee, we may not, and our Board of Directors may not approve or authorize us to, (i) instruct or permit the representatives of a subsidiary on the Executive Committee of LLP to vote or consent with regard to any action which requires the unanimous vote of that Executive Committee, (ii) enter into, or permit any of its subsidiaries to enter into, any transaction with Lennar Corporation or any of its subsidiaries, or (iii) agree to any amendment of, or give any waiver or consent under, the Separation and Distribution Agreement. The members of this Committee are Mr. Brian L. Bilzin, Ms. Sue M. Cobb and Mr. Carlos M. de la Cruz.

     We have (a) a Compensation Committee (whose members are Messrs. Leonard Miller and Brian L. Bilzin), which determines the compensation of our chief executive officer and other executive officers and reviews the compensation of its other key employees, (b) a Stock Option Committee (whose members are Messrs. Jeffrey P. Krasnoff, Stuart A. Miller and Leonard Miller), which grants, and determines the terms of, options under our Employee Stock Option Plans, except grants to our directors or officers and (c) a Directors and Officers Stock Option Committee (whose members are Ms. Sue M. Cobb and Mr. Carlos M. de la
Cruz), which approves grants, and the terms of, options granted to our directors or officers (in addition to approval by our Board of Directors of grants of options to our directors and officers).

     We use incentive compensation to encourage key employees to remain with us, as well as to reward performance. Thus, in many instances 50% of bonuses to key employees are paid when they are earned, with the remaining 50% payable over the following five years, and most stock options are ten year options which become exercisable in 10% increments on the first through ninth anniversaries of their dates of grant.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following table sets forth our mortgage notes and other debts payable on a consolidated basis at August 31, 1998.

                                                              AT AUGUST 31, 1998
                                                              ------------------
                                                                (IN THOUSANDS)
SECURED DEBT WITHOUT RECOURSE TO US:
  Mortgage notes on operating properties and land with fixed interest rates of 4.9% to 11%, due through April
     2036...................................................      $  117,306
  Mortgage notes on operating properties and land with a
     floating interest rate (6.4% to 9.5% at August 31,
     1998), due through 2027................................         127,059
  Mortgage warehouse facility with a floating interest rate
     of 6.4% at August 31, 1998, secured by mortgage loans,
     due June 1999..........................................         148,950
                                                                  ----------
     Total secured debt without recourse to us..............         393,315
                                                                  ----------
SECURED DEBT WITH RECOURSE TO US:
  Mortgage notes on operating properties and land with fixed
     interest rates of 7.3% to 8.0%, due through 2004.......          26,748
  Mortgage notes on operating properties and land with
     floating interest rates (4.3% to 9.1% at August 31,
     1998),
     due through December 2010..............................          55,889
  Repurchase agreements with floating interest rates (6.4%
     to 6.8% at August 31, 1998), secured by CMBS,
     due through October 1998(1)............................         255,398
  Revolving credit lines with floating interest rates (6.5%
     to 6.6% at August 31, 1998), secured by CMBS and loans,
     due through August 1999................................          50,000
                                                                  ----------
     Total secured debt with recourse to us.................         388,035
                                                                  ----------
UNSECURED DEBT WITH RECOURSE TO US:
  Revolving credit line with a floating interest rate of
     6.7% at August 31, 1998, due December 2000.............         100,000
  Senior Subordinated Debt with a fixed interest rate of
     9.4% at August 31, 1998, due March 2008................         199,141
                                                                  ----------
     Total unsecured debt with recourse to us...............         299,141
                                                                  ----------
     Total mortgage notes and other debts payable...........      $1,080,491
                                                                  ==========

-------------------------

(1) The terms of these agreements were subsequently extended.

     Information concerning our more significant debt instruments is as follows:

MORTGAGE AND/OR DEVELOPER NOTES ON OPERATING PROPERTIES

     We, through subsidiaries, have 83 mortgage and/or developer notes on operating properties, 33 of which have scheduled principal and interest payments, and the remainder of which only have scheduled interest payments, with the principal due at maturity.

REPURCHASE AGREEMENTS

     We, through subsidiaries, have entered into two reverse repurchase agreements through which we finance selected CMBS. At August 31, 1998, the agreements had an aggregate commitment of $310 million under which $255 million was outstanding. Since that date we have reduced the aggregate commitment to $218 million. Interest is variable and is based on LIBOR plus specified percentages. One agreement, which has a commitment of $58 million, expires in April 1999. We have agreed to reduce gradually our borrowings under that agreement. The lender under the $160 million facility has agreed to extend the maturity of that facility through December 1999. We have also agreed to reduce gradually our borrowings under the $160 million facility. We have guaranteed the obligations of our subsidiaries under both of these agreements and the agreements are collateralized by the CMBS.

SECURED REVOLVING CREDIT LINES

     We, through subsidiaries, have three secured revolving credit lines with an aggregate commitment of $225 million under which $199 million was outstanding at August 31, 1998. Interest is variable and is based on LIBOR plus specified percentages. The lines are collateralized by CMBS and mortgage loans. The lines mature during 1999 and are expected to be refinanced or extended on substantially the same terms as the existing lines. The agreements also contain certain financial tests and restrictive covenants, none of which are currently expected to restrict our activities. We have guaranteed the obligations of our subsidiaries under two of these agreements, representing $75 million of the $225 million.

UNSECURED REVOLVING CREDIT NOTES PAYABLE

     On December 5, 1997, we and certain of our subsidiaries entered into a $200 million unsecured revolving credit agreement which expires on December 31, 2000, with the option of a one year extension. Interest is calculated at LIBOR plus a margin, which varies based on our leverage and debt ratings. At August 31, 1998, there was $100 million outstanding under this agreement. At August 31, 1998, the interest rate was 6.7%. The agreement contains certain financial tests and restrictive covenants, including maximum leverage ratio, minimum net worth, minimum interest and fixed charge coverage ratios and limits on the incurrence of unsecured senior debt and subordinated debt. In addition, we are required to maintain a borrowing base. None of the covenants is currently expected to restrict our activities.

9 3/8% SENIOR SUBORDINATED NOTES

     On March 19, 1998, we sold $200 million principal amount of 9 3/8% Senior Subordinated Notes due 2008. The terms of the 9 3/8% Senior Subordinated Notes are substantially the same as the terms of the Notes, except with regard to the interest rate and payment dates, the redemption prices and the maturity date.

GUARANTEES OF PARTNERSHIP DEBT

     As of August 31, 1998, we were a guarantor or similarly obligated with regard to $204 million of credit facilities of LLP, under which $87 million was outstanding. If LLP defaults under those credit facilities, the lenders have the right to require us, together with Lennar, to purchase LLP's obligations to the lenders, or a portion of them. However, if the default is failure to meet financial covenants, the lenders must give us and Lennar the opportunity to cure the default. See "Business -- Real Estate Investments and Related
Activities -- Lennar Land Partners."

     In addition, we were the guarantor of up to $40 million of additional credit facilities of unconsolidated partnerships, under which $31 million was outstanding at August 31, 1998.

                            DESCRIPTION OF THE NOTES

     We have summarized certain terms of the Notes and the Indenture in this section. This summary is not complete. The following description of the particular terms of the Notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of Notes is inconsistent with that general description in the prospectus, the following description replaces that in the prospectus. We will issue the Notes under an Indenture to be dated as of January 25, 1999, between us and The Bank of New York, as trustee (the "Trustee"), as supplemented by a Supplemental Indenture to be dated as of January 25, 1999 (the "Indenture"). We have also filed the Indenture with the SEC. You should read the Indenture for additional information before you purchase Notes. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). Capitalized terms used but not defined in this section have the meanings specified in the Indenture. For purposes of this "Description of the Notes," "we," "our" or "us" refers to LNR Property Corporation and does not include our subsidiaries except in references to financial data determined on a consolidated basis.

GENERAL

     The Notes will be our general unsecured obligations and will be subordinated in right of payment to all existing and future Senior Indebtedness. The Notes will rank equal in right of payment with any of our other senior subordinated indebtedness and will rank senior in right of payment to any of our other subordinated indebtedness. In addition, as obligations of a holding company, the Notes will be effectively subordinated to all present and future indebtedness of our Subsidiaries. See "Risk Factors -- Ranking of Our Obligations."

PRINCIPAL, MATURITY AND INTEREST

     The Notes offered are limited in aggregate principal amount to $100 million, and will mature on January 15, 2009. Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be payable in arrears on each January 15 and July 15, commencing on July 15, 1999. We will pay interest to the persons in whose names the Notes are registered at the close of business on the fifteenth day immediately preceding each interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. There is no sinking fund applicable to the Notes.

REDEMPTION

     Optional Redemption. The Notes will be redeemable at our option at any time on or after January 15, 2004 in whole or in part, upon not less than 30 nor more than 60 days' notice. If the Notes are redeemed during the twelve-month period commencing on January 15 of any of the years indicated below, the redemption price will equal the percentage of the amount of the redeemed Notes opposite that year, plus accrued and unpaid interest thereon to the applicable redemption date:

                           YEAR                               PERCENTAGE
                           ----                               ----------
2004......................................................     105.375%
2005......................................................     104.031
2006......................................................     102.688
2007......................................................     101.344
2008 and thereafter.......................................     100.000

     Optional Redemption upon Public Equity Offerings. Notwithstanding the foregoing, at any time on or prior to January 15, 2002, we may redeem up to 35% of the aggregate principal amount of the Notes originally issued with net cash proceeds of one or more Public Equity Offerings. The redemption price will equal 110.750% of the aggregate principal amount to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. However, immediately following such redemption, at least 65% of the aggregate principal amount of the Notes originally issued must remain outstanding. The redemption must occur within 60 days of the date of the closing of any such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of our Qualified Capital Stock under an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (the "Securities Act").

SELECTION AND NOTICE OF REDEMPTION

     If less than all of the Notes are to be redeemed at any time, the Trustee will select the particular Notes or portions of Notes to be redeemed (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, (2) if the Notes are not then listed, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate. Notes of $1,000 or less will not be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the particular Notes to be redeemed on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

     Notice of redemption must be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note must state the portion of the principal amount of that Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

SUBORDINATION

     The payment of all Obligations on the Notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations on Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including without limitation our obligations under the Credit Agreement. Upon any payment or distribution of our assets to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding, all Obligations upon all Senior Indebtedness shall first be paid in full in cash or cash equivalents, or such payment duly provided for, before any payment or distribution is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any payment default occurs and is continuing with respect to any Senior Indebtedness, no payment of any kind or character shall be made by us or on our behalf or any other Person on our or that Person's behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

     In addition, if (1) any other event of default occurs and is continuing with respect to any Designated Senior Indebtedness permitting the holders of such Designated Senior Indebtedness then outstanding to accelerate the maturity thereof and (2) the Representative for that issue of Designated Senior Indebtedness gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default with respect to that issue of Designated Senior Indebtedness have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for that issue of Designated Senior Indebtedness terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), we and any of our Subsidiaries or any obligor under the Notes will not:

     - make any payment of any kind or character with respect to any Obligations on the Notes; or

     - acquire any of the Notes for cash or property or otherwise.

     Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced with respect to all issues of Designated Senior Indebtedness within any 360 consecutive days. No event of default which existed or was continuing on the commencement date of any Blockage Period shall be the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action, or any breach of any financial covenants for a period commencing after the commencement date of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose.

     As a result of this subordination, in the event of our insolvency, our creditors who are not holders of Senior Indebtedness, including the holders of the Notes, may recover less, ratably, than holders of Senior Indebtedness.

     As of August 31, 1998, giving pro forma effect to the issuance of the Notes and the assumed use of the estimated net proceeds from the issuance to repay Senior Indebtedness, the aggregate amount of Senior Indebtedness outstanding would have been $563 million.

     We are principally a holding company whose primary assets consist of shares of Common Stock issued by our Subsidiaries. Accordingly, we will be dependent upon the cash flows of, and receipt of dividends and advances from, or repayments of advances by, our Subsidiaries in order to meet our debt obligations, including our obligations under the Notes. The Notes will not be guaranteed by our Subsidiaries and, consequently, our Subsidiaries are not obligated or required to pay any amounts pursuant to the Notes or to make funds available therefor in the form of dividends or advances. See "Risk
Factors -- Ranking of Our Obligations."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, you will have the right to require that we offer to repurchase all or any part of your Notes (the "Change of Control Offer"). The purchase price paid in such a repurchase will equal 101% of the principal amount of those Notes, plus accrued and unpaid interest to the date of repurchase.

     Within 30 days following the date upon which a Change of Control occurs, we will send by first class mail to each holder, with a copy to the Trustee, a notice which will govern the terms of the Change of Control Offer. The notice will state, among other things, the repurchase date, which may be no earlier than 30 days and no later than 45 days from the mailing date of the notice, other than as required by law (the "Change of Control Payment Date"). If you elect to have a Note repurchased in a Change of Control Offer, you must surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent before the close of business on the third business day prior to the Change of Control Payment Date.

     In connection with any Change of Control, we will within 30 days following any Change of Control, (1) obtain the consents under the Credit Agreement and all other Senior Indebtedness required to permit the repurchase of the Notes pursuant to a Change of Control Offer or (2) repay in full all Indebtedness, and terminate all commitments, under the Credit Agreement and all other Senior Indebtedness the terms of which would prohibit the purchase of the Notes under a Change of Control Offer.

     If we are obligated to make a Change of Control Offer, there can be no assurance that we will be able to obtain all required consents under Senior Indebtedness or have available funds sufficient to repay Senior Indebtedness and to pay the Change of Control purchase price for all the Notes tendered in the Change of Control Offer. In the event we are required to purchase outstanding Notes under a Change of Control Offer, we would need to seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain any such financing.

     Neither our Board of Directors nor the Trustee may waive the covenant relating to our obligation to repurchase Notes upon a Change of Control. That obligation, as well as restrictions in the Indenture on our and our Subsidiaries' ability to incur additional Indebtedness, to grant liens on our property and to make Restricted Payments may also make more difficult or discourage a takeover of us, whether favored or opposed by the our management. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such obligations and restrictions, and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of us or any of our Subsidiaries by our management. However, the Indenture may not afford the holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     A Change of Control will be deemed to have occurred on, among other events, the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our and our Subsidiaries' assets taken as a whole. Although there is case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase your Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our Subsidiaries' assets taken as a whole to another Person or group may be uncertain.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

     We will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer in response to such Change of Control Offer.

CERTAIN COVENANTS

     Limitation on Incurrence of Additional Indebtedness. We will not, and will not cause or permit any of our Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur"), any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness.

     Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, we and our Subsidiaries may incur Indebtedness

(including, without limitation, Acquired Indebtedness) if on the incurrence of such Indebtedness, after giving effect to the incurrence thereof:

     - our Consolidated Fixed Charge Coverage Ratio is greater than 1.5 to 1.0;

     - the ratio of the aggregate amount of Recourse Indebtedness outstanding on a consolidated basis to our Consolidated Net Worth is less than 5.0 to 1.0;

     - the ratio of the aggregate amount of Senior Recourse Indebtedness outstanding on a consolidated basis to the sum of (1) our Consolidated Net Worth and (2) the aggregate amount of the Subordinated Indebtedness outstanding on a consolidated basis is less than 2.75 to 1.0; and

     - the ratio of the aggregate amount of Subordinated Indebtedness outstanding on a consolidated basis to our Consolidated Net Worth is less than 1.0 to 1.0.

     No Indebtedness incurred pursuant to the preceding paragraph shall be included in calculating any limitation set forth in the definition of Permitted Indebtedness. Neither the accrual of interest nor the accretion of original issue discount shall be deemed an incurrence of Indebtedness. Prior to any incurrence of Indebtedness pursuant to the preceding paragraph (other than an advance under a committed facility), we must deliver to the Trustee an officers' certificate setting forth the calculations by which such incurrence was determined to be permitted. If, during any month, we incur Indebtedness pursuant to the preceding paragraph through advances under a committed facility, we must deliver to the Trustee on the last day of such month an officers' certificate setting forth the calculations by which each such incurrence was determined to be permitted.

     Limitation on Restricted Payments. We will not, and will not cause or permit any of our Subsidiaries to, directly or indirectly, make a Restricted Payment (as defined below), if at the time of such Restricted Payment or immediately after giving effect thereto:

     - a Default or an Event of Default shall have occurred and be continuing;

     - we are not able to incur at least $1.00 of additional Indebtedness (other than additional Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant above;

     - the aggregate amount of all Restricted Payments (including such proposed Restricted Payment) made subsequent to the Base Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by our Board of Directors) shall exceed the sum of:

        (1) 50% of our cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned during the period beginning on the first day of the fiscal quarter including the Base Date and ending on the last day of the most recent fiscal quarter ending at least 30 days prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

        (2) 100% of the aggregate net cash proceeds received by us from any Person (other than our Subsidiaries) from the issuance and sale subsequent to the Base Date and on or prior to the Reference Date of our Qualified Capital Stock, including treasury stock; plus

        (3) without duplication of any amounts included in clause (2) above, 100% of the aggregate net cash proceeds of any equity contribution received by us from a holder of our Capital Stock subsequent to the Base Date and on or prior to the Reference Date (excluding, in the case of clauses (2) and (3), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes); plus

        (4) $42,500,000.

     The following actions are "Restricted Payments":

     - the declaration or payment of any dividend or any distribution (other than dividends or distributions made to us or any of our Subsidiaries and, if such Subsidiary is not a Wholly Owned Subsidiary, to such Subsidiary's other stockholders or interest holders on a pro rata basis, and other than any dividend or distribution payable solely in our Qualified Capital Stock) on or in respect of shares of our Capital Stock to holders of such Capital Stock;

     - the purchase, redemption, acquisition or retirement for value of any of our Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of our Capital Stock for our Qualified Capital Stock); or

     - any principal payment on, purchase, defeasance, redemption, prepayment, decrease, acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any of our or our Subsidiaries' Indebtedness that is subordinate or junior in right of payment to the Notes or any guarantee thereof.

     Notwithstanding the foregoing, the provisions of the first paragraph of this section will not prohibit:

     (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of such irrevocable redemption notice if the dividend or redemption would have been permitted on the date of declaration or giving of irrevocable redemption notice;

     (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of our Capital Stock, either:

        (i) solely in exchange for shares of our Qualified Capital Stock; or

        (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to any of our Subsidiaries) of shares of our Qualified Capital Stock;

     (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any of our Indebtedness that is subordinate or junior in right of payment to the Notes either:

        (i) solely in exchange for shares of our Qualified Capital Stock; or

        (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to any of our Subsidiaries) of:

             (A) shares of our Qualified Capital Stock; or

             (B) Refinancing Indebtedness; and

     (4) if no Default or Event of Default shall have occurred and be continuing, the repurchase of shares of, or options to purchase shares of, our Common Stock from our employees, former employees, directors or former directors pursuant to the terms of agreements or plans approved by our Board of Directors under which such individuals purchased or sold, or were granted the option to purchase or sell shares of Common Stock, provided, however, that the aggregate amount of such repurchases or Restricted Payments shall not exceed $250,000 any calendar year.

In determining the aggregate amount of Restricted Payments made subsequent to the Base Date, amounts expended pursuant to clauses (1), (2)(ii) and (3)(ii)(A) shall be included in such calculation.

     Not later than three business days before making any Restricted Payment, we will deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. We will not, and will not cause or permit any of our Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any of our Subsidiaries to:

     - pay dividends or make any other distributions on or in respect of its Capital Stock;

     - make loans or advances or pay any Indebtedness or other obligation owed to us or any of our other Subsidiaries; or

     - transfer any of its property or assets to us or any of our other Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

      (1) applicable law;

      (2) the Indenture with respect to the Notes;

      (3) the Credit Agreement;

      (4) nonassignment provisions of any contract or any lease governing a leasehold interest of any of our Subsidiaries;

      (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

      (6) agreements existing on the Base Date to the extent and in the manner such agreements are in effect on the Base Date;

      (7) restrictions on the transfer of assets subject to any Lien permitted under the Indenture to secure Non-Recourse Indebtedness imposed by the holder of such Lien;

      (8) restrictions imposed by any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

      (9) any agreement or instrument governing Capital Stock of any Person that is acquired; or

     (10) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (3), (5) or (6) above, provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness incurred to Refinance the Indebtedness are not less favorable to us in any material respect as determined by our Board of Directors in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2),
          (3), (5) or (6), respectively.

     Limitation on Preferred Stock of Subsidiaries. We will not permit any of our Subsidiaries to issue any Preferred Stock (other than to us or to any of our Wholly Owned Subsidiaries) or permit any Person (other than us or any of our Wholly Owned Subsidiaries) to own any Preferred Stock of any of our Subsidiaries.

     Limitation on Liens and Guarantees. We will not, and will not cause or permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens securing our Indebtedness that is expressly subordinate or junior in right of payment to the Notes or is equal in right of payment to the Notes against or upon any of our or our Subsidiaries' property or assets (whether owned on the Issue Date or acquired after the Issue
Date), or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, or to grant any guarantees of such Indebtedness, unless:

     - in the case of Liens securing our Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens;

     - in the case of guarantees of our Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are subject to a guarantee from the same guarantor or guarantors that is senior in priority to such guarantees; and

     - in all other cases, the Notes are equally and ratably secured or guaranteed as applicable.

     For purposes of clarification, any Lien against property, assets, proceeds or rights to receive income or profits securing Indebtedness which has been guaranteed will be considered to be a Lien securing the Indebtedness and not a Lien securing the guarantee.

     Prohibition on Incurrence of Senior Subordinated Debt. We will not incur or permit to exist Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is senior in right of payment to the Notes and expressly subordinate in right of payment to any of our other Indebtedness.

     Merger, Consolidation and Sale of Assets. We will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets (determined on a consolidated basis for us and our Subsidiaries) unless:

     - either:

        (1) we are the surviving or continuing corporation; or

        (2) the Person (if other than us) formed by such consolidation or into which we are merged or which acquires our and our Subsidiaries' properties and assets substantially as an entirety (the "Surviving Entity") (i) is a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) expressly assumes, by supplemental indenture, the due and punctual payment of our payment obligations under the Notes and the performance of all of our covenants under the Notes and the Indenture;

     - immediately after giving effect to such transaction and the assumption contemplated by clause (2)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), we or such Surviving Entity, as the case may be:

        (1) shall have a Consolidated Net Worth equal to or greater than the our Consolidated Net Worth immediately prior to such transaction; and

        (2) shall be able to incur at least $1.00 of additional Indebtedness (other than additional Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant;

     - immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (2)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

     - we or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and any required supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our Subsidiaries, the Capital Stock of which constitutes all or substantially all of our properties and assets shall be deemed to be the transfer of all or substantially all of our properties and assets.

     If we are not the continuing corporation in any transaction in accordance with the foregoing, the successor Person formed by such consolidation or into which we are merged or to which such conveyance, lease or transfer is made shall (upon the required assumption described above) succeed to, and be substituted for, and may exercise every right and power we have under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     Limitations on Transactions with Affiliates. We will not, and will not cause or permit any of our Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

     - Permitted Affiliate Transactions (as defined below); and

     - Affiliate Transactions on terms that are no less favorable to us or such Subsidiary than those that might reasonably have been obtained or are obtainable in a comparable transaction at such time on an arm's-length basis from a Person that is not our or such Subsidiary's Affiliate.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million must be approved by our Board of Directors or such Subsidiary, as the case may be. The Board's approval is to be evidenced by a Board Resolution stating that such Board of Directors (including a majority of the directors who do not have any interest in the Affiliate Transaction) has determined that such transaction complies with the foregoing provisions. In addition, if we or any of our Subsidiaries enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) involving aggregate payments or other property with a fair market value in excess of $7.5 million, we or such Subsidiary, as the case may be, shall, prior to the consummation of that transaction or transactions, obtain a favorable opinion as to the fairness of such transaction or transactions to us or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor.

     The following transactions are Permitted Affiliate Transactions:

     - payment of reasonable fees and compensation to, and indemnity provided on behalf of, our or any of our Subsidiaries' officers, directors, employees, consultants or agents, as determined in good faith by our Board of Directors or senior management;

     - transactions between or among us and any of our Wholly Owned Subsidiaries or between or among such Wholly Owned Subsidiaries provided such transactions are not otherwise prohibited by the Indenture;

     - any agreement as in effect as of the Base Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Base Date;

     - Restricted Payments permitted by the Indenture; and

     - transactions between or among us or any of our Subsidiaries and the Land Partnership, provided such transactions are permitted by and are effected in accordance with the terms of the Partnership Agreement of the Land Partnership and our By-laws, in each case, as in effect on the Base Date.

     Conduct of Business. We will, and will cause our Subsidiaries to, engage primarily in the businesses of acquiring, developing, selling, owning, managing, operating, leasing, credit enhancing and insuring commercial and multi-family residential real estate, real estate related lending, acquiring, owning, servicing and collecting real estate related loans and other underperforming debt securities, investing in real estate related securities and securities of companies engaged primarily in real estate related activities, and other activities related to or arising out of any of those activities.

     Reports to Holders. We will deliver to the Trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that we may not be subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, we will file with the Commission, to the extent permitted, and provide the Trustee and the holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. We will also comply with the other provisions of 314(a) of the TIA.

EVENTS OF DEFAULT

     Each of the following are Events of Default under the Indenture:

     (1) if we fail to pay interest on any Notes when it becomes due and payable and the default continues for a period of 30 days, whether or not such failure shall be due to the subordination provisions of the Indenture or agreements with respect to any other Indebtedness or any other reason;

     (2) if we fail to pay the principal on any Notes, when it becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a Change of Control Offer or make a payment to purchase Notes tendered pursuant to a Change of Control Offer), whether or not such failure shall be due to the subordination provisions of the Indenture or agreements with respect to any other Indebtedness or any other reason;

     (3) if we fail to observe or perform any other covenant or agreement contained in the Indenture which continues for a period of 30 days after we received written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of our default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

     (4) if we fail to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of our or our Subsidiaries' Recourse Indebtedness, or the acceleration of the final stated maturity of any such Recourse Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Recourse Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

     (5) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against us or any of our Subsidiaries and remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and

     (6) certain events of bankruptcy affecting us or any of our Subsidiaries.

     The Events of Default described in clauses (4), (5) and (6) above with respect to a Subsidiary shall not apply if that Person was not a Subsidiary at the time such event or condition occurred unless, in the case of clause (4) or
(5) above, we or another of our Subsidiaries assumes or otherwise becomes liable for the liability referred to therein or the liabilities generally of such Person.

     If an Event of Default (other than an Event of Default specified in clause
(6) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by written notice to us and, if it is given by Holders, the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"). Upon delivery of an Acceleration Notice, the principal of and accrued interest on all the Notes:

     - shall become immediately due and payable; or

     - if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by us and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

     If an Event of Default specified in clause (6) above occurs and is continuing with respect to us, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     At any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in aggregate principal amount of the Notes may rescind and cancel such declaration and its consequences:

     - if the rescission would not conflict with any judgment or decree;

     - if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

     - if interest on overdue installments of interest (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

     - if we have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

     - in the event of the cure or waiver of an Event of Default of the type described in clause (4) of the description above of Events of Default, the Trustee has received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

     No such rescission shall affect any subsequent Default or impair any rights arising from a subsequent Default.

     The Holders of a majority in aggregate principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     The Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     We are required to provide an officers' certificate to the Trustee promptly upon our obtaining knowledge of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. In addition, we must provide an annual certification as to the existence of Defaults and Events of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

     - the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

     - our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, replacement of mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

     - the rights, powers, trust, duties and immunities of the Trustee and our obligations in connection therewith; and

     - the Legal Defeasance provisions of the Indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture, including the covenants relating to a Change of Control ("Covenant Defeasance"). Following a Covenant Defeasance, any omission to comply with such obligations shall not constitute a Default or Event of Default. If a Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default.

     In order to exercise Legal Defeasance or Covenant Defeasance:

     - we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, noncallable United States government obligations, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated dates for payment thereof or on the applicable redemption date, as the case may be;

     - in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

        (1) we have received from, or there has been published by, the Internal Revenue Service a ruling; or

        (2) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     - in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     - no Default or Event of Default shall have occurred and be continuing on the date of such deposit (after giving effect to the deposit) or, in the case of Legal Defeasance, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes concurrently with such incurrence);

     - such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

     - we must deliver to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the Holders over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

     - we must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with;

     - we must deliver to the Trustee an opinion of counsel to the effect that, after the 91st day following the deposit, assuming that no bankruptcy related default or Event of Default has occurred and is continuing on such day:

        (1) the trust funds will not be subject to any rights of holders of our Indebtedness other than the Notes; and

        (2) the deposit of trust funds will not be subject to avoidance under any applicable preference or similar laws; and

     - certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

     - either:

        (1) all the Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by us and repaid to us or discharged from such trust; or

        (2) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof;

     - we have paid all other sums payable by us under the Indenture; and

     - we have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, we and the Trustee, without the consent of the Holders, may amend the Indenture with respect to the Notes for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications, waivers and amendments of the Indenture with respect to the Notes may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes. However, without the consent of each Holder affected thereby, no amendment or waiver may:

     - reduce the amount of Notes whose Holders must consent to an amendment;

     - reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

     - reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

     - make any Notes payable in money other than that stated in the Notes;

     - make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

     - amend, change or modify in any material respect our obligation to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto; or

     - modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law.

CONCERNING THE TRUSTEE

     The Bank of New York, the Trustee under the Indenture, will be appointed by us as the initial paying agent, registrar and custodian with regard to the Notes. The Trustee is the lender to one of our subsidiaries under a $50 million revolving credit facility. We also may maintain custodial and deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business. The Trustee and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

     Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man or woman would exercise or use under the circumstances in the conduct of his or her own affairs.

     If the Trustee becomes our creditor, the Indenture and the provisions of the TIA limit the right of the Trustee to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions. However, if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

GLOBAL SECURITIES

     The Notes will be issued in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"). Interests in the Global Securities will be issued only in denominations of $1,000 principal amount or integral multiples of that amount. Unless and until it is exchanged in whole or in part for Securities in definitive form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

BOOK-ENTRY SYSTEM

     Initially, the Notes will be registered in the name of Cede & Co., the nominee of the Depositary. Accordingly, beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

     The Depositary has advised us and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds Securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, eliminating the need for physical movement of Securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations.

     The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

     Payments on the Notes registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominee as the registered owner of the Global Securities. We and the Trustee will treat the Depositary's nominees as the owners of such Notes for all other purposes as well. Therefore, neither we, the Trustee nor any paying agent has any direct responsibility or liability for the payment of any amount due on the Notes to owners of beneficial interests in the Global Securities. It is the Depositary's current practice, upon receipt of any payment, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the Global Securities as shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with Securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee or us.

     Notes represented by a Global Security will be exchangeable for Notes in definitive form of like tenor in authorized denominations only if:

     - the Depositary notifies us that it is unwilling or unable to continue as Depositary;

     - the Depositary ceases to be a clearing agency registered under applicable law and a successor Depositary is not appointed by us within 90 days; or

     - we, in our discretion, determine not to require all of the Notes to be represented by a Global Security and notify the Trustee of our decision.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriter in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to us, all payments on the Notes will be made by us in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading in the Notes; therefore, the Depositary will require that trades be settled in immediately available funds.

CERTAIN DEFINITIONS

     The following are definitions of certain of the terms used in the Indenture.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes our Subsidiary or at the time it merges or consolidates with or into us or any of our Subsidiaries or assumed by us or any of our Subsidiaries in connection with the acquisition of assets from such Person.

     "Adjusted Consolidated EBITDA" means, with respect to any Person for any period, the sum of Consolidated EBITDA plus any non-refundable housing tax credits used by such Person and its Consolidated Subsidiaries to reduce the amount of income taxes that would have otherwise been payable by such Person and its Consolidated Subsidiaries for such period.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means:

     - an Investment by us or any of our Subsidiaries in any other Person pursuant to which such Person shall become our Subsidiary, or shall be merged with or into us or any of our Subsidiaries; or

     - the acquisition by us or any of our Subsidiaries of the assets of any Person (other than our Subsidiary) which constitutes all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Subsidiaries (including any sale and leaseback transaction) to any Person other than us or our Wholly Owned Subsidiaries of:

     - any Capital Stock of any of our Subsidiaries; or

     - any of our or our Subsidiaries' other property or assets other than in the ordinary course of business.

     "Base Date" means March 24, 1998, the date on which the 9 3/8% Senior Subordinated Notes were originally issued.

     "Base Date Indenture" means the Indenture, dated as of March 24, 1998, between the Company and First Trust of New York, National Association, relating to the 9 3/8% Senior Subordinated Notes.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means:

     - with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

     - with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Change of Control" means the occurrence of one or more of the following events:

     - any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or the assets of Leisure Colony to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than, in the case of Leisure Colony, a transaction with us or any of our Wholly Owned Subsidiaries;

     - the approval by the holders of our Capital Stock of any plan or proposal for our liquidation or dissolution (whether or not otherwise in compliance with the provisions of the Indenture);

     - any Person or Group (other than Leonard Miller and any Permitted Transferees of Leonard Miller) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding Capital Stock;

     - Leisure Colony shall cease being our Wholly Owned Subsidiary; or

     - a majority of the members of our Board of Directors are persons who were not directors on the Issue Date and whose election was not approved by a vote of at least a majority of the members of our Board of Directors in office at the time of the election who either were members of such Board of Directors on the Base Date or whose election as members of such Board of Directors was previously approved by such a majority.

     "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person for any period, the sum (without duplication) of:

     (1) Consolidated Net Income, plus

     (2) to the extent Consolidated Net Income has been reduced thereby,

        (i) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business),

        (ii) Consolidated Interest Expense, and

        (iii) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Adjusted Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period.

     In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

     - the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

     - any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act as in effect on the Base Date) (provided that such Consolidated EBITDA shall be included only to the extent includible pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

     (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

     (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

     (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

     (1) Consolidated Interest Expense, plus

     (2) the product of

        (i) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times

        (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

     (1) the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation:

        (i) any amortization of debt discount;

        (ii) the net costs under Interest Swap Obligations;

        (iii) all capitalized interest; and

        (iv) the interest portion of any deferred payment obligation; and

     (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus amortization or write off of deferred financing costs.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP. However, Consolidated Net Income shall not include:

     (1) gains (and losses) on an after-tax effected basis from Asset Sales or abandonments or reserves relating thereto;

     (2) items classified as extraordinary or nonrecurring gains or losses on an after tax-effected basis;

     (3) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person;

     (4) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted, directly or indirectly, by operation of the terms of its charter or constituent documents or any agreement, instrument, judgment, law, order, statute, rule, or governmental regulation or for any other reason whatsoever;

     (5) the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

        (i) to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Subsidiary of the referent Person (other than a Subsidiary described in clause (4) above), by such other Person; or

        (ii) that the referent Person's share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

     (6) any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Base Date;

     (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

     (8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" means, with respect to any Person, the consolidated stockholders' equity of such Person as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person and interests in such Person's Consolidated Subsidiaries not owned, directly or indirectly by such Person.

     "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization, and other non-cash charges of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

     "Consolidated Subsidiary" means, with respect to any Person, a Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

     "Credit Agreement" means the Amended and Restated Revolving Credit Agreement dated as of March 27, 1998 among us, certain of our Subsidiaries, the lenders party thereto in their capacities as lenders thereunder and Bank of America National Trust and Savings Association, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time. The Credit Agreement includes any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings (provided, however, that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above other than as Permitted Indebtedness) or adding our Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us or any of our Subsidiaries against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness" means:

     - Indebtedness under or in respect of the Credit Agreement; and

     - any other Indebtedness constituting Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Indebtedness as our "Designated Senior Indebtedness."

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (other than as a result of a Change of Control) on or prior to the final maturity date of the Notes.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "Existing Indebtedness" means (i) our Indebtedness under the 9 3/8% Senior Subordinated Notes and (ii) any other Indebtedness of us or our Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Base Date or incurred subsequent to the Base Date and on or prior to the Issue Date in accordance with the terms of the Base Date Indenture (other than as "Permitted Indebtedness" thereunder), until such amounts are repaid.

     "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by our Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution of our Board of Directors.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

     "Holder" means any holder of Notes.

     "Indebtedness" means, with respect to any Person, without duplication:

     (1) all Obligations of such Person for borrowed money;

     (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (3) all Capitalized Lease Obligations of such Person;

     (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

     (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

     (6) guarantees and other contingent obligations in respect of Indebtedness of any other Person that is referred to in clauses (1) through (5) above and clause (8) below;

     (7) all Obligations of any other Person of the kind referred to in clauses
         (1) through (6) above and clause (8) below which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

     (8) all Obligations under currency agreements and interest swap agreements of such Person; and

     (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

     For purposes hereof, the amount of any guarantee or other contingent obligation in respect of Indebtedness of:

        (i) any other Person (other than a Subsidiary of such Person) shall be deemed to be equal to the maximum amount of such Indebtedness, unless the liability is otherwise limited by the terms of such guarantee or other contingent obligation regarding such Indebtedness, in which case, the amount of such guarantee or other obligation shall be deemed to equal the maximum amount of such liability; and

        (ii) any Subsidiary of such Person, at the option of such Person, shall be deemed to be either the amount determined pursuant to clause (1) or the actual outstanding amount of such Indebtedness.

     For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture. If such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "Independent Financial Advisor" means a firm which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in us or any of our Subsidiaries and which, in the judgment of our Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on a stated notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by us and our Subsidiaries on commercially reasonable terms in accordance with our or our Subsidiaries' normal trade practices, as the case may be.

     "Issue Date" means the date of original issuance of the Notes.

     "Land Partnership" means Lennar Land Partners, a Delaware general partnership.

     "Leisure Colony" means Leisure Colony Management Corp. Co., a Florida corporation, and its successors including any of our Subsidiaries to which all or substantially all the assets of Leisure Colony Management Corp. Co. are sold, leased or otherwise transferred.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Mortgage Subsidiary" means our Wholly Owned Subsidiary formed after the Base Date solely for the purpose of engaging in the mortgage banking business and incidental activities directly related thereto.

     "Non-Recourse Indebtedness" means any of our or any of our Subsidiaries' Indebtedness that is:

     - specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to us or any of our Subsidiaries;

     - advanced to any of our Subsidiaries or group of our Subsidiaries formed for the sole purpose of acquiring or holding investment assets against which a loan is obtained that is made without recourse to, and with no cross-collateralization against our or any of our other Subsidiaries' assets and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

     - specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to us or any of our Subsidiaries.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Indebtedness" means, without duplication, each of the following:

      (1) Indebtedness under the Notes in an aggregate principal amount not in excess of $100 million;

      (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate outstanding principal amount at any time not to exceed $220 million;

      (3) our Interest Swap Obligations covering our or any of our Subsidiaries' Indebtedness; provided, however, that such Interest Swap Obligations are entered into to protect us and our Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

      (4) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase our or our Subsidiaries' Indebtedness outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

      (5) Indebtedness of a Subsidiary to us or to any of our Wholly Owned Subsidiaries for so long as such Indebtedness is held by us or any of our Wholly Owned Subsidiaries, in each case subject to no Liens held by any Person other than us or any of our Wholly Owned Subsidiaries. However, if on any date any Person other than us or any of our Wholly Owned Subsidiaries acquires any such Indebtedness or obtains a Lien in respect of such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness unless such Indebtedness is otherwise permitted under the Indenture;

      (6) our Indebtedness to any of our Wholly Owned Subsidiaries for so long as such Indebtedness is held by any of our Wholly Owned Subsidiaries, in each case subject to no Lien; provided, however, that:

         (i) any of our Indebtedness to any of our Wholly Owned Subsidiaries is unsecured and subordinated, pursuant to a written agreement, to our obligations under the Indenture and the Notes at least to the same extent that the Notes are subordinated to Senior Indebtedness; and

         (ii) if on any date any Person other than any of our Wholly Owned Subsidiaries acquires any such Indebtedness or obtains a Lien in respect of such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness not constituting our Permitted Indebtedness unless such Indebtedness is otherwise permitted under the Indenture;

      (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

      (8) our or any of our Subsidiaries' Indebtedness represented by letters of credit for our account or such Subsidiaries, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

      (9) Existing Indebtedness;

     (10) Non-Recourse Indebtedness of the Mortgage Subsidiary;

     (11) Additional Indebtedness in an aggregate principal amount not to exceed $50.0 million at any time outstanding; and

     (12) Refinancing Indebtedness.

     "Permitted Transferee" means, with respect to any Person:

     - that Person's spouse;

     - a parent or lineal descendant (including an adopted child) of a parent of that Person, or the spouse of a lineal descendant of a parent of that Person;

     - a trustee, guardian or custodian for, or an executor, administrator or other legal representative of the estate of, that Person, or a trustee, guardian or custodian for a Permitted Transferee of that Person;

     - the trustee of a trust (including a voting trust) for the benefit of that Person; and

     - a corporation, partnership or other entity of which that Person and Permitted Transferees of that Person are the beneficial owners of a majority in voting power of the equity.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Recourse Indebtedness" means all of our and our Subsidiaries' Indebtedness other than Non-Recourse Indebtedness.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by us or any of our Subsidiaries of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses
(2), (3), (4), (5), (6), (7), (8), (10), (11) or (12) of the definition of
Permitted Indebtedness), in each case that does not:

     - result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by us or such Subsidiary, as the case may be, in connection with such Refinancing), except to the extent that any such increase in Indebtedness is otherwise permitted by the Indenture; or

     - create Indebtedness with:

        (1) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or

        (2) a final maturity earlier than the final maturity of the Indebtedness being Refinanced.

     However, if such Indebtedness being Refinanced is our Indebtedness, then such Refinancing Indebtedness shall be solely our Indebtedness and (x) if such Indebtedness being Refinanced is equal in right of payment with the Notes, then such Refinancing Indebtedness shall be equal in right of payment with or subordinate to the Notes or (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness. However, if and for so long as any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "Senior Indebtedness" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any of our Indebtedness, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

     (1) all of our monetary obligations (including guarantees thereof) of every nature under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

     (2) all Interest Swap Obligations (including guarantees thereof); and

     (3) all obligations (including guarantees) under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

     Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

     (1) any of our Indebtedness to any of our Subsidiaries or any of our Affiliates or any of such Affiliate's Subsidiaries;

     (2) Indebtedness to, or guaranteed on behalf of, our or any of our Subsidiaries' shareholders, directors, officers or employees (including, without limitation, amounts owed for compensation);

     (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

     (4) Indebtedness represented by Disqualified Capital Stock;

     (5) any liability for federal, state, local or other taxes we owe;

     (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness;"

     (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code is without recourse to us; and

     (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any of our other Indebtedness.

     "Senior Recourse Indebtedness" means all Senior Indebtedness other than Senior Indebtedness that is Non-Recourse Indebtedness plus Subsidiary Unsubordinated Indebtedness of each of our Subsidiaries (but only to the extent not in excess of the book value of the assets of the issuer thereof) other than Subsidiary Unsubordinated Indebtedness of such Subsidiary that is Non-Recourse Indebtedness.

     "Subordinated Indebtedness" means all of our and our Subsidiaries' Indebtedness which expressly provides that such Indebtedness shall be subordinated in right of payment to any other Indebtedness.

     "Subsidiary" means, with respect to any Person:

     - any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person;

     - any other Person (other than a partnership) of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person; or

     - any partnership the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Unsubordinated Indebtedness" means all Indebtedness of any of our Subsidiaries other than Subordinated Indebtedness thereof.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the then outstanding aggregate principal amount of such Indebtedness into

     (2) the sum of the total of the products obtained by multiplying

        (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

        (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person:

     - of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by such Person or any Wholly Owned Subsidiary of such Person (other than directors qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law); or

     - all the outstanding partnership interests are owned by such Person or any Wholly Owned Subsidiary of such Person.

     "9 3/8% Senior Subordinated Notes" means our 9 3/8% Senior Subordinated Notes due 2008.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement, the Underwriters named below (the "Underwriters") have severally agreed to purchase from us the following respective principal amounts of Notes at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

                                                          PRINCIPAL
                                                            AMOUNT
                      UNDERWRITER                          OF NOTES
                      -----------                        ------------
BT Alex. Brown Incorporated............................  $ 70,000,000
NationsBanc Montgomery Securities LLC..................    15,000,000
Jefferies & Company, Inc...............................    15,000,000
                                                         ------------
          Total........................................  $100,000,000
                                                         ============

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent.

     We have been advised by the Underwriters that the Underwriters propose to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of .25% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .10% of the principal amount of the Notes to certain other dealers. After commencement of the offering, the offering price and other selling terms may be changed by the Underwriters.

     The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange. Each of the Underwriters has advised us that it intends to act as market maker for the Notes. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     We have agreed to indemnify the Underwriters and certain controlling persons against certain liabilities, including liabilities under the Securities Act.

     The Underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including over-allotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of Notes on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for or the purchase of Notes on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A penalty bid is an arrangement permitting the Underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The Underwriters are not obligated to engage in these activities and, if commenced, any of these activities may be discontinued at any time.

     The Underwriters have advised us that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Certain of the Underwriters and their predecessors have from time to time provided, and expect to continue to provide, financial and advisory services to Lennar and us for customary fees. An affiliate of BT Alex. Brown Incorporated is an investor, together with one of our subsidiaries, in a venture that was formed to make various investments in Japan. NationsBanc Montgomery Securities LLC is an affiliate of Bank of America National Trust and Savings Association, the agent and lender under our unsecured revolving credit facility. Bank of America National Trust and Savings Association would, in its capacity as lender, receive 25% of any net proceeds from the issuance of the Notes used to repay indebtedness under that facility. See "Use of Proceeds."

     Under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), when an NASD member participates in the distribution of a company's debt securities that are comparable to the Notes and such member would receive 10% or more of the net proceeds of the offering, the yield at which the securities are distributed to the public can be no lower than recommended by a "qualified independent underwriter" within the meaning of the Conduct Rules. BT Alex. Brown Incorporated has agreed to act as a "qualified independent underwriter" within the meaning of the Conduct Rules with respect to the offering of the Notes. Accordingly, the yield of the Notes based on the public offering price set forth on the cover page of this prospectus supplement is not lower than that recommended by BT Alex. Brown Incorporated.

                                 LEGAL MATTERS

     Rogers & Wells LLP, New York, New York will pass upon the validity of the Notes for us. Willkie Farr & Gallagher, New York, New York will pass upon certain legal matters in connection with the Notes for the Underwriters.

                                    EXPERTS

     Our consolidated financial statements as of November 30, 1997 and 1996 and for each of the three years in the period ended November 30, 1997 and related financial statement schedules, and the consolidated financial statements of Affordable Housing Group as of December 31, 1997 and for the year then ended, included or incorporated by reference in this prospectus supplement and the prospectus and registration statement of which it is part have been audited by Deloitte & Touche LLP independent auditors, as stated in their reports appearing herein and incorporated by reference in this prospectus supplement and the prospectus and have been so included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

                              INFORMATION WE FILE

     We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to securities we may issue, including the Notes. This prospectus supplement and the accompanying prospectus, which constitute a part of the Registration Statement, do not contain all the information set forth in the Registration Statement and the exhibits and schedules to it. We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

LNR PROPERTY CORPORATION AND SUBSIDIARIES
AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     The following audited consolidated financial statements and unaudited consolidated condensed financial statements of LNR Property Corporation and subsidiaries are presented herein on the pages indicated below:

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS:
  Report of Independent Auditors............................   F-2
  Consolidated Balance Sheets as of November 30, 1997 and
     1996...................................................   F-3
  Consolidated Statements of Earnings for the Years Ended
     November 30, 1997, 1996 and 1995.......................   F-4
  Consolidated Statements of Parent Company Investment and
     Stockholders' Equity for the Years Ended November 30,
     1997, 1996 and 1995....................................   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     November 30, 1997, 1996 and 1995.......................   F-6
  Notes to Consolidated Financial Statements for the Years
     Ended November 30, 1997, 1996 and 1995.................   F-7
  Report of Independent Auditors............................  F-23
  Schedule II -- Valuation and Qualifying Accounts..........  F-24
  Schedule III -- Real Estate and Accumulated
     Depreciation...........................................  F-25
  Schedule IV -- Mortgage Loans on Real Estate..............  F-26
UNAUDITED FINANCIAL STATEMENTS:
  Consolidated Condensed Balance Sheet as of August 31,
     1998...................................................  F-27
  Consolidated Condensed Statements of Earnings for the Nine
     Month Periods Ended August 31, 1998 and 1997...........  F-28
  Consolidated Condensed Statements of Cash Flows for the
     Nine Month Periods Ended August 31, 1998 and 1997......  F-29
  Notes to Consolidated Condensed Financial Statements for
     the Nine Month Periods Ended August 31, 1998...........  F-30

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of LNR Property Corporation:

     We have audited the accompanying consolidated balance sheets of LNR Property Corporation and subsidiaries (the "Company") as of November 30, 1997 and 1996 and the related consolidated statements of earnings, cash flows and Parent Company investment and stockholders' equity for each of the three years in the period ended November 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LNR Property Corporation and subsidiaries at November 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, effective December 1, 1994, the Company changed its method of accounting for its investments in debt securities to conform with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Effective December 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

DELOITTE & TOUCHE LLP

Miami, Florida
February 3, 1998
(February 18, 1998, as to Note 16)

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               AS OF NOVEMBER 30,
                                                              ---------------------
                                                                 1997        1996
                                                              ----------    -------
                                                              (IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
                                      ASSETS
Cash and cash equivalents...................................  $   34,059      2,295
Restricted cash.............................................      56,637      1,552
Investment securities.......................................     304,660    263,842
Mortgage loans, net.........................................      86,849     64,441
Operating properties and equipment, net.....................     228,598    203,266
Land held for investment....................................      83,297     91,177
Investments in and advances to partnerships.................     159,359    110,180
Deferred income taxes.......................................      23,974     10,067
Other assets................................................      45,904      6,148
                                                              ----------    -------
          Total assets......................................  $1,023,337    752,968
                                                              ==========    =======

          LIABILITIES, PARENT COMPANY INVESTMENT AND STOCKHOLDERS' EQUITY

Liabilities
  Accounts payable..........................................  $    4,244      2,698
  Accrued expenses and other liabilities....................      36,708     27,931
  Mortgage notes and other debts payable....................     391,171    354,406
                                                              ----------    -------
          Total liabilities.................................     432,123    385,035
                                                              ----------    -------
Minority interests..........................................      22,126        885
                                                              ----------    -------
Commitments and contingent liabilities (Note 13)
Parent Company investment...................................          --    367,048
Stockholders' equity
  Common stock, $.10 par value, 150,000 shares authorized,
     25,144 shares issued and outstanding...................       2,515         --
  Class B common stock, $.10 par value, 40,000 shares
     authorized, 10,984 shares issued and outstanding.......       1,098         --
  Additional paid-in capital................................     544,548         --
  Retained earnings.........................................         370         --
  Unrealized gain on available-for-sale securities, net.....      20,557         --
                                                              ----------    -------
          Total Parent Company investment and stockholders'
            equity..........................................     569,088    367,048
                                                              ----------    -------
          Total liabilities, Parent Company investment and
            stockholders' equity............................  $1,023,337    752,968
                                                              ==========    =======

          See accompanying notes to consolidated financial statements.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                YEARS ENDED NOVEMBER 30,
                                                              -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                  (IN THOUSANDS, EXCEPT
                                                                   PER SHARE AMOUNTS)
Revenues
  Rental income.............................................  $56,334     59,215     51,664
  Equity in earnings of partnerships........................   30,149     51,862     31,203
  Interest income...........................................   41,446     28,726     20,475
  Gains on sales of:
     Real estate............................................   18,076      3,669     15,776
     Investment securities..................................    5,359      1,735        513
  Management fees...........................................   13,385     18,229     10,274
  Other, net................................................    2,734         --      2,910
                                                              -------    -------    -------
          Total revenues....................................  167,483    163,436    132,815
                                                              -------    -------    -------
Costs and expenses
  Cost of rental operations.................................   35,767     38,126     30,890
  General and administrative................................   26,584     20,756     15,155
  Depreciation..............................................    6,060      5,916      5,671
  Other, net................................................       --        658         --
                                                              -------    -------    -------
          Total costs and expenses..........................   68,411     65,456     51,716
                                                              -------    -------    -------
Operating earnings..........................................   99,072     97,980     81,099
Interest expense............................................   26,584     20,513     14,692
                                                              -------    -------    -------
Earnings before income taxes................................   72,488     77,467     66,407
Income taxes................................................   28,270     30,212     25,899
                                                              -------    -------    -------
Net earnings................................................  $44,218     47,255     40,508
                                                              =======    =======    =======
Net earnings per share......................................  $  1.21
                                                              =======
Weighted average common and common equivalent shares
  outstanding...............................................   36,434
                                                              =======

          See accompanying notes to consolidated financial statements.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF PARENT COMPANY INVESTMENT
                            AND STOCKHOLDERS' EQUITY

                                                                  YEARS ENDED NOVEMBER 30
                                                              -------------------------------
                                                                1997        1996       1995
                                                              ---------    -------    -------
                                                                      (IN THOUSANDS)
Parent Company investment:
  Beginning balance.........................................  $ 367,048    370,903    396,403
  Net earnings, December 1, 1996 through October 31, 1997...     43,848     47,255     40,508
  Advances (to) from Parent Company.........................    145,617    (53,240)   (71,778)
  Change in unrealized gain on available-for-sale
     securities, net........................................     10,874      2,130      5,770
  Spin-off of LNR from Parent Company.......................   (567,387)        --         --
                                                              ---------    -------    -------
          Balance at November 30............................         --    367,048    370,903
                                                              ---------    -------    -------
Common Stock:
  Beginning balance.........................................         --         --         --
  Spin-off of LNR from Parent Company.......................      3,613         --         --
  Conversion of common stock to Class B common stock........     (1,098)        --         --
                                                              ---------    -------    -------
          Balance at November 30............................      2,515         --         --
                                                              ---------    -------    -------
Class B common stock:
  Beginning balance.........................................         --         --         --
  Conversion of common stock to Class B common stock........      1,098         --         --
                                                              ---------    -------    -------
          Balance at November 30............................      1,098         --         --
                                                              ---------    -------    -------
Additional paid-in capital:
  Beginning balance.........................................         --         --         --
  Spin-off of LNR from Parent Company.......................    545,000         --         --
  Cash dividends-common stock...............................       (452)        --         --
                                                              ---------    -------    -------
          Balance at November 30............................    544,548         --         --
                                                              ---------    -------    -------
Retained earnings:
  Beginning balance.........................................         --         --         --
  Net earnings, November 1 through November 30, 1997........        370         --         --
                                                              ---------    -------    -------
          Balance at November 30............................        370         --         --
                                                              ---------    -------    -------
Unrealized gain on available-for-sale securities, net:
  Beginning balance.........................................         --         --         --
  Spin-off of LNR from Parent Company.......................     18,774         --         --
  Change in unrealized gain on available-for-sale
     securities, net, November 1 through November 30,
     1997...................................................      1,783         --         --
                                                              ---------    -------    -------
          Balance at November 30............................     20,557         --         --
                                                              ---------    -------    -------
Total Parent Company investment and stockholders' equity....  $ 569,088    367,048    370,903
                                                              =========    =======    =======

          See accompanying notes to consolidated financial statements.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED NOVEMBER 30,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------    -------    -------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..............................................  $ 44,218     47,255     40,508
  Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
    Depreciation............................................     6,060      5,916      5,671
    Minority interest.......................................       238         --         --
    Amortization of discount on mortgage loans and loan
      costs.................................................       (91)        (6)      (881)
    Gains on sales of real estate...........................   (18,076)    (3,669)   (15,776)
    Equity in earnings of partnerships......................   (30,149)   (51,862)   (31,203)
    Gain on sales of investment securities..................    (5,359)    (1,735)      (513)
    Decrease in deferred income taxes.......................   (21,999)   (12,614)   (14,742)
    Changes in assets and liabilities:
      Increase in restricted cash...........................   (10,182)      (155)    (1,397)
      Decrease (increase) in other assets...................   (17,898)     8,129     (3,892)
      Decrease (increase) in mortgage loans held for sale...   (14,910)    (9,776)    10,285
      Increase in accounts payable and accrued
         liabilities........................................    11,886      6,694      8,910
                                                              --------    -------    -------
         Net cash (used in) operating activities............   (56,262)   (11,823)    (3,030)
                                                              --------    -------    -------
Cash flows from investing activities:
  Operating properties and equipment
    Additions...............................................   (79,830)   (19,269)    (9,511)
    Sales...................................................    71,664     11,667     21,804
  Land held for investment
    Additions...............................................   (21,435)    (3,699)    (5,911)
    Sales...................................................    10,733      4,258     16,365
  Investments in and advances to partnerships...............    (5,342)   (12,138)   (70,442)
  Distributions from partnerships...........................    79,693     95,361     93,899
  Purchases of other investments............................   (21,857)        --         --
  Purchase of mortgage loans held for investment............      (349)   (15,927)   (39,730)
  Proceeds from mortgage loans held for investment..........     1,116      9,616      5,374
  Purchase of investment securities.........................   (96,386)   (96,295)   (57,450)
  Proceeds from sales of investment securities and other....   110,714     19,773     11,019
  Interest received on CMBS in excess of income
    recognized..............................................    21,241     10,123      5,773
                                                              --------    -------    -------
         Net cash provided by (used in) investing
           activities.......................................    69,962      3,470    (28,810)
                                                              --------    -------    -------
Cash flows from financing activities:
  Payment of dividends......................................      (452)        --         --
  Net borrowings under repurchase agreements and revolving
    credit lines............................................       240     76,424    109,482
  Mortgage notes and other debts payable
    Proceeds from borrowings................................    35,377      1,255         --
    Principal payments......................................   (17,101)   (18,752)    (1,323)
  Payments (to) from Parent Company.........................        --    (52,478)   (73,708)
                                                              --------    -------    -------
         Net cash provided by financing activities..........    18,064      6,449     34,451
                                                              --------    -------    -------
Net increase (decrease) in cash and cash equivalents........    31,764     (1,904)     2,611
Cash and cash equivalents at beginning of year..............     2,295      4,199      1,588
                                                              --------    -------    -------
Cash and cash equivalents at end of year....................  $ 34,059      2,295      4,199
                                                              ========    =======    =======
Supplemental disclosures of cash flow information:
  Cash paid for interest, net of amounts capitalized........  $ 25,341     20,428     14,489
  Cash paid for taxes.......................................  $  3,660         --         --
Supplemental disclosures of non-cash investing and financing activities:
  Purchases of investment securities financed by sellers....  $ 50,280     25,619     24,162
  Purchase of an operating property financed by a mortgage
    note....................................................  $     --     17,400         --
  Contribution of loans held for investment to acquire an
    investment in partnership...............................  $     --         --     27,651
  Purchase of a mortgage loan financed by revolving credit
    line....................................................  $ 33,092         --         --
Spin-off of LNR from Parent Company:
  Increase in Parent Company investment due to transfer of
    certain assets, liabilities and minority interests prior
    to Spin-off.............................................  $145,617         --         --
  Increase in Parent Company investment due to change in
    unrealized gain on available-for-sale securities, net...  $ 10,874         --         --
Supplemental disclosure of non-cash transfers:
  Transfer of mortgage loans to land held for investment....  $     --      2,273         --
  Transfer of operating properties to land held for
    investment..............................................  $  1,826         --         --
  Transfer of other assets to accounts payable and accrued
    expenses................................................  $  1,563         --         --
  Transfer of Parent Company investment to common stock.....  $  3,613         --         --
  Transfer of Parent Company investment to additional
    paid-in capital.........................................  $545,000         --         --

          See accompanying notes to consolidated financial statements.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        NOVEMBER 30, 1997, 1996 AND 1995

1.  SUMMARY OF ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     LNR Property Corporation ("LNR") and subsidiaries (collectively, the "Company"), a Delaware corporation, was formed in June 1997. The Company operates a real estate investment and management business which engages principally in (i) developing and managing commercial real estate, (ii) acquiring, managing and repositioning commercial real estate loans and properties, (iii) acquiring (often in partnership with financial institutions and real estate funds) and managing portfolios of real estate assets, (iv) investing in non-investment grade commercial mortgage backed securities ("CMBS") as to which the Company has the right to be the special servicer (i.e., to oversee workouts of underperforming loans) and (v) originating high yielding real estate related loans.

  Spin-off Transaction

     Prior to October 31, 1997, Lennar Corporation (the "Parent Company" or "Lennar") transferred its real estate investment and management business to the Company. On October 31, 1997, Lennar effected a spin-off of the Company to Lennar's stockholders (the "Spin-off") by distributing to them one share of LNR stock for each share of Lennar stock they held.

     The assets and liabilities of Lennar and its subsidiaries were divided between the Company and Lennar and its homebuilding subsidiaries so that Lennar and its homebuilding subsidiaries would have a net worth of $200 million (with specified adjustments) and the remaining net worth was transferred to the Company.

     In connection with the Spin-off, Lennar and the Company agreed that at least until December 2002, Lennar and its homebuilding subsidiaries would not engage in the businesses in which the Company currently is engaged and the Company would not engage in the businesses in which Lennar and its homebuilding subsidiaries currently are engaged (except in limited areas in which the activities of the two groups overlap).

  Basis of Presentation and Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The assets, liabilities and results of operations of entities (both corporations and partnerships) in which the Company has a controlling interest have been consolidated. The ownership interests of noncontrolling owners in such entities are reflected as minority interests. The Company's investments in partnerships (and similar entities) in which less than a controlling interest is held are accounted for by the equity method (when significant influence can be exerted by the Company), or the cost method. All significant intercompany transactions and balances have been eliminated.

     For periods prior to the Spin-off, the financial statements of the Company are presented as if the Company had been a separate combined group. Expenses which related both to the businesses operated by the Company and the businesses retained by Lennar have been allocated on a basis which the Company believes is reasonable. However, the expenses allocated to the Company are not necessarily the same as those the Company would have incurred if it had operated independently, and in general, the results of operations, financial position and cash flows reflected in the consolidated financial statements of the Company are not necessarily the same as those which would have been realized if the Company had been operated independently of Lennar during the periods to which those financial statements relate.

     The Company began accumulating retained earnings immediately following the Spin-off on October 31, 1997.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

  Net Earnings Per Share

     The Company was formed in June 1997 and had no outstanding stock prior to formation; therefore, net earnings per share have not been calculated for the fiscal years ended November 30, 1996 and 1995 in the attached consolidated financial statements. Earnings per share for 1997 are computed as though the shares issued in the Spin-off had been outstanding throughout the year.

     Net earnings per share is computed by dividing net earnings by the weighted average number of the total common shares and Class B common shares and common stock equivalents outstanding during the period. The dilutive effect of all outstanding stock options is considered common stock equivalents and is calculated using the treasury stock method.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Due to the short maturity period of the cash equivalents, the carrying amount of these instruments approximates their fair value.

  Investment Securities

     Investment securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires that debt and equity securities that have determinable fair values are classified as available-for-sale unless they are classified as held-to-maturity or trading. Securities classified as held-to-maturity are carried at amortized cost because they are purchased with the intent and ability to hold to maturity. At November 30, 1997 and 1996, no securities were held for trading purposes.

     Securities classified as available-for-sale are recorded at fair value in the consolidated balance sheet, with unrealized holding gains or losses, net of tax effects, reported as a separate component of stockholders' equity. Realized gains and losses, as well as unrealized losses that are other than temporary, are recognized in earnings. The cost of securities sold is based on the specific identification method.

  Mortgage Loans, Net

     Mortgage loans held for sale are recorded at the lower of cost or market, estimated on a discounted cash flow basis using market interest rates. Purchase discounts recorded on these loans are presented as a reduction of the carrying amount of the loans and are not amortized. Mortgage loans held for investment are carried net of unamortized discounts and are amortized utilizing a methodology that results in a level yield.

     The Company provides an allowance for credit losses related to loans based upon the Company's historical loss experience and other factors.

  Operating Properties and Equipment, Net and Land Held for Investment

     Operating properties and equipment and land held for investment are recorded at cost. Depreciation for operating properties and equipment is calculated to amortize the cost of depreciable assets over their estimated useful lives using the straight-line method. The range of estimated useful lives for operating properties is 15 to 40 years and for equipment is 2 to 10 years.

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires companies to evaluate long-lived assets for impairment based on the undiscounted future cash flows of the asset. If a long-lived asset is identified as impaired, the value of the asset must be reduced to its fair value. The Company's operating properties and land holdings would be considered long-lived assets under this

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES pronouncement. The Company adopted this statement in the first quarter of its fiscal year ended November 30, 1997 and it did not have any material effect on the Company's financial position, results of operations or cash flows.

  Revenue Recognition

     Interest income is comprised of interest received plus amortization of the discount between the carrying value of each mortgage loan held for investment or investment security and its unpaid principal balance using a methodology which results in a level yield.

     Revenues from sales of real estate (including the sales of land held for investment and operating properties) are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured. Management fees are recognized in income when they are earned and realization is reasonably assured.

     The Company applies the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" in accounting for sales of investment securities and other financial assets. This statement requires that transfers of financial and servicing assets be recognized as sales when control has been surrendered.

  Income Taxes

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

  Stock Option Plans

     At November 30, 1997, the Company had one stock option plan, which is described in Note 11. The Company grants stock options to certain employees for a fixed number of shares with an exercise price not less than the fair value of the shares at the date of grant. The Company accounts for the stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company applies the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  New Accounting Pronouncements

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." This statement is effective for the Company beginning with the first quarter of 1998 and earlier adoption is not permitted. This statement requires that the current calculations of earnings per share be replaced by basic and diluted earnings per share calculations. Under the new guidance, basic and diluted earnings per share would be $1.22 for 1997.

     Also in February 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." SFAS No. 129, which applies to all entities that have issued securities, requires in summary form, the pertinent rights and privileges of the various securities outstanding. Examples of information that must be

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES disclosed are dividend and liquidation preferences, participation rights, call prices and dates, conversion or exercise prices or rates and pertinent dates, sinking-fund requirements, unusual voting rights and significant terms of contracts to issue additional shares. SFAS No. 129 is effective for financial statements issued for periods ending after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997, and requires reclassification of comparative purpose financial statements for all earlier periods presented.

  Reclassifications

     Certain reclassifications have been made to the prior year consolidated financial statements to conform to the 1997 presentation.

2.  RESTRICTED CASH

                                                                NOVEMBER 30,
                                                              -----------------
                                                               1997       1996
                                                              -------    ------
                                                               (IN THOUSANDS)
Short-term investment securities............................  $44,902        --
Funds held in trust for asset purchases.....................   10,007        --
Tenant security deposits....................................    1,728     1,552
                                                              -------    ------
                                                              $56,637     1,552
                                                              =======    ======

     The short-term investment securities are collateral for a $44.5 million letter of credit, which provides credit enhancement to $277.3 million of tax-exempt bonds. The bonds are secured by five high-rise, class A, apartment buildings in Manhattan, New York. The Company receives interest on the short-term investment as well as 600 basis points per year for providing the credit enhancement.

3.  INVESTMENT SECURITIES

     Investment securities consist of investments in various issues of rated and unrated portions of CMBS. The Company's investment in rated CMBS is classified as available-for-sale and its investment in unrated CMBS is classified as held-to-maturity. In general, principal payments on each class of security are made in the order of the stated maturities of each class so that no payment of principal will be made on any class until all classes having an earlier maturity date have been paid in full. The Company's investment securities have stated maturity dates in years 2001 through 2028 and carry stated interest rates ranging from 6.50% to 11.42%. These securities are, in effect, subordinate to other securities of classes with earlier maturities. The annual principal repayments on a particular class are dependent upon collections on the underlying mortgages, affected by prepayments and extensions, and as a result, the actual maturity of any class of securities may differ from its stated maturity.

     These investments represent securities which are collateralized by pools of mortgage loans on commercial real estate assets located across the country. Concentrations of credit risk with respect to these securities are limited due to the diversity of the underlying loans across geographical areas and diversity among property types. In addition, the Company only invests in these securities when it performs significant due diligence analysis on the real estate supporting the underlying loans and when it has the right to select itself as special

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES servicer for the entire securitization. As special servicer, the Company impacts the performance of the securitization by using its loan workout and asset management expertise to resolve non-performing loans.

     The Company's investment securities consisted of the following:

                                                                  NOVEMBER 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Available-for-sale..........................................  $188,434     193,869
Held-to-maturity............................................   116,226      69,973
                                                              --------    --------
                                                              $304,660     263,842
                                                              ========    ========

     At November 30, 1997 and 1996, the amortized cost and fair value of investment securities consisted of the following:

                                                          GROSS UNREALIZED
                                            AMORTIZED    ------------------      FAIR
                                              COST        GAINS     LOSSES      VALUE
                                            ---------    -------    -------    --------
                                                          (IN THOUSANDS)
1997
  Available-for-sale......................  $154,734      33,918       (218)    188,434
  Held-to-maturity........................  $116,226      37,291         --     153,517
1996
  Available-for-sale......................  $180,918      14,626     (1,675)    193,869
  Held-to-maturity........................  $ 69,973      19,490         --      89,463

     During 1997, proceeds from the sale of available-for-sale securities amounted to $111.5 million and resulted in gross realized gains of $5.4 million, primarily as a result of a Re-REMIC securitization transaction. The Re-REMIC transaction was the securitization of the cash flows from certain pre-existing CMBS bonds. In that transaction, the Company sold approximately $140.0 million of rated non-investment grade CMBS bonds to a trust. During 1996, proceeds from the sale of available-for-sale securities amounted to $18.1 million and resulted in gross realized gains of $1.7 million.

4.  MORTGAGE LOANS, NET

                                                                 NOVEMBER 30,
                                                              -------------------
                                                               1997        1996
                                                              -------    --------
                                                                (IN THOUSANDS)
Mortgage loans..............................................  $95,593      80,271
Allowance for losses........................................   (2,038)     (4,979)
Unamortized discounts.......................................   (6,706)    (10,851)
                                                              -------    --------
                                                              $86,849      64,441
                                                              =======    ========

     At November 30, 1997 and 1996, the balance of mortgage loans classified as held for sale were $64.4 million and $41.6 million, respectively, and classified as held for investment were $22.4 million and $22.8 million, respectively.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

5.  OPERATING PROPERTIES AND EQUIPMENT, NET

                                                                 NOVEMBER 30,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
                                                                (IN THOUSANDS)
Rental apartments...........................................  $ 98,068     70,357
Office buildings............................................    67,455     65,725
Retail centers..............................................    54,494     60,344
Hotels......................................................    18,735     18,713
Industrial buildings........................................     2,862      4,373
Other.......................................................    15,762     14,498
                                                              --------    -------
Total land and buildings....................................   257,376    234,010
Furniture, fixtures and equipment...........................     7,318      5,028
                                                              --------    -------
                                                               264,694    239,038
Accumulated depreciation....................................   (36,096)   (35,772)
                                                              --------    -------
                                                              $228,598    203,266
                                                              ========    =======

     The Company leases as lessor its retail, office and other facilities under non-cancelable operating leases with terms in excess of twelve months. The future minimum rental revenues under these leases subsequent to November 30, 1997 are as follows (in thousands): 1998 -- $14,857; 1999 -- $13,599;
2000 -- $11,958; 2001 -- $9,798; 2002 -- $9,786 and thereafter -- $55,435.

6.  INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

     Summarized financial information on a combined 100% basis related to the Company's significant partnerships accounted for by the equity method at November 30, 1997 and 1996 follows:

                                                                 NOVEMBER 30,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
                                                                (IN THOUSANDS)
Assets
  Cash......................................................  $ 36,792     53,109
  Portfolio investments.....................................   872,090    839,441
  Other assets..............................................    32,585     16,213
                                                              --------    -------
                                                              $941,467    908,763
                                                              ========    =======
Liabilities and equity
  Accounts payable and other liabilities....................  $ 61,105     57,557
  Notes and mortgages payable...............................   385,115    425,716
  Equity of:
     The Company............................................   164,065    119,133
     Others.................................................   331,182    306,357
                                                              --------    -------
                                                              $941,467    908,763
                                                              ========    =======

     The equity of the Company in the partnerships' financial statements shown above exceeds the Company's recorded investment in and advances to the partnerships by $4.7 million and $9.0 million at November 30, 1997 and 1996, respectively, primarily due to purchase discounts. Portfolio investments consist primarily of mortgage loans and business loans collateralized by real property, as well as commercial properties and land held for development, investment or sale.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

                                                          YEARS ENDED NOVEMBER 30,
                                                       ------------------------------
                                                         1997       1996       1995
                                                       --------    -------    -------
                                                               (IN THOUSANDS)
Revenues.............................................  $213,238    257,062    280,286
Costs and expenses...................................   125,693     87,629    115,269
                                                       --------    -------    -------
Earnings of partnerships.............................  $ 87,545    169,433    165,017
                                                       ========    =======    =======
The Company's share of earnings......................  $ 30,149     51,862     31,203
                                                       ========    =======    =======

     In connection with the Spin-off, Lennar transferred parcels of land to the Company and the Company transferred these parcels to Lennar Land Partners in exchange for a 50% partnership interest in Lennar Land Partners. The net book value of the assets contributed to Lennar Land Partners was $92.3 million. Lennar Land Partners was formed so that Lennar and the Company could share the risks and profits of ownership of real property previously acquired by Lennar, primarily for use in its homebuilding activities. Lennar manages the day-to-day activities of Lennar Land Partners under a management agreement.

     At November 30, 1997 and 1996, the Company's equity interests in all other significant partnerships ranged from 15% to 50%. These partnerships are involved in the acquisition and management of portfolios of real estate loans and properties. The Company shares in the profits and losses of these partnerships and, when appointed the manager of the partnerships, receives fees for the management and disposition of the assets. The outstanding debt of Lennar Land Partners and one second-tier partnership, amounting to $119.0 million at November 30, 1997, is guaranteed by the Company.

7.  MORTGAGE NOTES AND OTHER DEBTS PAYABLE

                                                                    NOVEMBER 30,
                                                                --------------------
                                                                  1997        1996
                                                                --------    --------
                                                                   (IN THOUSANDS)
Secured without recourse to LNR
  Mortgage notes on operating properties and land with a
     fixed interest rate of 7.4%, due December 2003.........    $ 20,640      23,994
  Mortgage notes on operating properties and land with a
     floating interest rate (8.5% at November 30, 1997), due
     July 1999..............................................      21,998          --
Other secured debt
  Mortgage notes on operating properties and land with fixed
     interest rates from 7.4% to 8.0%, due through 2004.....      25,659      47,648
  Mortgage notes on operating properties and land with
     floating interest rates (4.2% to 9.5% at November 30,
     1997), due through December 2010.......................      21,972          --
  Repurchase agreements with floating interest rates (6.7%
     to 7.2% at November 30, 1997), secured by CMBS, due
     through October 1998...................................     177,386     118,182
  Revolving credit lines with floating interest rates (6.7%
     to 6.9% at November 30, 1997), secured by CMBS and
     mortgage loans, due through August 1998................     110,909      97,582
Unsecured revolving credit notes payable with floating
  interest rates............................................          --      67,000
Unsecured note payable to Lennar with a fixed interest rate
  of 10%, due December 1997.................................      12,607          --
                                                                --------    --------
                                                                $391,171     354,406
                                                                ========    ========

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

     Information concerning the Company's more significant debt instruments is as follows:

  Repurchase Agreements

     The Company, through certain subsidiaries, has entered into two reverse repurchase agreements through which it finances selected CMBS. The agreements have an aggregate commitment of $310 million under which $177 million was outstanding at November 30, 1997. Interest is variable, corresponds to the rating assigned to the CMBS and is based on LIBOR plus specified percentages. The agreements mature during 1998 and are expected to be refinanced or extended on substantially the same terms as the existing agreements. LNR has guaranteed the obligations of its subsidiaries under these agreements and the agreements are collateralized by the CMBS.

  Revolving Credit Lines

     The Company, through certain subsidiaries, has three revolving credit lines with an aggregate commitment of $125 million under which $111 million was outstanding at November 30, 1997. Interest is variable and is based on LIBOR or commercial paper rates plus specified percentages. The lines are collateralized by CMBS and mortgage loans. The lines mature during 1998 and are expected to be refinanced or extended on substantially the same terms as the existing lines. The agreements also contain certain financial tests and restrictive covenants, none of which are currently expected to restrict the Company's activities. LNR has guaranteed the obligations of its subsidiaries under these agreements.

  Unsecured Revolving Credit Notes Payable

     On December 5, 1997, the Company and certain of its subsidiaries, entered into a $200 million revolving credit agreement (the "Revolving Credit Agreement") which expires on December 31, 2000, with the option of a one year extension. As of closing of the Revolving Credit Agreement, the Company had commitments totaling $82 million. The remaining amount is currently being syndicated. Interest is calculated at LIBOR plus a margin, which varies based on the Company's leverage and debt ratings. Had there been outstanding amounts under this facility at November 30, 1997, the interest rate would have been 7.0%. The agreements also contain certain financial tests and restrictive covenants, none of which are currently expected to restrict the Company's activities.

     The aggregate principal maturities of mortgage notes and other debts payable subsequent to November 30, 1997, are as follows (in thousands):
1998 -- $302,668; 1999 -- $24,432; 2000 -- $5,844; 2001 -- $1,359;
2002 -- $7,606 and thereafter -- $49,262. All of the notes secured by land contain collateral release provisions.

8.  MINORITY INTERESTS

     Minority interests relate to the third party ownership interest in partnerships in which the Company has a controlling interest. For financial reporting purposes the partnerships' assets, liabilities and earnings are consolidated with those of the Company, and the other partners' interests in the partnerships are included in the Company's consolidated financial statements as minority interest. The primary component of minority interests at November 30, 1997, representing $18.9 million, relates to the Company's interest in a partnership which provides credit enhancement to $44.5 million of a $277.3 million issue of tax-exempt bonds collateralized by commercial real estate. See
Note 2.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

9.  INCOME TAXES

     The Company was included in the consolidated federal income tax returns of Lennar through the date of the Spin-off. Under the Agreement with Lennar, the Company is required to reimburse Lennar for the income taxes resulting from the Company's 1997 activity. Lennar is responsible for the preparation of all income tax returns prior to the Spin-off and it will be determined at the time of filing of the relevant returns whether the Company has under or over paid its portion of the liability. The final cash settlement with Lennar for income taxes will result in an adjustment of the Company's recorded deferred tax asset and liability balances. The Company's provision for federal and state income taxes in the accompanying consolidated statement of earnings for the period prior to the Spin-off have been calculated based on the Company's income and temporary differences as if it filed a separate return. For the post Spin-off period, the provision for income taxes has been based on the stand-alone operations of the Company.

     The provisions for income taxes consisted of the following for the years ended November 30, 1997, 1996 and 1995:

                                                         1997       1996       1995
                                                       --------    -------    -------
                                                               (IN THOUSANDS)
Current
  Federal............................................  $ 43,802     37,866     35,593
  State..............................................     6,467      4,960      5,048
                                                       --------    -------    -------
                                                         50,269     42,826     40,641
                                                       --------    -------    -------
Deferred
  Federal............................................   (18,432)   (12,337)   (15,303)
  State..............................................    (3,567)      (277)       561
                                                       --------    -------    -------
                                                        (21,999)   (12,614)   (14,742)
                                                       --------    -------    -------
Total expense........................................  $ 28,270     30,212     25,899
                                                       ========    =======    =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES tax effects of significant temporary differences of the Company's deferred tax assets and liabilities at November 30, 1997 and 1996 are as follows:

                                                                 NOVEMBER 30,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred tax assets
  Reserves and accruals.....................................  $ 7,398      8,472
  Investment securities income..............................   19,091     13,043
  Investment in partnerships................................   24,704     11,251
  Acquisition adjustments...................................   15,943      3,236
  Other.....................................................      277         --
                                                              -------    -------
          Total deferred tax assets.........................   67,413     36,002
                                                              -------    -------
Deferred tax liabilities
  Capitalized expenses......................................    2,662      2,603
  Deferred gains............................................   10,042      4,306
  Acquisition adjustments...................................   16,736     12,786
  Installment sales.........................................       --        845
  Unrealized gain on available-for-sale securities..........   13,143      5,051
  Other.....................................................      856        344
                                                              -------    -------
          Total deferred tax liabilities....................   43,439     25,935
                                                              -------    -------
Net deferred tax asset......................................  $23,974     10,067
                                                              =======    =======

     Based on management's assessment, it is more likely than not that the deferred tax assets will be realized through future taxable income.

     A reconciliation of the statutory rate to the effective tax rate for the years ended November 30, 1997, 1996 and 1995 follows:

                                                              % OF PRE-TAX INCOME
                                                              --------------------
                                                              1997    1996    1995
                                                              ----    ----    ----
Statutory rate..............................................  35.0    35.0    35.0
State income taxes, net of federal income tax benefit.......   4.0     4.0     4.0
                                                              ----    ----    ----
Effective rate..............................................  39.0    39.0    39.0
                                                              ====    ====    ====

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

10.  FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at November 30, 1997 and 1996, using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. The table excludes cash and cash equivalents, restricted cash and accounts payable, which had fair values approximating their carrying values.

                                                          NOVEMBER 30,
                                          --------------------------------------------
                                                  1997                    1996
                                          --------------------    --------------------
                                          CARRYING      FAIR      CARRYING      FAIR
                                           AMOUNT      VALUE       AMOUNT      VALUE
                                          --------    --------    --------    --------
                                                         (IN THOUSANDS)
Assets
  Mortgages loans.......................  $ 86,849      92,285      64,441      74,809
  Investment securities
     available-for-sale.................   188,434     188,434     193,869     193,869
  Investment securities
     held-to-maturity...................   116,226     153,517      69,973      89,463
Liabilities
  Mortgage notes and other debts
     payable............................  $391,171     391,171     354,406     354,406

     The following methods and assumptions were used by the Company in estimating fair values:

     Mortgages loans: The fair values are based on discounting future cash flows using the current interest rates at which similar loans would be made or are estimated by the Company on the basis of financial or other information.

     Investment securities available-for-sale and held-to-maturity: The fair values are based on quoted market prices, if available. The fair values for instruments which do not have quoted market prices are estimated by the Company on the basis of the acquisition price paid or financial and other information.

     Mortgages notes and other debts payable: The fair value of fixed rate borrowings is based on discounting future cash flows using the Company's incremental borrowing rate. Variable rate borrowings are tied to market indices and thereby, approximate fair value.

11.  CAPITAL STOCK

  Preferred Stock

     The Company has 500,000 shares of authorized preferred stock, $10 par value. At November 30, 1997, no shares of preferred stock were issued or outstanding. The preferred stock may be issued in series with any rights, powers and preferences which may be authorized by the Company's Board of Directors.

  Common Stock

     The Company has two classes of common stock. The common stockholders have one vote for each share owned in matters requiring stockholder approval and during the fourth quarter of 1997 received quarterly dividends of $.0125 per share. Class B common stockholders have ten votes for each share of stock owned and during the fourth quarter of 1997 received quarterly dividends of $.01125 per share. As of November 30, 1997, Mr. Leonard Miller, a member of the Board of Directors, owned or controlled 9.9 million shares of Class B common stock, which represented approximately 74% of the voting control of the Company.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

  Stock Option Plan

     In connection with the Spin-off, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for the granting of options to certain officers, employees and directors of the Company to purchase shares at prices not less than market value on the date of the grant. Options granted under the 1997 Plan will expire not more than 10 years after the date of grant, except that options granted to a key employee who is a 10% stockholder will expire not more than five years after the date of grant. The exercise price of each stock option granted under the 1997 Plan will be 100% of the fair market value of the common stock on the date the stock option is granted, except in the case of a key employee who is a 10% stockholder, in which case the option price may not be less than 110% of the fair market value of the common stock on the date the stock option is granted, and except as to stock options granted to replace Lennar stock options held by Lennar employees who became employees of the Company as a result of the Spin-off.

     The following table summarizes the status of the 1997 Plan (in thousands, except for option prices):

                                                                            OUTSTANDING
                                                   WEIGHTED   OUTSTANDING    WEIGHTED     EXERCISABLE
                           OPTION                  AVERAGE     WEIGHTED       AVERAGE      WEIGHTED
                            PRICE     NUMBER OF   REMAINING     AVERAGE      EXERCISE       AVERAGE
                          PER SHARE    OPTIONS       LIFE     FAIR VALUE       PRICE      FAIR VALUE
                          ---------   ---------   ----------  -----------   -----------   -----------
Options assumed at
  Spin-off..............   $ 3.98          --
                           $16.23         410     5.13 Years     18.70          7.64         19.05
Options granted.........   $24.82       1,069     9.72 Years     13.28         24.82            --
                                        -----
Ending balance..........                1,479
                                        =====
Exercisable.............                   61
                                        =====
Options available for
  future grant..........                  521
                                        =====

     The Company has elected to account for its employee stock options under APB 25 and related Interpretations. No compensation expense is recorded under APB 25 because the exercise price of the Company's employee common stock options equaled the market price for the underlying common stock on the grant date.

     Under the terms of the Lennar 1991 Stock Option Plan (the "Lennar Option Plan"), participants in the Lennar Option Plan who exercise their options after the Spin-off (and who did not amend the terms of their options prior to the Spin-off to provide otherwise) will receive upon exercise of Lennar stock options both shares of Lennar common stock and LNR common stock. The Company has agreed to deliver shares of its common stock to participants in the Lennar Option Plan who exercise options and are entitled to LNR common stock. There were Lennar stock options outstanding at the time of the Spin-off which could entitle the holders to purchase up to 615,600 shares of LNR common stock. None of these options had been exercised as of November 30, 1997. The Company will not receive any portion of the exercise price of the Lennar stock options.

     SFAS 123 requires "as adjusted" information regarding net income and net income per share to be disclosed for new options granted after fiscal year 1996. The Company determined this information using the fair value method of that statement. The fair value of these options was determined at the date of grant using the Black-Scholes option-pricing model. The significant weighted average assumptions used were as follows for the year ended November 30, 1997: expected dividend yield, .20%; calculated volatility rate, .45%; risk-free interest rate, 5.50%; and expected life of the option in years, 2-7 years.

     The estimated fair value of the options is recognized in expense over the options' vesting period for "as adjusted" disclosures. The net income per share "as adjusted" for the effects of SFAS 123 is not indicative of the effects on reported net income/loss for future years. For purposes of these calculations, the Company has

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES excluded shares subject to options which are held by participants in the Lennar Option Plan who are not employees, and do not otherwise receive compensation from, the Company. The Company's reported "as adjusted" information for the year ended November 30, 1997 is as follows (in thousands, except per share amounts):

Net earnings.......................................  $44,218
Net earnings "As adjusted".........................  $43,042
Net earnings per share as reported -- primary......  $  1.21
Net earnings per share "As adjusted"-- primary.....  $  1.18

     In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility.

  Employee Stock Ownership Plan /401(k) Plan

     The Employee Stock Ownership Plan/401(k) Plan (the "Plan") provides shares of stock to employees who have completed one year of continuous service with the Company. All contributions for employees with five years or more of service are fully vested. Under the 401(k) portion of the Plan, employees may make contributions which are invested on their behalf, and the Company may also make contributions for the benefit of employees. The Company records as compensation expense an amount which approximates the vesting of the contributions to the Employee Stock Ownership portion of the Plan, as well as the Company's contribution to the 401(k) portion of the Plan. Amounts contributed by the Company to the Plan during 1997, 1996 and 1995 were immaterial.

  Restrictions on Payments of Dividends

     Other than as required to maintain the financial ratios and net worth requirements under the revolving credit and term loan agreements, there are no restrictions on the payment of dividends on common stock by the Company. The cash dividends paid with regard to a share of Class B common stock in a calendar year may not be more than 90% of the cash dividends paid with regard to a share of common stock in that calendar year. One of the Company's major subsidiaries is also restricted on the payment of dividends to its parent company, LNR Property Corporation, under the revolving credit and loan agreements.

12.  RELATED PARTY TRANSACTIONS

     During the period December 1, 1996 through October 31, 1997, and for the years ended November 30, 1996 and 1995, Lennar provided various general and administrative services to the Company including: data processing, treasury, legal, human resources, payroll, accounting, risk management and others. Costs for these services are designed to approximate the actual costs incurred by Lennar to render these services. Management believes the methods used to determine these costs are reasonable, however, such costs may not be representative of those which would be incurred if the Company had operated as an independent entity during the periods presented. Charges for these costs are included in general and administrative expenses and amounted to $3.3 million, $3.1 million and $2.6 million for the period December 1, 1996 through October 31, 1997 and for the years ended November 30, 1996 and 1995, respectively.

     The Company provided a portion of Lennar's facilities on a rent-free basis for the period December 1 through October 31, 1997 and for the years ended November 30, 1996 and 1995. Subsequent to the Spin-off, the Company has negotiated market-based lease agreements with Lennar and its subsidiaries that result in additional rental income of over $1.4 million annually.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

     The Company has entered into agreements whereby Lennar provides data processing and construction management services for a period of up to one year from the Spin-off. Data processing services are charged at a monthly rate of $16,000. Services under this agreement were provided after the Spin-off and aggregated $16,000 for 1997. No charges were incurred under the construction management services agreement in 1997 and charges for 1998 are not expected to be material.

13.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

     The Company is subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate as well as the management of partnerships and special servicing of CMBS in the routine conduct of its business.

     The Company is committed, under various letters of credit or other agreements, to provide certain guarantees. Outstanding letters of credit and guarantees under these arrangements totaled approximately $56.2 million at November 30, 1997.

     The Company leases certain premises and equipment under various noncancellable operating leases with terms expiring through 2003, exclusive of renewal option periods. The annual aggregate minimum rental commitments under these leases are summarized as follows (in thousands): 1998 -- $182;
1999 -- $163; 2000 -- $149; 2001 -- $158; 2002 -- $166 and thereafter $170.

14.  QUARTERLY DATA (UNAUDITED)

                                                        FIRST    SECOND   THIRD    FOURTH
                                                       -------   ------   ------   ------
                                                                 (IN THOUSANDS)
1997
  Revenues...........................................  $44,760   44,411   43,368   34,944
  Operating earnings.................................  $27,166   29,150   26,689   16,067
  Earnings before income taxes.......................  $20,357   22,758   19,168   10,205
  Net earnings.......................................  $12,418   13,882   11,693    6,225
1996
  Revenues...........................................  $38,814   41,773   41,336   41,513
  Operating earnings.................................  $22,801   27,081   23,739   24,359
  Earnings before income taxes.......................  $18,169   21,721   18,405   19,172
  Net earnings.......................................  $11,083   13,250   11,227   11,695

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

15.  SUPPLEMENTAL PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     As a result of the Spin-off and formation of Lennar Land Partners, the Company believes that pro forma information provides the best information to compare the results of operations and trends in earnings and costs. Results for 1997 have been adjusted to give pro forma effect to these transactions as if such transactions had been completed as of the beginning of the period. The pro forma information does not purport to be indicative of the results of operations which would actually have been reported if the transactions had occurred on the dates or for the periods indicated:

                                                  HISTORICAL                     PRO FORMA
                                                     1997       ADJUSTMENTS        1997
                                                  ----------    -----------      ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Rental income.................................   $ 56,334                        56,334
  Equity in earnings of partnerships............     30,149       13,292(a)        43,441
  Interest income...............................     41,446                        41,446
  Gains on sales of:
     Real estate................................     18,076                        18,076
     Investment securities......................      5,359                         5,359
  Management fees...............................     13,385                        13,385
  Other, net....................................      2,734                         2,734
                                                   --------       ------          -------
          Total revenues........................    167,483       13,292          180,775
                                                   --------       ------          -------
Costs and expenses
  Cost of rental operations.....................     35,767                        35,767
  General and administrative....................     26,584       (4,408)(b)       22,176
  Depreciation..................................      6,060                         6,060
                                                   --------       ------          -------
          Total costs and expenses..............     68,411       (4,408)          64,003
                                                   --------       ------          -------
Operating earnings..............................     99,072       17,700          116,772
Interest expense................................     26,584       (2,100)(c)       24,484
                                                   --------       ------          -------
Earnings before income taxes....................     72,488       19,800           92,288
Income taxes....................................     28,270        7,721(d)        35,991
                                                   --------       ------          -------
Net earnings....................................   $ 44,218       12,079           56,297
                                                   ========       ======          =======
Net earnings per share..........................   $   1.21                          1.55
                                                   ========                       =======

     Adjustments to the historical results to arrive at the pro forma results are as follows:

(a) Represents entries to reflect the Company's 50% interest in the earnings of Lennar Land Partners.

(b) Represents entries to reflect the elimination of costs related to the Spin-off and addition of incremental administrative costs associated with creating a stand-alone public company.

(c) Represents entries to reflect reductions in interest expense due to the use of proceeds from funds advanced by Lennar to repay debt.

(d) The adjustment to taxes represents the estimated income tax effect of the pro forma adjustments to the Company's effective tax rate of 39.0%.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

16.  SUBSEQUENT EVENTS

     In February 1998, the Company agreed to purchase interests in 41 entities that own approximately 6,000 residential rental apartments. The purchase price, which is subject to closing adjustments, is approximately $86 million plus the assumption of approximately $44 million of future equity commitments, subject to certain adjustments. The Company will manage the existing assets and is expected to both develop and acquire new low-income tax credit properties. The transaction remains subject to the receipt of third party consents.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Of LNR Property Corporation:

     We have audited the consolidated financial statements of LNR Property Corporation (the "Company") as of November 30, 1997 and 1996, and for each of the three years in the period ended November 30, 1997, and have issued our report thereon dated February 3, 1998 (February 18, 1998, as to Note 16); such report is included elsewhere in this Prospectus Supplement. Our audits also included the financial statement schedules of LNR Property Corporation. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Miami, Florida
February 3, 1998

                            LNR PROPERTY CORPORATION

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995

                                                   ADDITIONS
                                            ------------------------
                                              CHARGED
                                CHARGED      (CREDITED)
                               TO COSTS       TO OTHER     BEGINNING                        ENDING
DESCRIPTION                     BALANCE     AND EXPENSES   ACCOUNTS      (DEDUCTIONS)      BALANCE
-----------                   -----------   ------------   ---------     ------------     ----------
Year ended November 30, 1997
  Allowances deducted from
     assets to which they
     apply:
     Allowances for doubtful
       accounts and notes
       receivable...........  $   938,000      467,000      (702,000)              --        703,000
                              ===========    =========     =========     ============     ==========
     Deferred income and
       unamortized
       Discounts............  $10,851,000           --       235,000       (4,380,000)(A)  6,706,000
                              ===========    =========     =========     ============     ==========
     Loan loss reserve......  $ 2,071,000           --            --          (33,000)     2,038,000
                              ===========    =========     =========     ============     ==========
     Valuation allowance....  $ 2,908,000           --            --       (2,908,000)(A)         --
                              ===========    =========     =========     ============     ==========
Year ended November 30, 1996
  Allowances deducted from
     assets to which they
     apply:
     Allowances for doubtful
       accounts and notes
       receivable...........  $   871,000      511,000            --         (444,000)       938,000
                              ===========    =========     =========     ============     ==========
     Deferred income and
       unamortized
       Discounts............  $13,112,000           --      (746,000)(B)   (1,515,000)(A) 10,851,000
                              ===========    =========     =========     ============     ==========
     Loan loss reserve......  $        --    1,869,000     1,396,000       (1,194,000)     2,071,000
                              ===========    =========     =========     ============     ==========
     Valuation allowance....  $   340,000    2,711,000       580,000         (723,000)     2,908,000
                              ===========    =========     =========     ============     ==========
Year ended November 30, 1995
  Allowances deducted from
     assets to which they
     apply:
     Allowances for doubtful
       accounts and notes
       receivable...........  $   273,000    1,190,000         4,000         (596,000)       871,000
                              ===========    =========     =========     ============     ==========
     Deferred income and
       unamortized
       discounts............  $10,600,000           --     4,186,000(B)    (1,674,000)(A) 13,112,000
                              ===========    =========     =========     ============     ==========
     Valuation allowance....  $   172,000           --       168,000               --        340,000
                              ===========    =========     =========     ============     ==========

Notes:

(A) Includes transfers to Lennar Corporation of approximately $4.2 million and amortization of discount and other.

(B) Includes discounts on mortgages purchased.

                            LNR PROPERTY CORPORATION

                                  SCHEDULE III

                REAL ESTATE AND ACCUMULATED DEPRECIATION (D)(E)
                          YEAR ENDED NOVEMBER 30, 1997

                                                                             COST
                                                                         CAPITALIZED
                                              INITIAL COST              SUBSEQUENT TO
                                               TO COMPANY                ACQUISITION
                                       --------------------------   ----------------------
                                                     BUILDING AND    IMPROVE-    CARRYING
DESCRIPTION             ENCUMBRANCES      LAND       IMPROVEMENTS     MENTS        COSTS
-----------             ------------   -----------   ------------   ----------   ---------
Rental apartment
 property - FL........  $20,640,000      1,872,000     9,063,000     4,624,000     359,000
Rental office property
 - FL.................   12,709,000      1,779,000            --    13,577,000   1,959,000
Hotel - FL............           --      1,000,000     3,478,000     8,867,000     367,000
Rental apartment
 property - CO........   21,998,000             --     5,375,000    24,055,000     441,000
Rental office property
 - GA.................           --      1,263,000    11,700,000            --          --
Rental office property
 - GA.................           --      5,238,000    20,020,000     1,570,000          --
Rental retail property
 - AZ.................           --     11,945,000            --     1,023,000          --
Other miscellaneous
 properties which are
 individually less
 than 5% of total.....   34,922,000     44,362,000    51,821,000    29,420,000   2,198,000
                        -----------    -----------   -----------    ----------   ---------
                        $90,269,000     67,459,000   101,457,000    83,136,000   5,324,000
                        ===========    ===========   ===========    ==========   =========

                                     GROSS AMOUNT
                                       AT WHICH                                         DATE OF
                                      CARRIED AT                    ACCUMULATED      COMPLETION OF    DATE
                                    CLOSE OF PERIOD               DEPRECIATION(B)    CONSTRUCTION   ACQUIRED
                        ---------------------------------------   ----------------   -------------  --------

DESCRIPTION              LAND(A)     BUILDINGS(A)    TOTAL(C)
-----------             ----------   ------------   -----------
Rental apartment
 property - FL........   2,046,000    13,872,000     15,918,000       9,946,000          1979         1977
Rental office property
 - FL.................   4,319,000    12,996,000     17,315,000       3,250,000         Various       1980
Hotel - FL............   1,367,000    12,345,000     13,712,000       3,046,000         Various       1987
Rental apartment                                                                         Under
 property - CO........          --    29,871,000     29,871,000         446,000      Construction     1996
Rental office property                                                                   Under
 - GA.................   1,263,000    11,700,000     12,963,000              --      Construction     1997
Rental office property                                                                   Under
 - GA.................   5,239,000    21,589,000     26,828,000         984,000      Construction     1996
Rental retail property                                                                   Under
 - AZ.................  11,945,000     1,023,000     12,968,000              --      Construction     1997
Other miscellaneous
 properties which are
 individually less
 than 5% of total.....  49,632,000    78,169,000    127,801,000      14,232,000         Various     Various
                        ----------   -----------    -----------      ----------
                        75,811,000   181,565,000    257,376,000      31,904,000
                        ==========   ===========    ===========      ==========

Notes:

(A) Includes related improvements and capitalized carrying costs.

(B) Depreciation is calculated using the straight-line method over the estimated useful lives which vary from 15 to 40 years.

(C) The aggregate cost of the listed property for federal income tax purposes was $220,000,000 at November 30, 1997.

(D) The listed real estate includes operating properties completed or under construction.

(E) Reference is made to Notes 1, 5, and 7 of the consolidated financial statements.

(F) The changes in the total cost of investment properties and accumulated depreciation for the years ended November 30, 1997 are as follows (in thousands):

                                                                1997       1996       1995
                                                              --------    -------    -------
Cost:
  Balance at beginning of year..............................  $234,010    204,833    206,022
  Additions, at cost........................................    76,921     34,410      6,808
  Cost of real estate sold..................................   (55,381)    (9,051)    (8,304)
  Transfers.................................................     1,826      3,818        307
                                                              --------    -------    -------
    Balance at end of year..................................  $257,376    234,010    204,833
                                                              ========    =======    =======
Accumulated depreciation:
  Balance at beginning of year..............................  $ 31,971     28,686     25,763
  Depreciation and amortization charged against earnings....     5,195      5,170      4,992
  Depreciation of real estate sold..........................    (5,262)    (1,885)    (2,069)
                                                              --------    -------    -------
    Balance at end of year..................................  $ 31,904     31,971     28,686
                                                              ========    =======    =======

                            LNR PROPERTY CORPORATION

                                  SCHEDULE IV

                         MORTGAGE LOANS ON REAL ESTATE
                               NOVEMBER 30, 1997

                                                                                                                   PRINCIPAL
                                                                                                                AMOUNT OF LOANS
                                                                                                    CARRYING      SUBJECT TO
                                             FINAL                                      FACE       AMOUNT OF      DELINQUENT
                              INTEREST     MATURITY    PERIODIC PAYMENT    PRIOR      AMOUNT OF    MORTGAGES     PRINCIPAL OR
DESCRIPTION                     RATE         DATE           TERMS          LIENS      MORTGAGES      (A)(B)        INTEREST
-----------                  -----------   ---------   ----------------   --------   -----------   ----------   ---------------
First mortgage notes
  secured real estate and
  other:
Office building -- CA......        7.89%     2003      Varying payment               $16,788,000   12,227,000
Convention center -- NV....  Libor + 300     2000      Interest Only                  45,000,000   45,000,000
Hotel -- NJ................        9.50%     1999      Varying payment                 4,500,000    4,194,000
Retail center -- TX........       10.00%     1998      Interest Only                   3,704,000    3,355,000
Other......................     6%-10.5%   1998-2005   Various                         5,613,000    4,295,000
                                                                                     -----------   ----------
                                                                                      75,605,000   69,071,000
                                                                                     -----------   ----------
Second mortgage notes
  secured by real estate:
Residential land -- FL.....   Prime + 2%     2001      Varying payment    $314,436     4,400,000    4,400,000
Residential land -- CA.....          15%     1999      Varying payment                 3,180,000    3,133,000
Residential land -- NV.....          15%     1999      Varying payment                 7,760,000    7,690,000
Industrial land -- CA......          25%     1999      Varying payment                 4,648,000    4,593,000
                                                                                     -----------   ----------
                                                                                      19,988,000   19,816,000
Loan loss reserve..........                                                                        (2,038,000)
                                                                                                   ----------
                                                                                     $95,593,000   86,849,000
                                                                                     ===========   ==========

Notes:

(A) For Federal income tax purposes, the aggregate basis of the listed mortgages was $86,849,000 at November 30, 1997.
(B) Carrying amounts are net of unamortized discounts and valuation allowance.
(C) The changes in the carrying amounts of mortgages for the years ended November 30, 1997, 1996 and 1995 are as follows:

                                                 1997           1996           1995
                                              -----------    -----------    -----------
Balance at beginning of year................  $64,441,000     53,551,000     55,893,000
Additions (deductions):
  New mortgage loans, net...................   67,319,000     77,369,000     42,572,000
  Collections of principal..................  (20,085,000)   (53,347,000)   (44,495,000)
  Transfers to Lennar Corporation...........  (24,918,000)    (7,063,000)    (1,779,000)
  Amortization of discount..................       92,000        488,000        344,000
  Deferred income recognized................            0              0      1,066,000
  Other.....................................            0     (6,557,000)       (50,000)
                                              -----------    -----------    -----------
Balance at end of year......................  $86,849,000     64,441,000     53,551,000
                                              ===========    ===========    ===========

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              (UNAUDITED)
                                                              AUGUST 31,     NOVEMBER 30,
                                                                 1998            1997
                                                              -----------    ------------
                                         ASSETS
Cash and cash equivalents...................................  $   57,745         34,059
Restricted cash.............................................      78,033         56,637
Investment securities.......................................     402,719        304,660
Mortgage loans, net.........................................     199,966         86,849
Operating properties and equipment, net.....................     623,147        228,598
Land held for investment....................................     162,008         83,297
Investments in and advances to partnerships.................     196,289        159,359
Deferred income taxes.......................................       6,236         23,974
Other assets................................................      82,477         45,904
                                                              ----------      ---------
          Total assets......................................  $1,808,620      1,023,337
                                                              ==========      =========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Accounts payable..........................................  $    9,106          4,244
  Accrued expenses and other liabilities....................      75,608         36,708
  Mortgage notes and other debts payable....................   1,080,491        391,171
                                                              ----------      ---------
          Total liabilities.................................   1,165,205        432,123
                                                              ----------      ---------
Minority interests..........................................      29,252         22,126
                                                              ----------      ---------
Stockholders' equity
  Common stock, $.10 par value, 150,000 shares authorized,
     25,046 shares issued and outstanding...................       2,504          2,515
  Class B common stock, $.10 par value, 40,000 shares
     authorized, 10,755 shares issued and outstanding.......       1,076          1,098
  Additional paid-in capital................................     539,287        544,548
  Retained earnings.........................................      51,434            370
  Unrealized gain on available-for-sale securities, net.....      19,862         20,557
                                                              ----------      ---------
          Total stockholders' equity........................     614,163        569,088
                                                              ----------      ---------
          Total liabilities and stockholders' equity........  $1,808,620      1,023,337
                                                              ==========      =========

     See accompanying notes to consolidated condensed financial statements.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               NINE MONTHS ENDED
                                                                  AUGUST 31,
                                                              -------------------
                                                                1998       1997
                                                              --------    -------
                                                                  (UNAUDITED)
Revenues
  Rental income.............................................  $ 49,887     43,578
  Equity in earnings of partnerships........................    40,640     26,452
  Interest income...........................................    54,830     30,899
  Gains on sales of:
     Real estate............................................    21,439     13,874
     Investment securities..................................     1,386      5,359
  Management and servicing fees.............................     6,898     10,170
  Other, net................................................       822      2,207
                                                              --------    -------
          Total revenues....................................   175,902    132,539
                                                              --------    -------
Costs and expenses
  Cost of rental operations.................................    31,439     28,159
  General and administrative................................    20,578     16,897
  Depreciation..............................................     8,412      4,322
  Minority interests........................................     1,567        156
                                                              --------    -------
          Total costs and expenses..........................    61,996     49,534
                                                              --------    -------
Operating earnings..........................................   113,906     83,005
Interest expense............................................    34,260     20,722
                                                              --------    -------
Earnings before income taxes................................    79,646     62,283
Income taxes................................................    26,974     24,290
                                                              --------    -------
Net earnings................................................  $ 52,672     37,993
                                                              ========    =======
Weighted average shares outstanding:
  Basic.....................................................    36,138     36,128
                                                              ========    =======
  Diluted...................................................    36,472     36,298
                                                              ========    =======
Net earnings per share:
  Basic.....................................................  $   1.46       1.05
                                                              ========    =======
  Diluted...................................................  $   1.44       1.05
                                                              ========    =======

     See accompanying notes to consolidated condensed financial statements.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  (UNAUDITED)
                                                               NINE MONTHS ENDED
                                                                   AUGUST 31,
                                                              --------------------
                                                                1998        1997
                                                              ---------    -------
Cash flows from operating activities:
  Net earnings..............................................  $  52,672     37,993
  Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
    Depreciation............................................      8,412      4,322
    Minority interests......................................      1,567        156
    Amortization of discount on mortgage loans and CMBS.....     (4,593)        --
    Gains on sales of real estate...........................    (21,439)   (13,874)
    Equity in earnings of partnerships......................    (40,640)   (26,452)
    Gains on sales of investment securities.................     (1,386)    (5,359)
    Changes in assets and liabilities:
      Decrease (increase) in restricted cash................      3,193    (15,899)
      Increase in other assets and deferred taxes...........    (14,252)   (16,170)
      Increase in mortgage loans held for sale..............    (12,787)    (6,049)
      Increase in accounts payable and accrued
       liabilities..........................................     30,216      8,910
                                                              ---------    -------
         Net cash provided by (used in) operating
          activities........................................        963    (32,422)
                                                              ---------    -------
Cash flows from investing activities:
  Operating properties and equipment
    Additions...............................................   (242,533)   (47,923)
    Sales...................................................     38,660     47,495
  Land held for investment
    Additions...............................................    (97,916)    (4,318)
    Sales...................................................     20,042      8,983
  Investments in and advances to partnerships...............    (38,293)    (3,715)
  Distributions from partnerships...........................     54,856     71,644
  Purchases of other investments............................         --     (6,857)
  Purchases of mortgage loans held for investment...........        (36)      (349)
  Proceeds from mortgage loans held for investment..........      4,831        213
  Purchase of investment securities.........................    (70,693)   (84,965)
  Proceeds from sales of investment securities..............      7,336    110,714
  Interest received on CMBS in excess of income
    recognized..............................................      8,817     14,186
  Acquisition of AHG, net of cash acquired..................    (75,525)        --
                                                              ---------    -------
         Net cash provided by (used in) investing
          activities........................................   (390,454)   105,108
                                                              ---------    -------
Cash flows from financing activities:
  Purchase and retirement of treasury stock.................     (5,600)        --
  Payment of dividends......................................     (1,314)        --
  Net borrowings under repurchase agreements and revolving
    credit lines............................................    161,014     (9,572)
  Mortgage notes and other debts payable
    Proceeds from borrowings................................    277,743     16,721
    Principal payments......................................     (6,140)    (4,059)
  Payments to Lennar Corporation............................    (12,526)   (73,752)
                                                              ---------    -------
      Net cash provided by (used in) financing activities...    413,177    (70,662)
                                                              ---------    -------
  Net increase in cash and cash equivalents.................     23,686      2,024
  Cash and cash equivalents at beginning of period..........     34,059      2,295
                                                              ---------    -------
  Cash and cash equivalents at end of period................  $  57,745      4,319
                                                              =========    =======
Supplemental disclosures of non-cash investing and financing activities:
  Purchases of investment securities financed...............  $  34,956     47,171
  Purchase of a mortgage loan financed......................  $ 105,000         --
Spin-off of LNR from Lennar Corporation:
  Increase in Lennar Corporation's investment due to
    transfers of assets and liabilities to Lennar
    Corporation, prior to the spin-off......................  $      --      4,612

     See accompanying notes to consolidated condensed financial statements.

                   LNR PROPERTY CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                AUGUST 31, 1998

1.  BASIS OF PRESENTATION AND CONSOLIDATION

     The accompanying consolidated condensed financial statements include the accounts of LNR Property Corporation and its subsidiaries (the "Company"). The assets, liabilities and results of operations of entities (both corporations and partnerships) in which the Company has a controlling interest have been consolidated. The ownership interests of noncontrolling owners in such entities are reflected as minority interests. The Company's investments in partnerships (and similar entities) in which less than a controlling interest is held are accounted for by the equity method (when significant influence can be exerted by the Company), or the cost method. All significant intercompany transactions and balances have been eliminated. The financial statements have been prepared by management without audit by independent public accountants and should be read in conjunction with the November 30, 1997 audited financial statements in the Company's Annual Report on Form 10-K for the year then ended. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for fair presentation of the accompanying consolidated condensed financial statements have been made.

2.  NET EARNINGS PER SHARE

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" beginning in the first quarter of 1998. The statement requires that earnings per share be calculated and presented on a basic and diluted basis. Net earnings per share for all periods presented have been restated to conform with SFAS No. 128.

     Basic net earnings per share is computed by dividing the Company's net earnings by the weighted average number of shares outstanding during the period. Diluted net earnings per share is computed by dividing the Company's net earnings by the weighted average number of shares outstanding and the dilutive impact of common stock equivalents, primarily stock options. The dilutive impact of common stock equivalents is determined by applying the treasury stock method.

3.  RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year consolidated condensed financial statements to conform to the current year presentation.

4.  ACQUISITION

     On February 18, 1998, the Company entered into an agreement to purchase from Pacific Harbor Capital, Inc., a wholly-owned subsidiary of PacifiCorp, controlling interests in a group of entities as well as certain direct partnership interests, known as the Affordable Housing Group ("AHG"), which own multi-family and senior housing properties, many of which qualify for Low-Income Housing Tax Credits under Section 42 of the Internal Revenue Code.

     As of August 31, 1998, the Company completed the purchase of certain interests which own 40 of the properties. The remaining two interests closed during the fourth quarter. The aggregate amount of consideration was $81 million, subject to certain post-closing adjustments, plus the assumption of approximately $45 million of future equity commitments. The purchase price paid for assets acquired as of August 31, 1998 was approximately $76 million. At August 31, 1998, the Company's balance sheet included AHG balances as follows: operating properties of approximately $194 million, investments in partnerships of approximately $14 million and approximately $133 million of property-specific mortgage financing that is non-recourse to the Company.

PROSPECTUS

                            LNR Property Corporation

                                  Common Stock
                                Preferred Stock
                               Depositary Shares
                                Debt Securities
                                    Warrants
                                 and Guarantees

     We may from time to time offer our common stock, preferred stock (which we may issue in one or more series), depositary shares representing shares of preferred stock, debt securities (which we may issue in one or more series) or warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities, at an aggregate initial offering price which will not exceed $400,000,000. We may also issue guarantees of the obligations of our subsidiaries or others under securities they issue. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or directly to purchasers.

     We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

     In each prospectus supplement we will include the following information:

     - The names of the underwriters or agents, if any, through which we will sell the securities;

     - The proposed amounts of securities, if any, which the underwriters will purchase;

     - The compensation, if any, of those underwriters or agents;

     - The initial public offering price of the securities;

     - Information about securities exchanges or automated quotation systems on which the securities will be listed or traded; and

     - Any other material information about the offering and sale of the securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               December 10, 1998

                               TABLE OF CONTENTS

                                  PAGE
                                  ----
FORWARD-LOOKING INFORMATION.....    2
THE COMPANY.....................    2
USE OF PROCEEDS.................    3
RATIO OF EARNINGS TO FIXED
  CHARGES.......................    3
DESCRIPTION OF DEBT
  SECURITIES....................    3
DESCRIPTION OF WARRANTS.........    7
DESCRIPTION OF COMMON STOCK AND
  PREFERRED SECURITIES..........    7

                                  PAGE
                                  ----
DESCRIPTION OF DEPOSITARY
  SHARES........................    9
DESCRIPTION OF GUARANTEES.......   11
LEGAL MATTERS...................   11
EXPERTS.........................   12
INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE........   12
INFORMATION WE FILE.............   12

                           -------------------------

                          FORWARD-LOOKING INFORMATION

     We make forward-looking statements about our business in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in our forward-looking statements are reasonable, it is possible they will prove not to have been correct, particularly given the cyclical nature of the commercial real estate market, in addition to the cyclical nature of the commercial real estate business. Among the factors which create uncertainties about our future performance are changes in interest rates, changes in demand for commercial real estate nationally, in areas in which we own properties, or in areas in which properties securing mortgages we own are located, changes in the demand for real estate related securities, and national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due.

                                  THE COMPANY

     We are a real estate investment and management company. We structure and make real estate related investments and, through our expertise in developing and managing properties, we seek to enhance the value of those investments. We and our predecessor have been engaged in the development, ownership and management of commercial and multi-family residential properties since 1969.

     Our activities primarily consist of:

     - Developing and managing commercial and multi-family residential properties;

     - Acquiring, managing and repositioning commercial and multi-family residential real estate loans and properties;

     - Acquiring (often in partnership with financial institutions and real estate funds) and managing portfolios of real estate assets;

     - Investing in unrated and non-investment grade rated commercial mortgage-backed securities ("CMBS") as to which we have the right to be special servicer (i.e., to oversee workouts of underperforming and nonperforming loans); and

     - Making high yielding real estate related loans and equity investments.

     We adjust our investment focus from time to time to adapt to changes in markets and phases of the real estate cycle.

     Lennar Corporation formed our company in June 1997 to separate Lennar's real estate investment and management business from its homebuilding business. On October 31, 1997, Lennar distributed our stock to Lennar's stockholders in a tax-free spin-off. We treat activities conducted by Lennar, as our predecessor, of the type we currently conduct as our own historical activities.

                                USE OF PROCEEDS

     Except as may be set forth in a particular prospectus supplement, we will add the net proceeds from sales of securities to our general corporate funds, which we may use to repay indebtedness, for acquisitions or for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

                          NINE MONTHS             YEARS ENDED NOVEMBER 30,
                             ENDED          -------------------------------------
                        AUGUST 31, 1998     1997    1996    1995    1994     1993
                       -----------------    ----    ----    ----    -----    ----
Ratio of earnings to
  fixed charges(1)...        3.0x           3.6x    4.8x    5.5x    10.4x    9.6x

-------------------------

(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes and cumulative effect of changes in accounting principles plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (we did not have any material original issue discount, interest within rental expense or capitalized lease obligations during the periods presented).

     There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the debt securities under an indenture with The Bank of New York, as trustee, which we may supplement from time to time. The following paragraphs describe the provisions of the indenture. We are filing the indenture as an exhibit to the registration statement of which this prospectus is a part and you may inspect it at the office of the trustee.

GENERAL

     The debt securities will be direct, unsecured obligations of our company and may be either senior debt securities or subordinated debt securities. The indenture does not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities offered. Each prospectus supplement will describe:

     - the title of the debt securities and whether the debt securities are senior or subordinated debt securities;

     - any limit upon the aggregate principal amount of a series of debt securities which we may issue;

     - the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

     - the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

     - the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

     - the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

     - any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities;

     - the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

     - any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

     - any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

     - the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

     - any special or modified events of default or covenants with respect to the debt securities; and

     - any other material terms of the debt securities.

     To the extent that the description of a particular series of debt securities contained in a prospectus supplement is inconsistent with the general description in this "Description of Debt Securities," the description contained in the prospectus supplement will replace the description in this prospectus.

     The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supple-mental indentures relating to particular series of debt securities may contain provisions of that type.

     We may issue debt securities at a discount from their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount.

     If the principal of, premium, if any, or interest with regard to any series of debt securities is payable in a foreign currency, we will describe in the prospectus supplement relating to those debt securities any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

FORM OF DEBT SECURITIES

     We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

     We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

EVENTS OF DEFAULT AND REMEDIES

     An event of default with respect to each series of debt securities will include:

     - our default in payment of the principal of or premium, if any, on any debt securities of that series;

     - our default for a period specified in a supplemental indenture, which may be no period, in payment of any installment of interest, if any, on any debt securities of that series;

     - our default for a period specified in the supplemental indenture after notice in the observance or performance of any other covenants in the indenture; and

     - certain events involving our bankruptcy, insolvency or reorganization.

     Supplemental indentures relating to particular series of debt securities may include other events of default.

     The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

     The indenture provides that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the series of debt securities then outstanding may declare the principal of and accrued interest, if any, on all the series of debt securities to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the series of debt securities then outstanding.

     The holders of a majority in outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

     A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

MODIFICATION OF THE INDENTURE

     We and the trustee may:

     - without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities;

     - with the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under the indenture, modify the indenture or the rights of the holders of the debt securities generally; and

     - with the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

     However, we may not:

     - extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any of our other securities, without the consent of each holder of debt securities who will be affected; or

     - reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

MERGERS AND OTHER TRANSACTIONS

     We may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless (i) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture, and
(ii) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

CONCERNING THE TRUSTEE

     The Bank of New York, the trustee under the indenture, provides, and may continue to provide, loans and banking services to us in the ordinary course of its business.

GOVERNING LAW

     The indenture, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York State.

                            DESCRIPTION OF WARRANTS

     Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

     - the securities which may be purchased by exercising the warrants (which may be common stock, preferred stock, debt securities, depositary shares or units consisting of two or more of those types of securities);

     - the exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration);

     - the period during which the warrants may be exercised;

     - any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

     - the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

     - any other material terms of the warrants.

              DESCRIPTION OF COMMON STOCK AND PREFERRED SECURITIES

     Our authorized capital stock consists of 150,000,000 shares of common stock, $0.10 par value, 40,000,000 shares of class B common stock, $0.10 par value, and 500,000 shares of preferred stock, $10.00 par value. At October 31, 1998, 24,846,000 shares of common stock, 10,754,000 shares of class B common stock and no shares of preferred stock were outstanding.

PREFERRED STOCK

     We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the preferred stock to which it relates:

     - the title of the series;

     - any limit upon the number of shares of the series which may be issued;

     - the preference, if any, to which holders of the series will be entitled upon our liquidation;

     - the date or dates on which we will be required or permitted to redeem shares of the series;

     - the terms, if any, on which we or holders of the series will have the option to cause shares of the series to be redeemed;

     - the voting rights of the holders of the preferred stock;

     - the dividends, if any, which will be payable with regard to the series (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative);

     - the right, if any, of holders of the series to convert them into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

     - any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series; and

     - any other material terms of the series.

     Holders of shares of preferred stock will not have preemptive rights.

COMMON STOCK

     All the outstanding shares of our common stock are fully paid and nonassessable and entitled to participate equally and ratably in dividends and in distributions available for the common stock on liquidation. Each share is entitled to one vote for the election of directors and upon all other matters on which the common stockholders vote. Holders of common stock are not entitled to cumulative votes in the election of our directors.

     The transfer agent and registrar for the common stock is Boston EquiServe L.P., Canton, Massachusetts.

CLASS B COMMON STOCK

     Our class B common stock is identical in every respect with our common stock, except that (a) each share of class B common stock is entitled to ten votes on each matter submitted to the vote of the common stockholders, while each share of common stock is entitled to only one vote, (b) the cash dividends, if any, paid with regard to the class B common stock in a year cannot be more than 90% of the cash dividends, if any, paid with regard to the common stock in that year, (c) a holder cannot transfer class B common stock, except to a limited group of Permitted Transferees (primarily close relatives of the class B stockholder, fiduciaries for the class B stockholder or for close relatives, and entities of which the class B stockholder or close relatives are majority owners), (d) class B common stock may at any time be converted into common stock, but common stock may not be converted into class B common stock, (e) amendments to provisions of our Certificate of Incorporation relating to the common stock or the class B common stock require the approval of a majority of the shares of common stock which are voted with regard to them (as well as approval of a majority in voting power of all the outstanding common stock and class B common stock combined), and (f) under Delaware law, certain matters affecting the rights of holders of class B common stock may require approval of the holders of the class B common stock voting as a separate class.

     Leonard Miller, a member of our Board, currently owns, through two limited partnerships of which a corporation wholly-owned by him is the sole general partner, 9,897,930 shares of class B common stock, which is 92.0% of the outstanding class B common stock and 27.8% of the outstanding common stock of both classes. Mr. Miller's class B common stock gives him 74.8% of the total votes which can be cast by the holders of both classes of common stock. Even if Mr. Miller converted 5,961,315 shares of class B common stock into common stock and sold that common stock, thereby reducing his holdings to 11.1% of the total common stock of both classes, Mr. Miller would be entitled to cast more than 50% of the votes. Mr. Miller has no current intention to convert any class B common stock into common stock, or to sell any common stock, although, unless otherwise stated in a particular prospectus supplement, he would be free to do so at any time.

     The existence of class B common stock, which has substantially greater voting rights than the common stock, probably would discourage non-negotiated tender offers and other types of non-negotiated takeovers, if any were contemplated. Mr. Miller's ownership of class B common stock would make it impossible for anyone to acquire voting control of us as long as Mr. Miller's class B common stock represents at least 9.1% of the combined common stock of both classes and the total outstanding class B common stock is at least 10% of the combined common stock of both classes (if at any time the outstanding shares of class B common stock are less than 10% of the outstanding shares of both classes of common stock taken together, the class B common stock will automatically be converted into common stock).

                        DESCRIPTION OF DEPOSITARY SHARES

     We may issue depositary receipts representing interests in shares of particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

     While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

     DIVIDENDS AND OTHER DISTRIBUTIONS. Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depository receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

     WITHDRAWAL OF PREFERRED STOCK. A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

     REDEMPTION OF DEPOSITARY SHARES. Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary's receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

     VOTING. Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

     LIQUIDATION PREFERENCE. Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to, what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

     CONVERSION. If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

     AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT. We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

     - all outstanding depositary shares to which it relates have been redeemed or converted or

     - the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

     MISCELLANEOUS. There will be provisions (i) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate, (ii) regarding compensation of the depositary, (iii) regarding resignation of the depositary, (iv) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct) and (v) indemnifying the depositary against certain possible liabilities.

                           DESCRIPTION OF GUARANTEES

     We may guarantee debt securities, preferred stock or other securities issued by our subsidiaries or others. Our guarantee may be total or may be limited to particular amounts or to particular obligations under the guaranteed securities. If the issuance of the guaranteed securities must be registered under the Securities Act of 1933, as amended, the prospectus relating to the guaranteed securities will also constitute a prospectus supplement regarding our guarantee. That prospectus /prospectus supplement will include a description of the nature and the extent of our guarantee.

                                 LEGAL MATTERS

     Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, will pass upon the validity of the securities we are offering by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

                                    EXPERTS

     Deloitte & Touche LLP, independent auditors, have audited our consolidated financial statements and the related financial statement schedules incorporated by reference into this prospectus and the registration statement of which it is a part from our Annual Report on Form 10-K for the fiscal year ended November 30, 1997. Deloitte & Touche's reports are incorporated by reference in this Prospectus in reliance upon their reports given upon their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are incorporating by reference in this prospectus the following documents which we have previously filed with the Securities and Exchange Commission under the File Number 1-13223:

          (a) our Annual Report on Form 10-K for the fiscal year ended November 30, 1997;

          (b) our Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 1998, May 31, 1998 and August 31, 1998;

          (c) our Current Reports on Form 8-K and 8-K/A filed May 18, 1998 and July 14, 1998;

          (d) our definitive proxy statement filed March 9, 1998; and

          (e) the description of our common stock contained in our registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, as that description has been altered by amendment or reports filed for the purpose of updating that description.

     Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

     We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to LNR Property Corporation, 760 Northwest 107th Avenue, Miami, Florida 33172, attention: Director of Investor Relations (Telephone:305-485-2000).

                              INFORMATION WE FILE

     We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an

Internet site that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that site is http:\\www.sec.gov. Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

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     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS ABOUT THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND ANY SALE OF SECURITIES OFFERED HEREBY DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AFTER THIS DATE.

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
           PROSPECTUS SUPPLEMENT
Forward-Looking Information..........   S-2
Prospectus Supplement Summary........   S-3
Risk Factors.........................  S-16
Use of Proceeds......................  S-22
Capitalization.......................  S-23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................  S-24
Business.............................  S-32
Management...........................  S-42
Description of Certain
  Indebtedness.......................  S-46
Description of the Notes.............  S-49
Underwriting.........................  S-81
Legal Matters........................  S-82
Experts..............................  S-82
Information We File..................  S-82
Index to Financial Statements........   F-1

                PROSPECTUS
Forward-Looking Information..........     2
The Company..........................     2
Use of Proceeds......................     3
Ratio of Earnings to Fixed Charges...     3
Description of Debt Securities.......     3
Description of Warrants..............     7
Description of Common Stock and
  Preferred Securities...............     7
Description of Depositary Shares.....     9
Description of Guarantees............    11
Legal Matters........................    11
Experts..............................    12
Incorporation of Certain Documents by
  Reference..........................    12
Information We File..................    12

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                               LNR PROPERTY LOGO

                                  $100,000,000

                          10 1/2% SENIOR SUBORDINATED

                                 NOTES DUE 2009

                    ----------------------------------------
                             PROSPECTUS SUPPLEMENT
                    ---------------------------------------

                                 BT ALEX. BROWN
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                           JEFFERIES & COMPANY, INC.
                                JANUARY 20, 1999

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